SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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ASHLAND GLOBAL HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

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PRELIMINARY COPY – SUBJECT TO COMPLETION

Ashland Global Holdings Inc.
50 E. RiverCenter Blvd. Covington, KY 41011

December [●], 2018

Dear Ashland Global Holdings Inc. Stockholder:

On behalf of your Board of Directors and management, I am pleased to invite you to the 2019 Annual Meeting of Stockholders of Ashland Global Holdings Inc. The meeting will be held on [●], at [●] (EST), at [●].

The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the business to be conducted at the meeting. Also included are a BLUE proxy card and postage-paid return envelope. BLUE proxy cards are being solicited on behalf of the Board of Directors of Ashland.

You are urged to read the Proxy Statement carefully and, whether or not you plan to attend the meeting, to promptly submit a proxy: (a) by telephone or the Internet following the easy instructions on the enclosed BLUE proxy card or (b) by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided.

Your vote will be especially important at this year’s annual meeting. As you may have heard, Cruiser Capital Advisors, LLC (together with affiliated investment funds led by Mr. Keith Rosenbloom) (“Cruiser”) has provided notice of its intent to nominate a slate of four nominees for election as directors at the meeting in opposition to your Board of Directors’ recommended nominees.

Your Board of Directors does not endorse any of the Cruiser nominees and unanimously recommends that you vote FOR the election of each of your Board of Directors’ nominees using the enclosed BLUE proxy card. Your Board of Directors strongly urges you not to sign or return any White proxy card sent to you by Cruiser. If you have previously submitted a White proxy card sent to you by Cruiser, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted on at the meeting by using the enclosed BLUE proxy card. Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the attached Proxy Statement.

Your vote is extremely important no matter how many shares you own. If you have any questions or require any assistance with voting your shares, please contact Ashland’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll-free: 1 (877) 456-3402

Banks and Brokers may call collect: 1 (212) 750-5833

We appreciate your continued confidence in Ashland and look forward to seeing you at the meeting.

Sincerely,

William A. Wulfsohn Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

Ashland Global Holdings Inc., a Delaware corporation, will hold its Annual Meeting of Stockholders on [●], at [●] (EST). The Annual Meeting will be held at the following location and for the purposes listed below:

Where:	[●]

Items of Business:

(1)     Election as directors of the 10 nominees named in the accompanying proxy statement for one-year terms expiring at the next annual meeting of stockholders and until their successors are duly elected and qualified;

(2) To ratify the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2019;

(3)     To vote upon a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion; and

(4) To consider any other business properly brought before the Annual Meeting.

Who Can Vote:	Only stockholders of record at the close of business on December 10, 2018 are entitled to vote at the Annual Meeting or any adjournment of that meeting.

You can vote in one of several ways:

Visit the website listed on the enclosed BLUE proxy card to vote VIA THE INTERNET
Call the telephone number specified on the enclosed BLUE proxy card to vote BY TELEPHONE
Sign, date and return the enclosed BLUE proxy card in the postage-paid envelope provided to vote BY MAIL
Attend the meeting to vote IN PERSON

If you are a participant in the Ashland Employee Savings Plan (the “Employee Savings Plan”), the Ashland Union Employee Savings Plan (the “Union Plan”), the International Specialty Products Inc. 401(k) Plan (the “ISP Plan”) or the Pharmachem Profit Sharing Plan (the “Pharmachem Plan”) (together “the Plans”), your vote will constitute voting instructions to Fidelity Management Trust Company, who serves as trustee of the Plans (the “Trustee”), for the shares held in your account.

If you are a participant in any of the Plans, then the independent tabulator for the Plans (the “Plan Tabulator”) must receive all voting instructions, whether given by telephone, over the Internet or by mail, before [●] (EST) on [●]. You may not vote your shares in the Plans in person at the Annual Meeting.

Please note that Cruiser Capital Advisors, LLC (together with affiliated investment funds led by Mr. Keith Rosenbloom) (“Cruiser”) has provided notice of its intent to nominate a slate of four nominees for election as directors at the meeting in opposition to your Board of Directors’ recommended nominees. You may receive solicitation materials from Cruiser, including proxy statements and White proxy cards. Ashland is not responsible for the accuracy of any information provided by or relating to Cruiser or its nominees contained in solicitation materials filed or disseminated by or on behalf of Cruiser or any other statements Cruiser may make.

Your Board of Directors does NOT endorse any of the Cruiser nominees and unanimously recommends that you vote FOR the election of each of your Board of Directors’ nominees by using the enclosed BLUE proxy card. Your Board of Directors strongly urges you not to sign or return any White proxy card sent to you by Cruiser. If you have previously submitted a White proxy card, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted on at the meeting by using the enclosed BLUE proxy card. Only your last dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the attached proxy statement.

By Order of the Board of Directors,

PETER J. GANZ
Senior Vice President, General Counsel and Secretary

Covington, Kentucky

December [●], 2018

PROXY SUMMARY

This proxy summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more complete information regarding Ashland Global Holdings Inc.’s fiscal 2018 performance, please review the Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

Annual Meeting Information

Date & Time:	[●]
Address:	[●]
Record Date:	December 10, 2018
Voting:	Stockholders as of the Record Date are entitled to vote.

Voting Matters

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Board’s Recommendations
Proposal One. The election of 10 director nominees that possess the necessary qualifications to provide guidance to the Company’s management (page 12)	FOR ALL of your Board’s Director Nominees
Proposal Two. Ratification of the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2019 (page 84)	FOR
Proposal Three. A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers (page 85)	FOR

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Director Nominees

The table below summarizes information about each of your Board’s director nominees. The ten nominees receiving the greatest number of the votes cast for their election shall be elected. See pages 14 to 22 for complete biographical information for each of your Board’s nominees. Your Board of Directors recommends that you vote FOR each of your Board’s director nominees.

Name	Age	Director Since	Primary Occupation	Independent	Committee Memberships
Brendan M. Cummins	67	2012	Former Consultant to The Valence Group; Former Chief Executive Officer of Ciba Specialty Chemicals	✓	AC; G&N (Chair)
William G. Dempsey	67	2016	Former Executive Vice President of Global Pharmaceuticals at Abbott Laboratories	✓	AC; EHS&Q; G&N
Jay V. Ihlenfeld	67	2017	Former Senior Vice President of 3M Company	✓	AC; EHS&Q
Susan L. Main	60	2017	Senior Vice President and Chief Financial Officer of Teledyne Technologies Incorporated	✓	AC (Chair); G&N
Jerome A. Peribere	64	2018	Former President and Chief Executive Officer of Sealed Air Corporation	✓	Comp; EHS&Q
Mark C. Rohr	67	2008	Chairman and Chief Executive Officer of Celanese Corporation	✓	AC; EHS&Q
Janice J. Teal	66	2012	Former Group Vice President and Chief Scientific Officer for Avon Products Inc.	✓	EHS&Q (Chair); Comp
Michael J. Ward	68	2001	Retired Chairman of the Board and Chief Executive Officer of CSX Corporation	✓	Comp; G&N
Kathleen Wilson-Thompson	61	2017	Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance Inc.	✓	Comp; EHS&Q
William A. Wulfsohn	56	2015	Chairman of the Board and Chief Executive Officer of Ashland Global Holdings Inc.

Committees:

AC – Audit Committee	EHS&Q – Environmental, Health, Safety and Quality Committee
Comp – Compensation Committee	G&N – Governance and Nominating Committee

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Please note that Cruiser Capital Advisors, LLC (together with affiliated investment funds led by Mr. Keith Rosenbloom) (“Cruiser”) has provided notice of its intent to nominate a slate of four nominees for election as directors at the meeting in opposition to your Board of Directors’ recommended nominees. You may receive solicitation materials from Cruiser, including proxy statements and White proxy cards. Ashland is not responsible for the accuracy of any information provided by or relating to Cruiser or its nominees contained in solicitation materials filed or disseminated by or on behalf of Cruiser or any other statements Cruiser may make.

Your Board of Directors does NOT endorse any of the Cruiser nominees and unanimously recommends that you vote FOR the election of each of your Board of Directors’ nominees by using the enclosed BLUE proxy card. Your Board of Directors strongly urges you not to sign or return any White proxy card sent to you by Cruiser. If you have previously submitted a White proxy card, you can revoke that proxy and vote for your Board of Directors’ nominees and on the other matters to be voted on at the meeting by using the enclosed BLUE proxy card. Only your last dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the annual meeting as described on page 3 of this proxy statement.

Performance and Compensation Summary

Fiscal 2018 Performance

Fiscal 2018 was a year of progress on Ashland’s value creation plan. This growth is being driven by specific actions we have taken to sustain and grow Ashland’s premium mix while also improving competitiveness. The execution of our plan contributed to the Company’s positive results:

•	Net income was $114 million compared to $28 million in fiscal 2017.

•	Adjusted EBITDA increased by 20%, to $683 million, compared to $570 million in 2017.

•	Sales rose 15%, to $3.74 billion, with double-digit increases in profitability coming from all three reportable segments (Specialty Ingredients, Composites, and Intermediates and Solvents).

•

Specialty Ingredients’ operating income totaled $314 million, compared to $233 million in fiscal 2017, while Adjusted EBITDA grew to $574 million compared to $493 million in fiscal 2017. Operating income margin within Specialty Ingredients was 12.7 percent, up 220 basis points from the previous year. Adjusted EBITDA margin within Specialty Ingredients was 23.2 percent, up 100 basis points from the previous year. This increase was achieved through aggressive pricing actions, multiple product launches to improve product mix and profitability, targeted volume initiatives to drive positive absorption, and reduced spending.

•	Within Composites, full-year operating income was $73 million, compared to $67 million for the prior year. Adjusted EBITDA increased to $95 million, up from $89 million in fiscal 2017.

•

Within Intermediates and Solvents (“I&S”), operating income was $31 million compared to an operating loss of $12 million in fiscal 2017. I&S increased Adjusted EBITDA to $61 million, up from $26 million in the prior year.

As part of the EBITDA margin acceleration program, Ashland is on track to achieve its target of $120 million in total run-rate savings by end of calendar 2019.

The market recognized our progress to deliver enhanced shareholder value—during fiscal 2018 our stock price increased 28%. We expect continued improvement in fiscal 2019 and beyond as we realize the benefits from the EBITDA margin acceleration program and become a pure-play specialty chemicals company following the divestiture of our Composites business and butanediol (BDO) manufacturing facility in Marl, Germany.

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EBITDA and Adjusted EBITDA are non-GAAP measures and are reconciled to net income for Ashland and operating income for each segment in Appendix B.

Ashland’s Compensation Program at a Glance

Our executive compensation program is designed to create a pay-for-performance culture by aligning compensation to the achievement of our financial and strategic objectives and our stockholders’ interests. We strive to provide our NEOs with a compensation package that is aligned with the median of our Compensation Peer Group, with the expectation, based on a comparison to executives in the Compensation Peer Group and a review of other competitive market information, that above-target performance will result in above-median pay and below-target performance will result in below-median pay. The Compensation Committee annually reviews the base salaries and the annual and long-term target opportunities of our NEOs to determine whether these programs competitively reward our NEOs for their services.

2018 Key Compensation Decisions

Base Salary:

•	The Compensation Committee did not increase the base salary of Mr. Wulfsohn.

•

The Compensation Committee approved merit increases to base salary for Messrs. Willis, Ganz and Silverman and Ms. Schumann, as well as additional increases to base salary for Mr. Silverman and Ms. Schumann in connection with their assumption of expanded responsibilities.

Annual and Long-Term Incentive Metrics and Goals:

•	Mr. Wulfsohn’s annual and long-term target incentive opportunities did not increase.

•

The Compensation Committee decreased Mr. Silverman’s annual and long-term target incentive opportunities to further align Mr. Silverman’s overall compensation with competitive practices and his internal peers.

•	Ms. Schumann’s long-term target incentive opportunity increased by 10 percentage points, and will increase by an additional 50% to align her compensation with Messrs. Willis and Ganz.

•

Beginning with the fiscal 2018 performance period, the Compensation Committee used Adjusted EBITDA and Free Cash Flow as annual incentive metrics. These are non-GAAP measures and are reconciled to the applicable GAAP measurements in Appendix B.

•	Our fiscal year 2018 Adjusted EBITDA and Free Cash Flow targets were set above our fiscal 2017 actual results.

Additional Information

For additional information, please see the proxy statement below.

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PROXY STATEMENT

ASHLAND GLOBAL HOLDINGS INC.

Annual Meeting on [●]

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What matters will be voted on at the Annual Meeting?

A:	(1)

Election of 10 directors to your Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Your Board unanimously recommends that you vote FOR the election of all of your Board’s nominees: Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson and William A. Wulfsohn;

	(2)	Ratification of Ernst & Young LLP (“EY”) as Ashland’s independent registered public accountants for fiscal 2019; and

	(3)

A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Q:	Why am I receiving this proxy statement?

A:

Ashland Global Holdings Inc. (“Ashland” or the “Company”) is delivering this proxy statement and the accompanying proxy materials, including a BLUE proxy card, to you in connection with the solicitation of proxies by and on behalf of your Board of Directors, for use at the Annual Meeting, which will take place on [●], and at any adjournments and postponements thereof. This proxy statement is intended to assist you in making an informed vote on the proposals described in this proxy statement. This proxy statement and the accompanying BLUE proxy card and other materials are first being mailed on or about December [●], 2018 in connection with the solicitation of proxies on behalf of your Board of Directors.

Q:	Have other candidates been nominated for election at the Annual Meeting in opposition to the Board’s nominees?

A:

Yes. Cruiser, a stockholder of the Company, has notified the Company of its intent to nominate a slate of four nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by your Board of Directors. Your Board of Directors does not endorse any of the Cruiser nominees and recommends that you vote FOR the election of each of the nominees proposed by your Board of Directors by using the BLUE proxy card accompanying this proxy statement. Your Board of Directors strongly urges you not to sign or return any White proxy card sent to you by Cruiser.

Q:	What are the recommendations of the Board of Directors?

A:	Your Board of Directors recommends that you vote your shares on your BLUE proxy card as follows:

•	FOR the election of the directors nominated by your Board of Directors;

•	FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal year 2019; and

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•	FOR the approval, on a non-binding advisory basis, of the compensation paid to Ashland’s named executive officers.

Your Board of Directors strongly urges you not to sign or return any proxy card sent to you by Cruiser.

Q:	Who may vote at the Annual Meeting?

A:

Stockholders of Ashland at the close of business on December 10, 2018 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were [●] shares of Ashland Common Stock outstanding. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:

All Ashland stockholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. All attendees will be required to provide a government-issued current form of photo identification. If your shares are held in the name of a broker, bank or other nominee, you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares in order to enter the Annual Meeting.

Q:	What shares are included on the enclosed BLUE proxy card?

A:

If you are a registered stockholder of Ashland as of the Record Date, the enclosed BLUE proxy card represents all shares of Ashland Common Stock that are registered in your name as well as any shares you hold in the dividend reinvestment plan (the “DRP”) administered by EQ Shareowner Services (“EQ”) for investors in Ashland Common Stock. If your shares are held through a broker, bank or other nominee, your broker, bank or other nominee has enclosed a BLUE voting instruction form for you to use to direct it how to vote the shares held by such broker, bank or other nominee. Please return your completed BLUE voting instruction form to your broker, bank or other nominee. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well. If you hold shares in the Employee Savings Plan, the Union Plan, the ISP Plan, or the Pharmachem Plan, the Trustee for such plans will separately send you proxy materials together with a voting instruction form for you to use to direct it how to vote, and may also provide the opportunity for you to vote by telephone or by Internet.

Q:	What does it mean if I receive more than one BLUE proxy card on or about the same time?

A:

It generally means that you hold shares registered in more than one account. In order to vote all of your shares, please sign, date and return each BLUE proxy card or voting instruction form in the postage-paid envelope provided or, if you vote via the Internet or telephone, please be sure to vote using each BLUE proxy card or voting instruction form you receive.

If Cruiser proceeds with its previously announced alternative director nominations, we will likely conduct multiple mailings prior to the Annual Meeting so that stockholders have our latest proxy information and materials to vote. We will send you a new BLUE proxy card with each mailing, regardless of whether you have previously voted. The latest-dated proxy you submit will be counted, and, if you wish to vote as recommended by your Board of Directors, then you should only submit BLUE proxy cards.

Q:	How do I vote my shares?

A:

We encourage all stockholders to submit proxies in advance of the Annual Meeting by telephone, by Internet or by mail. Sending your proxy by any of these methods will not affect your right to attend and vote at the Annual Meeting in person or by executing a proxy designating a representative to vote for you at the Annual Meeting.

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If you are a registered stockholder as of the Record Date, you can vote (i) by following the instructions on the enclosed BLUE proxy card to vote by telephone or Internet, (ii) by signing, dating and mailing the enclosed BLUE proxy card in the postage-paid envelope provided or (iii) by attending the Annual Meeting and voting by ballot in person. We urge you to use the enclosed BLUE proxy card to vote FOR your Board’s nominees.

If you hold shares through a broker, bank or other nominee, that institution has enclosed a BLUE voting instruction form for you to use to direct it how to vote those shares held by such broker, bank or other nominee. Your ability to vote by telephone or over the Internet depends upon your broker, bank or other nominee’s voting process. Please follow the instructions on your BLUE voting instruction form carefully.

Even if you plan to attend the Annual Meeting in person, we encourage you to vote your shares by submitting your proxy in advance of the Annual Meeting. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must provide a “legal proxy” issued in your name from the institution that holds your shares.

Q:	How do I vote my shares in the DRP?

A:

The enclosed BLUE proxy card represents all shares of Ashland Common Stock that are registered in your name as well as any shares you hold in the DRP administered by EQ for investors in Ashland Common Stock. Therefore you may vote your DRP shares (together with your shares of Ashland common Stock) (i) by attending the Annual Meeting, (ii) by following the instructions on the enclosed BLUE proxy card to vote by telephone or Internet or (iii) by signing, dating and mailing the enclosed BLUE proxy card in the postage-paid envelope provided. We urge you to use the enclosed BLUE proxy card to vote FOR your Board’s nominees.

Q:	How will the Trustee of the Employee Savings Plan, the Union Plan, the ISP Plan and the Pharmachem Plan vote?

A:

Each participant in the Employee Savings Plan, the Union Plan, the ISP Plan or the Pharmachem Plan may instruct the Trustee on how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. In the case of the Union Plan, the ISP plan and the Pharmachem Plan, such instructions will additionally be applied to a proportionate number of shares of Ashland Common Stock held in all other plan participants’ accounts for which voting instructions are not timely received by the Trustee (the “non-directed shares”). In the case of the Employee Savings Plan, each participant may separately instruct the Trustee on how to vote a proportionate number of non-directed shares. Each participant who gives the Trustee any such instruction acts as a named fiduciary for the applicable plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Your vote must be received by the Plan Tabulator, before [●] (EST) on [●]. You may not vote your shares in such plans in person at the Annual Meeting.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:

Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Secretary in writing at 50 E. RiverCenter Boulevard, Covington, KY 41011, (b) returning a later dated proxy card or (c) entering a later dated telephone or Internet vote; or (2) by voting in person at the Annual Meeting. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting. Any changes or revocations of voting instructions to the Trustee of the Employee Savings Plan, the Union Plan, the ISP Plan or the Pharmachem Plan must be received by the Plan Tabulator, before [●] (EST) on [●].

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If you have already voted using a White proxy card sent to you by Cruiser, you have every right to change your vote and we urge you to revoke that proxy by voting in favor of your Board of Directors’ nominees by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided or following the instructions on your BLUE proxy card to vote by telephone or via the Internet. Only the latest validly executed proxy that you submit will be counted – any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

Q:	Who will count the vote?

A:	Representatives of [●] will tabulate the votes and will act as the inspector of election.

Q:	What constitutes a quorum?

A:

As of the Record Date, [●] shares of Ashland Common Stock were outstanding and entitled to vote. A majority of the shares issued and outstanding and entitled to be voted thereat must be present in person or by proxy to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum. Abstentions and broker non-votes (if any), as described below, will be treated as present for the purpose of determining a quorum.

Q:	What vote is required for the election of directors?

A:

Cruiser has notified Ashland of its intent to nominate a slate of four alternative nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by your Board. As a result, assuming such nominees are in fact proposed for election at the Annual Meeting and such nominations have not been withdrawn by Cruiser on or prior to the tenth day before we mail the Notice of Annual Meeting accompanying this proxy statement, the election of directors will be considered a contested election and, as provided under Article V of Ashland’s Certificate of Incorporation, directors will be elected on a plurality basis. This means that the 10 director nominees receiving the greatest number of votes cast ‘for’ their election will be elected.

It will NOT help elect the nominees recommended by your Board if you sign and return White proxy cards sent by Cruiser even if you vote to ‘withhold’ with respect to Cruisers directors using Cruiser’s White proxy card. In fact, doing so will cancel any previous vote you cast on a BLUE proxy card sent to you by Ashland. The only way to support your Board’s nominees is to vote FOR your Board’s nominees on the BLUE proxy card. ONLY THE LAST PROXY RECEIVED WILL BE COUNTED.

In the event that Cruiser withdraws its nominees on or prior to the tenth day before we mail the Notice of Annual Meeting accompanying this proxy statement, we will disclose such withdrawal to our stockholders and, as provided under Article V of Ashland’s Certificate of Incorporation, the affirmative vote of a majority of votes cast with respect to each director nominee will be required for the nominee to be elected. A majority of votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

Q:	What vote is required for approval of each other matter to be considered at the Annual Meeting?

A:	(1)	Ratification of independent registered public accountants — The appointment of EY will be ratified if votes cast in its favor exceed votes cast against it.

(2)	Non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers — The non-binding advisory resolution approving the compensation

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paid to Ashland’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, will be approved if the votes cast in its favor exceed the votes cast against it.

Q:	What is a broker non-vote?

A:

A broker non-vote occurs when brokers, banks or other nominees holding shares for a beneficial owner have discretionary authority to vote on “routine” matters brought before a stockholder meeting, but the beneficial owner of the shares fails to provide the broker, bank or other nominee with specific instructions on how to vote any “non-routine” matters brought to a vote at the stockholders meeting.

Under the rules of the New York Stock Exchange governing brokers’ discretionary authority, if you receive proxy materials from or on behalf of both Ashland and Cruiser, brokers, banks and other nominees holding your account will not be permitted to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether “routine” or not. As a result, there will be no broker non-votes by such brokers, banks or other nominees. If you do not submit any voting instructions to your broker, bank or other nominee, your shares will not be counted in determining the outcome of any of the proposals at the Annual Meeting, nor will your shares be counted for purposes of determining whether a quorum exists.

However, if you receive proxy materials only from Ashland, brokers, banks and other nominees will be entitled to vote your shares on “routine” matters without instructions from you. The only proposal that would be considered “routine” in such event is the proposal for the ratification of the appointment of EY as Ashland’s independent registered public accountants for fiscal 2019. A broker, bank or other nominee will not be entitled to vote your shares on any “non-routine” matters, absent instructions from you. “Non-routine” matters include the election of directors and the approval, on a non-binding advisory basis, of the compensation paid to Ashland’s named executive officers.

Consequently, if you receive proxy materials only from Ashland and you do not submit any voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may exercise its discretion to vote your shares on the proposal to ratify the appointment of EY. If your shares are voted on this proposal as directed by your broker, bank or other nominee, your shares will constitute broker non-votes on each of the other proposals. Broker non-votes will count for purposes of determining whether a quorum exists, but will not be counted as votes cast with respect to such proposals.

Q:	How will my shares be voted if I submit a BLUE proxy card but do not specify how I want to vote?

A:

If you submit a validly executed BLUE proxy card or voting instruction form but do not specify how you want to vote your shares with respect to a particular proposal, then your shares will be voted in line with the Board’s recommendations with respect to any such proposal, i.e., (i) FOR the election of your Board’s 10 director nominees, (ii) FOR the ratification of EY and (iii) FOR the non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

As of the date of this proxy statement, your Board of Directors knows of no business other than that set forth above to be transacted at the Annual Meeting, but if other matters requiring a vote do arise, it is the intention of Mr. Wulfsohn and Mr. Ganz, as the individuals to whom you are granting your proxy on the BLUE proxy card, to vote in accordance with their best judgment on such matters.

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Q:	What should I do with the White proxy cards sent to me by Cruiser?

A:

Cruiser has notified Ashland of its intent to propose its own director nominees for election at the Annual Meeting. We do not know whether Cruiser will in fact nominate individuals for election as directors at the Annual Meeting or solicit proxies. The nominations made by Cruiser have NOT been endorsed by your Board of Directors. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials used by Cruiser or any other statements that they may otherwise make.

Your Board of Directors does not endorse any of the Cruiser nominees and recommends that you disregard any White proxy card or other solicitation materials that may be sent to you by Cruiser. Voting to “WITHHOLD” with respect to any of Cruiser nominees on any White proxy card sent to you by Cruiser is not the same as voting “FOR” your Board’s nominees, because a vote to “WITHHOLD” with respect to any of Cruiser’s nominees on its White proxy card will revoke any previous proxy submitted by you. If you have already voted using a White proxy card sent to you by Cruiser, you have every right to change it and we urge you to revoke that proxy by voting in favor of your Board’s nominees by using the BLUE proxy card to vote by telephone or by Internet or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote once I vote by mail, by telephone or over the Internet?” on page 3. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1 (877) 456-3402.

Q:	How will broker non-votes and abstentions be treated?

A:

Ashland will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as entitled to vote on any “non-routine” matters. Abstentions will also be treated as present for the purpose of determining quorum but as unvoted shares for the purpose of determining the approval of any matter submitted for a vote. This means that broker non-votes and abstentions will have no effect on whether any of the proposals pass.

Accordingly, we urge you to promptly give instructions to your broker to vote FOR your Board’s nominees by using the BLUE voting instruction card provided to you by your custodian.

Q:	Where can I find the voting results of the meeting?

A:

We intend to announce preliminary voting results based on our proxy solicitor’s advice, at the Annual Meeting. We expect to report preliminary results based on the preliminary report of the Independent Inspector of Elections on a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting, and final results as certified by the Independent Inspector of Elections as soon as practicable thereafter. You can obtain a copy of the Form 8-K from our website at http://investor.ashland.com, by calling the SEC at 1-800-SEC-0330 for the location of the nearest public reference room or through the SEC’s EDGAR system at http://www.sec.gov.

Q:	Who can I contact if I have questions or need assistance in voting my shares, or if I need additional copies of the proxy materials?

A:	Please contact Innisfree M&A Incorporated, the firm assisting us in the solicitation of proxies, toll-free at 1 (877) 456-3402. Banks and brokers may call collect at 1 (212) 750-5833.

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BACKGROUND TO THE SOLICITATION

On October 27, 2017, Cruiser sent a letter to Peter J. Ganz, our Senior Vice President, General Counsel and Secretary, informing him that Cruiser intended to nominate a slate of three alternate nominees (the “Prior Cruiser Nominees”) for election as directors to the Board at the 2018 Annual Meeting in opposition to the nominees recommended by your Board.

During October and November 2017, the Company’s management and representatives of Cruiser discussed potential director candidates, including the Prior Cruiser Nominees. Consistent with the steps your Board regularly takes to refresh and strengthen its membership composition and to ensure it has the right mix of experience and capabilities, the Company also retained Russell Reynolds Associates, an experienced executive search firm that provides professional assistance and advice on director searches, to identify and evaluate independent director candidates, including nominees recommended by stockholders, for consideration by the Governance and Nominating Committee (the “G&N Committee”) and then the Board. As a result of these discussions and its evaluation of director candidates, the Company nominated Jerome A. Peribere, who was recommended by Cruiser, for election to the Board at the 2018 Annual Meeting.

On January 25, 2018, Mr. Peribere was elected to the Board at the 2018 Annual Meeting. Mr. Peribere’s election marked the second time in the last five years that the Company has nominated a director recommended by a stockholder.

On July 16, 2018, Cruiser again sent a letter to the Board, suggesting the addition of two new directors to the Board and the hiring of Dr. Bill Joyce as an advisor.

On July 23, 2018, Cruiser disclosed in a Schedule 13D filing that, together with its affiliates, it had beneficial ownership of approximately 2.3% of the Company’s outstanding common stock.

On September 12, 2018, the Board met and discussed the matters raised in Cruiser’s letter to the Board dated July 16, 2018 and evaluated, with the assistance of Russell Reynolds Associates, director candidates suggested by Cruiser in the letter based on their relevant backgrounds, skills and expertise.

On October 23, 2018, Cruiser sent a letter to Peter J. Ganz, Senior Vice President, General Counsel and Secretary, William A. Wulfsohn, Chairman and Chief Executive Officer, and Brendan Cummins, Chair of the G&N Committee, informing them that Cruiser intended to nominate a slate of four alternative nominees (the “Cruiser Nominees”) for election as directors to the Board at the 2019 Annual Meeting in opposition to the nominees recommended by your Board.

On October 25, 2018, Cruiser announced in an amendment to its Schedule 13D filing stating its intention to nominate the Cruiser Nominees to stand for election as directors to the Board at the Company’s 2019 Annual Meeting. Cruiser also disclosed that, together with its affiliates, it had beneficial ownership of approximately 2.5% of the Company’s outstanding common stock.

On November 20, 2018, Cruiser sent a letter to William A. Wulfsohn, Chairman and Chief Executive Officer, Barry Perry, Lead Independent Director and Brendan Cummins, Chair of the G&N Committee, restating its intent to nominate the Cruiser Nominees to stand for election to the Board at the Company’s 2019 Annual Meeting.

On November 14, 2018 and December 10, 2018, the G&N Committee and the Board met and discussed the composition of the current Board and reviewed and evaluated the Cruiser Nominees. As part of this review, with the assistance of Russell Reynolds Associates, the G&N Committee and the Board considered:

•	the relevant skills, achievements and experience of the Cruiser Nominees;

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•

that the Board, as currently constructed, is independent and diverse and has a broad range of experience and expertise in chemicals, research and development, finance, and other disciplines and industries that are relevant and important to the Company’s business and continued success at this important period in its transformation into a premier global specialty chemicals company; and

•	that, including Mr. Peribere, five of the Company’s directors have joined the Board within the past three years, and four have joined since the beginning of 2017.

Following its review and evaluation, the G&N Committee determined not to recommend the Cruiser Nominees and to instead recommend the Company’s existing directors (other than Barry W. Perry) as nominees to be included in the Board’s slate of director nominees for the 2019 Annual Meeting, in light of the fit of their backgrounds, skills, achievements and experiences with the Company.

Consistent with the Company’s director retirement policy set forth in the Corporate Governance Guidelines, Barry W. Perry, having reached his 72nd birthday, will retire from the Board as of the 2019 Annual Meeting and will not stand for reelection to the Board. Consequently, the Board determined to temporarily decrease the size of the Board to ten directors effective as of the 2019 Annual Meeting and to initiate a search for one new independent director.

Based upon the Company’s criteria for nominations of directors to the Board and the unanimous recommendation of the G&N Committee, the Board unanimously determined to nominate Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson and William A. Wulfsohn to serve until the 2020 Annual Meeting and not to nominate any of the Cruiser Nominees to be included in the Board’s slate of director nominees for the 2019 Annual Meeting.

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ASHLAND COMMON STOCK OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of October 31, 2018.

Name and Address of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned*
The Vanguard Group	5,299,344	(1)	8.48%
100 Vanguard Blvd. Malvern, Pennsylvania

BlackRock, Inc.	5,268,006	(2)	8.43%
55 East 52nd Street New York, New York 10022

*	Based on 62,487,188 shares of Ashland Common Stock outstanding as of October 31, 2018.

(1)

Based upon information contained in the Schedule 13G/A filed by The Vanguard Group (“Vanguard”) with the SEC on February 12, 2018, Vanguard beneficially owned 5,299,344 of Ashland Common Stock as of December 31, 2017, with sole voting power over 32,657 shares, shared voting power over 7,600 shares, sole dispositive power over 5,262,794 shares and shared dispositive power over 36,550 shares. Vanguard reported its beneficial ownership on behalf of itself and the following wholly owned subsidiaries: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(2)

Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 29, 2018, BlackRock beneficially owned 5,268,006 shares of Ashland Common Stock as of December 31, 2017, with sole voting power over 4,984,689 shares, shared voting power over no shares, sole dispositive power over 5,268,006 shares and shared dispositive power over no shares. BlackRock reported its beneficial ownership on behalf of itself and the following direct and indirect subsidiaries and affiliates: BlackRock Life Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; and BlackRock Fund Managers Ltd.

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ASHLAND COMMON STOCK OWNERSHIP OF

DIRECTORS AND EXECUTIVE OFFICERS OF ASHLAND

The following table shows, as of October 31, 2018, the beneficial ownership of Ashland Common Stock by each Ashland director and each Ashland executive officer named in the Summary Compensation Table of this proxy statement and the beneficial ownership of Ashland Common Stock by the directors and executive officers of Ashland as a group.

Common Stock Ownership

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
William A. Wulfsohn	208,705	*	(2)(3)(4)
J. Kevin Willis	105,310	*	(1)(2)(3)(4)
Peter J. Ganz	82,005	*	(2)(3)(4)
Anne T. Schumann	20,734	*	(1)(2)(3)(4)
Keith C. Silverman	6,660	*	(1)(2)(3)
Brendan M. Cummins	0	*	(2)
William G. Dempsey	4,573	*	(2)(5)
Jay V. Ihlenfeld	3,702	*	(2)(5)
Susan L. Main	2,719	*	(2)(5)
Jerome A. Peribere	1,883	*	(5)
Barry W. Perry*	57,013	*	(2)(5)
Mark C. Rohr	59,063	*	(2)(5)
Janice J. Teal	19,206	*	(2)(5)
Michael J. Ward	134,232	*	(2)(5)
Kathleen Wilson-Thompson	2,719	*	(2)(5)
All directors and executive officers as a group (17 people)	729,011	1.16%	(1)(2)(3)(4)(5)

*

Consistent with Ashland’s director retirement policy set forth in the Corporate Governance Guidelines, Mr. Perry will retire from the Board as of the 2019 Annual Meeting and will not stand for reelection.

As of October 31, 2018, there were 62,487,188 shares of Ashland Common Stock outstanding. None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of October 31, 2018. All directors and executive officers as a group owned 729,011 shares of Ashland Common Stock, which equaled 1.16% of the Ashland Common Stock outstanding as of October 31, 2018. Shares deemed to be beneficially owned are included in the number of shares of common stock outstanding on October 31, 2018, for computing the percentage ownership of the applicable person and the group, but shares are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)

Includes shares of Ashland Common Stock held under the Employee Savings Plan by executive officers: as to Mr. Willis, 17,710 shares; as to Ms. Schumann, 1,332 shares; as to Mr. Silverman, 1,076 shares; and as to all executive officers as a group, 20,600 shares. Participants can vote the Employee Savings Plan shares.

(2)

Includes grants of restricted stock units and restricted stock units acquired from the fiscal 2016–2018 Long Term Incentive Performance Plan to executive officers that vest within 60 days of October 31, 2018, and common stock units and/or restricted stock units (share equivalents) held

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by executive officers in the Ashland Common Stock Fund under Ashland’s non-qualified Deferred Compensation Plan for Employees (the “Employees’ Deferral Plan”) or by directors under the non-qualified Deferred Compensation Plan for non-employee directors (the “Directors’ Deferral Plan”): as to Mr. Wulfsohn, 46,351 units; as to Mr. Willis, 41,206 units; as to Mr. Ganz, 7,967 units; as to Ms. Schumann, 4,836 units; as to Mr. Silverman, 3,588 units; as to Mr. Dempsey, 2,690 units; as to Dr. Ihlenfeld, 1,819 units; as to Ms. Main, 836 units; as to Mr. Perry, 55,130 units; as to Mr. Rohr, 52,180 units; as to Dr. Teal, 17,323 units; as to Mr. Ward, 132,349 units; as to Ms. Wilson-Thompson, 836 units; and as to all directors and executive officers as a group, 372,122 units. Mr. Cummins, as a non-U.S. resident, is not eligible to defer U.S.-based compensation and therefore holds 16,437 restricted stock units, payable solely in cash, directly and not through the Directors’ Deferral Plan.

(3)

Includes shares of Ashland Common Stock with respect to which the executive officers have the right to acquire beneficial ownership within 60 calendar days after October 31, 2018, through the exercise of stock appreciation rights (“SARs”): as to Mr. Wulfsohn, 58,874 shares; as to Mr. Willis, 32,207 shares; as to Mr. Ganz, 33,530 shares; as to Ms. Schumann, 1,295 shares; as to Mr. Silverman, 638 shares; and as to all directors and executive officers as a group, 131,000 shares through SARs. All SARs included in this table are reported on a net basis based on the closing price for Ashland Common Stock as reported on the New York Stock Exchange (“NYSE”) Composite Tape on October 31, 2018. All SARs are stock settled and are not issued in tandem with an option.

(4)

Includes restricted shares of Ashland Common Stock: as to Mr. Wulfsohn, 31,037 shares; as to Mr. Willis, 13,045 shares; as to Mr. Ganz, 11,173 shares; as to Ms. Schumann, 8,163 shares; and as to all executive officers as a group, 63,418 shares.

(5)

Includes 1,883 restricted shares of Ashland Common Stock for each of the non-employee directors, except for Mr. Cummins who received 1,883 restricted stock units in lieu of 1,883 restricted shares (discussed in footnote 2 above).

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PROPOSAL ONE – ELECTION OF DIRECTORS

BOARD OF DIRECTORS

Ten directors are proposed to be elected at the Annual Meeting to serve until the 2020 Annual Meeting and until their successors are duly elected and qualified. The 10 individuals nominated by your Board for election as directors at the 2019 Annual Meeting are Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld, Susan L. Main, Jerome A. Peribere, Mark C. Rohr, Janice J. Teal, Michael J. Ward, Kathleen Wilson-Thompson and William A. Wulfsohn. The G&N Committee believes that all 10 of your Board’s nominees will be available to serve as directors upon election and unanimously recommends that stockholders vote FOR them at the Annual Meeting using the enclosed BLUE proxy card.

On November 14, 2018 and December 10, 2018, the G&N Committee and the Board met and discussed the composition of the current Board and reviewed and evaluated the Cruiser Nominees. As part of this review, with the assistance of Russell Reynolds Associates, the G&N Committee and the Board considered:

•	the relevant skills, achievements and experience of the Cruiser Nominees;

•

that the Board, as currently constructed, is independent and diverse and has a broad range of experience and expertise in chemicals, research and development, finance, and other disciplines and industries that are relevant and important to the Company’s business and continued success at this important period in its transformation into a premier global specialty chemicals company; and

•	that, including Mr. Peribere, five of the Company’s directors have joined the Board within the past three years, and four have joined since the beginning of 2017.

Following its review and evaluation, the G&N Committee determined not to recommend the Cruiser Nominees and to instead recommend the Company’s existing directors (other than Barry W. Perry) as nominees to be included in the Board’s slate of director nominees for the 2019 Annual Meeting, in light of the fit of their backgrounds, skills, achievements and experiences with the Company.

Consistent with the Company’s director retirement policy set forth in the Corporate Governance Guidelines, Barry W. Perry, having reached his 72nd birthday, will retire from the Board as of the 2019 Annual Meeting and will not stand for reelection to the Board. Consequently, the Board determined to temporarily decrease the size of the Board to ten directors effective as of the 2019 Annual Meeting and to initiate a search for one new independent director.

Cruiser has notified Ashland of its intent to nominate a slate of four alternative nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by your Board. As a result, assuming such nominees are in fact proposed for election at the Annual Meeting and such nominations have not been withdrawn by Cruiser on or prior to the tenth day before we mail the Notice of Annual Meeting accompanying this proxy statement, the election of directors will be considered a contested election and, as provided under Article V of Ashland’s Certificate of Incorporation, directors will be elected on a plurality basis. This means that the 10 director nominees receiving the greatest number of votes cast ‘for’ their election will be elected. “Withhold” votes will be counted for purposes of determining if there is a quorum at the Annual Meeting for this vote, but will not be counted as votes cast.

Your Board does not endorse any of the Cruiser nominees and recommends that you disregard any White proxy card that may be sent to you by Cruiser. Voting to “withhold” with respect to any of Cruisers nominees on its White proxy card is not the same as voting FOR your Board’s nominees, because a vote to “withhold” with respect to any of Cruiser’s nominees on its White proxy card will

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revoke any previous proxy submitted by you. If you have already voted using a White proxy card sent to you by Cruiser, you have every right to change it and we urge you to revoke that proxy by voting in favor of your Board’s nominees by using the BLUE proxy card to vote by telephone or by Internet or by signing, dating and returning the enclosed BLUE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote once I vote by mail, by telephone or over the Internet?” on page 3. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1 (877) 456-3402.

In the event that Cruiser withdraws its nominees on or prior to the tenth day before we mail the Notice of Annual Meeting accompanying this proxy statement, we will disclose such withdrawal to our stockholders and, as provided under Article V of Ashland’s Certificate of Incorporation, the affirmative vote of a majority of votes cast with respect to each director nominee will be required for the nominee to be elected. A majority of votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. Abstentions will not be counted as votes cast either for or against the nominees.

Pursuant to Ashland’s Certificate of Incorporation, any nominee who is serving as a director at the time of an uncontested election who fails to receive a greater number of votes “for” his or her election than votes “against” his or her election shall submit an offer to resign from the Board no later than two weeks after the certification of the stockholder vote. Pursuant to the Board of Directors’ resignation policy in Ashland’s Corporate Governance Guidelines (published on Ashland’s website (http://investor.ashland.com)), the Board will decide, through a process managed by the G&N Committee, whether to accept the resignation within 90 days following the date of the stockholder meeting. The Company will then promptly disclose the Board’s decision and reasons therefor. As a condition to his or her nomination, each person nominated by the G&N Committee must agree in advance to abide by the policy. All 10 of your Board’s director nominees have agreed to abide by the policy.

If you submit a validly executed BLUE proxy card or voting instruction form but do not specify how you want to vote your shares with respect to the election of directors, then your shares will be voted in line with the Board’s recommendation with respect to the proposal, i.e., FOR the 10 nominees proposed by your Board and named in this proxy statement. Should any of your Board’s nominees be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies named on the BLUE proxy card may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.

The Board of Directors unanimously recommends a vote FOR ALL the following nominees at the 2019 Annual Meeting: Brendan M. Cummins, William G. Dempsey, Jay V. Ihlenfeld,
Susan L. Main, Jerome A. Peribere, Mark C. Rohr, Janice J. Teal, Michael J. Ward,
Kathleen Wilson-Thompson and William A. Wulfsohn.

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DIRECTOR NOMINEES

BRENDAN M. CUMMINS
Principal Occupation: Former Consultant to The Valence Group; Former Chief Executive Officer of Ciba Specialty Chemicals Director Since: 2012 Age: 67

Professional Experience:

Mr. Cummins served as a global strategic advisor to, and on the senior executive panel of, The Valence Group, a specialist mergers and acquisitions firm, from 2010 until May 2012. Prior to that position, Mr. Cummins served as Chief Executive Officer for Ciba Specialty Chemicals (“Ciba”) from 2007 to 2008 and as Chief Operating Officer from 2005 to 2007. From 1974 to 2005, Mr. Cummins held a variety of international and senior management positions with Ciba.

Education:

Mr. Cummins is an Associate and Fellow of the Institute of Company Accountants, is a Fellow of the Association of International Accountants and received a Diploma in Company Direction from the Institute of Directors in 2010. He also completed a management development program at Harvard in 1989.

Other Company Boards:

Mr. Cummins serves as a board member of Perstorp Group of Sweden and is a member of the Remuneration Committee, and serves on the boards of Tom Murphy Car Sales Ltd in Ireland and Nanoco Group PLC based in Manchester UK where he is a member of the Audit Committee and the Remuneration Committee. He served until February 2014 as a board member of SolarPrint Ltd.

Non-Profit Boards:

Mr. Cummins currently serves as a board member of Respond Support Ireland, a community support charity organization. He also served as Chairman of The Viking Trust Ltd in Waterford City, Ireland from 2012 until July 2016, and as Chair of the Audit Committee and member of the Planning Committee of Waterford City and County Council until the first quarter of 2016.

Director Qualifications:

As the former Chief Executive Officer of a major chemical company and a chemical industry consultant, Mr. Cummins brings significant management and chemical industry experience and knowledge to the Board in the areas of international business operations, accounting and finance, risk oversight, environmental compliance and corporate governance.

Board Committees:

*  Audit

*  Governance and Nominating (Chair)

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WILLIAM G. DEMPSEY
Principal Occupation: Former Executive Vice President of Global Pharmaceuticals at Abbott Laboratories Director Since: 2016 Age: 67

Professional Experience:

Mr. Dempsey held various executive positions with Abbott Laboratories from 1982 until 2007, including, Executive Vice President of Global Pharmaceuticals from 2006, Senior Vice President of Pharmaceutical Operations from 2003 and Senior Vice President of International Operations from 1999. He has previously served as Chairman of the International Section of the Pharmaceutical Research and Manufacturers of America (PhRMA) and as Chairman of the Accelerating Access Initiative, a cooperative public-private partnership of UNAIDS, the World Bank, and six research-based pharmaceutical companies.

Education:

Mr. Dempsey holds a Bachelor of Science degree in accounting from DePaul University.

Public Company Boards:

Mr. Dempsey currently serves as Chairman of the Board of Hill-Rom Holdings, Inc., where he is Chair of the Mergers and Acquisitions Committee. In the past five years, Mr. Dempsey has served on the boards of Landauer, Inc., Hospira, Inc. and Nordion Inc.

Non-Profit Boards:

Mr. Dempsey is a member of the Board of Trustees for the Guadalupe Center in Immokalee Florida.

Director Qualifications:

As former Executive Vice President of Global Pharmaceuticals at a public company, Mr. Dempsey brings significant experience within the pharmaceutical industry, as well as knowledge in the areas of finance, accounting, international operations and corporate governance. He also brings significant experience gained from service on the boards of other public companies.

Board Committees:

*  Audit

*  Environmental, Health, Safety and Quality

*  Governance and Nominating

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JAY V. IHLENFELD
Principal Occupation: Former Senior Vice President of 3M Company Director Since: 2017 Age: 67

Professional Experience:

Dr. Ihlenfeld served as the Senior Vice President, Asia Pacific, for 3M Company, a leader in technology and innovation from 2006 until his retirement in 2012. Dr. Ihlenfeld has held various leadership positions during his 33-year career at 3M Company, including Senior Vice President, Research and Development from 2002 to 2006, Vice President of its Performance Materials business and Executive Vice President of its Sumitomo/3M business in Japan.

Education:

Dr. Ihlenfeld holds a Bachelor of Science degree in chemical engineering from Purdue University and a Ph.D. in chemical engineering from the University of Wisconsin.

Public Company Boards:

Dr. Ihlenfeld is a director of Celanese Corporation, where he serves on the Compensation and Management Development Committee and is the chair of the Environmental, Health, Safety, Quality and Public Policy Committee.

Non-Profit Boards:

Dr. Ihlenfeld is a director of the Minnesota Orchestra.

Director Qualifications:

As a former Senior Vice President of a global science company, Dr. Ihlenfeld brings significant management and chemical industry experience to the Board, as well as knowledge in the areas of international operations, leadership development and succession, environmental compliance and safety, risk oversight and M&A evaluation. He also brings significant experience gained from service on the board of directors of another public company.

Board Committees:

*  Audit

*  Environmental, Health, Safety and Quality

SUSAN L. MAIN
Principal Occupation: Senior Vice President and Chief Financial Officer of Teledyne Technologies Incorporated Director Since: 2017 Age: 60

Professional Experience:

Ms. Main is Senior Vice President and Chief Financial Officer of Teledyne Technologies, a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems, since November 2012. Prior to that, she was Vice President and Controller of Teledyne, a position she held for eight years. From 1999-2004, Ms. Main served as Vice President and Controller for Water Pik Technologies, Inc. She also held numerous financial roles at the former Allegheny Teledyne Incorporated in its government, industrial and commercial segments.

Education:

Ms. Main holds a bachelor’s degree from California State University, Fullerton.

Public Company Boards:

Ms. Main serves on the Board of Garrett Motion Inc., where she serves on the Audit and Nominating and Corporate Governance committees.

Director Qualifications:

As the Senior Vice President and Chief Financial Officer of a public company, Ms. Main brings significant management and public company financial experience and knowledge to the Board in the areas of finance, accounting, operations, risk oversight and corporate governance.

Board Committees:

*  Audit (Chair)

*  Governance and Nominating

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JEROME A. PERIBERE
Principal Occupation: Former President and Chief Executive Officer of Sealed Air Corporation Director Since: 2018 Age: 64

Professional Experience:

Mr. Peribere was the President and Chief Executive Officer of Sealed Air Corporation (“Sealed Air”) from March 2013 until his retirement in December 2017. Prior to this position, he served as the President and Chief Operating Officer of Sealed Air. Prior to joining Sealed Air, Mr. Peribere worked at The Dow Chemical Company (“Dow”) from 1977 through August 2012. Mr. Peribere served in multiple managerial roles with Dow, most recently as Executive Vice President of Dow and President and Chief Executive Officer, Dow Advanced Materials, a unit of Dow, from 2010 through August 2012.

Education:

Mr. Peribere graduated with a degree in business economics and finance from the Institut D’Etudes Politiques in Paris, France.

Public Company Boards:

Mr. Peribere currently serves as a board member of Xylem Inc. where he serves on the Finance, Innovation & Technology Committee and chairs the Leadership Development and Compensation Committee. Mr. Peribere previously served as a director of Sealed Air and BMO Financial Corporation.

Director Qualifications:

As the former President and Chief Executive Officer of Sealed Air and former Executive Vice President of Dow and President and Chief Executive Officer of Dow Advanced Materials, Mr. Peribere brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*  Compensation

*  Environmental, Health, Safety and Quality

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MARK C. ROHR
Principal Occupation: Chairman and Chief Executive Officer of Celanese Corporation Director Since: 2008 Age: 67

Professional Experience:

Mr. Rohr is Chairman and Chief Executive Officer of Celanese Corporation, a technology and specialty materials company. He has served in these roles since April 2012. Prior to that position, he held several executive positions with Albemarle Corporation, a specialty chemical company, including Executive Chairman of the Board (2011-2012), Chairman of the Board (2008-2011), Chief Executive Officer (2002-2011) and President (2000-2010). Before joining Albemarle, he served with Occidental Chemical Corporation as Senior Vice President.

Education:

Mr. Rohr holds Bachelor of Science degrees in chemistry and chemical engineering from Mississippi State University.

Public Company Boards:

Mr. Rohr previously served as the Executive Chairman and Chairman of the Board of Albemarle Corporation.

Non-Profit Boards:

Mr. Rohr serves on the Executive Committee of the American Chemistry Council and the Advisory Board of Mississippi State University College of Arts and Sciences. He is the Chair of City Year Dallas, serves on the boards of Commit! and the Holdsworth Center, both focused on addressing the needs of public education, and is the past campaign chair of United Way Metropolitan Dallas.

Director Qualifications:

As a current Chairman and Chief Executive Officer of a leading technology and specialty materials company and former Chairman of the Board and Chief Executive Officer of a leading chemical company, Mr. Rohr brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Board Committees:

*  Audit

*  Environmental, Health, Safety and Quality

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JANICE J. TEAL
Principal Occupation: Former Group Vice President and Chief Scientific Officer for Avon Products Inc. Director Since: 2012 Age: 66

Professional Experience:

Dr. Teal served as the Group Vice President and Chief Scientific Officer for Avon Products Inc., a direct seller of beauty and related products, from January 1999 to May 2010. Prior to that position, Dr. Teal served as Vice President of the Avon Skin Care Laboratories, where she led the bioscience research and skin care teams.

Education:

Dr. Teal holds a doctorate degree and a Master of Science degree in Pharmacology from Emory University Medical School, a Pharmacy Degree from Mercer University and was a Post-Doctoral Fellow at the New York University Medical Center Institute of Environmental Medicine.

Public Company Boards:

From 2003 until 2011, Dr. Teal served on the Board of Directors of Arch Chemicals, Inc., where she served on the Audit Committee and the Corporate Governance Committee.

Director Qualifications:

As former Group Vice President and Chief Scientific Officer of a leading personal care company, Dr. Teal brings significant scientific and personal care industry experience and knowledge to the Board in the areas of research and development, marketing, safety and risk oversight. She also brings significant experience gained from service on the board of directors of another public chemical company.

Board Committees:

*  Environmental, Health, Safety and Quality (Chair)

*  Compensation

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MICHAEL J. WARD
Principal Occupation: Retired Chairman of the Board and Chief Executive Officer of CSX Corporation Director Since: 2001 Age: 68

Professional Experience:

Mr. Ward is the retired Chairman of the Board and Chief Executive Officer of CSX Corporation, a transportation supplier, where he served in that position from 2003 to 2017. Prior to that position, he was President of CSX Transportation, the corporation’s rail unit.

Education:

Mr. Ward holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration from the Harvard Business School.

Public Company Boards:

Since January 2016, Mr. Ward has served on the Board of Directors of the PNC Financial Services Group, Inc., where he serves on the Nominating and Governance Committee and Personnel and Compensation Committee. He also serves on the Board of Directors of Contura-Energy Inc., serving on the Nominating and Governance Committee, Compensation Committee, and Safety Committee. From January 2003 until May 2017, Mr. Ward served as Chairman of the Board of Directors of CSX Corporation, where he also served as Chairman of the Executive Committee.

Non-Profit Boards:

Mr. Ward is the Chair of City Year Jacksonville, the Hubbard House Foundation and Edward Waters College Foundation. He is also on the Boards of the United Way of Northeast Florida, Gen Wow, Jacksonville Civic Council, and One Love. He is a trustee of the Michael Ward and Jennifer Glock Foundation.

Director Qualifications:

As a retired Chairman of the Board and Chief Executive Officer of a major transportation company, Mr. Ward brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of another public company.

Board Committees:

*  Governance and Nominating

*  Compensation

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KATHLEEN WILSON-THOMPSON
Principal Occupation: Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance Inc. Director Since: 2017 Age: 61

Professional Experience:

Ms. Wilson-Thompson is Executive Vice President and Global Chief Human Resources Officer at Walgreens Boots Alliance Inc., the largest retail pharmacy, health and daily living destination across the USA and Europe. Prior to this, she was Senior Vice President and Chief Human Resources Officer for Walgreens since 2010. Prior to her role at Walgreens, she held several positions of increasing responsibility in the operations and legal departments at Kellogg Company. She left Kellogg as Senior Vice President of Global Human Resources to join Walgreens. She also worked as Vice President and Staff Counsel of litigation and banking law for Michigan National Corporation.

Education:

Ms. Wilson-Thompson holds a bachelor’s degree from the University of Michigan, and a Juris Doctorate and an LLM, Master of Laws, in corporate and finance law from Wayne State University.

Public Company Boards:

Ms. Wilson-Thompson has served as a director of Vulcan Materials Company since 2009, and currently is the chair of the Safety, Health and Environmental Committee and serves on the Compensation Committee.

Non-Profit Boards:

Ms. Wilson-Thompson serves on the Board of the University of Michigan Alumni Association, is on the boards of the Skills for Chicagoland’s Future, and the Taylor Wilson Thompson Family Foundation, and is a trustee for the NAACP Foundation.

Director Qualifications:

As the current Executive Vice President and Global Chief Human Resources Officer of a large retail pharmacy company, Ms. Wilson-Thompson brings significant experience and knowledge to the Board in the areas of business operations, safety, executive compensation, risk oversight and corporate governance. She also brings significant experience gained from service on the board of directors of another public company.

Board Committees:

*  Environmental, Health, Safety and Quality

*  Compensation

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WILLIAM A. WULFSOHN
Principal Occupation: Chairman of the Board and Chief Executive Officer of Ashland Global Holdings Inc. Director Since: 2015 Age: 56

Professional Experience:

Mr. Wulfsohn is Ashland’s Chairman of the Board and Chief Executive Officer. Prior to this position, Mr. Wulfsohn served as President and Chief Executive Officer of Carpenter Technology Corporation from July 2010 to December 2014. Mr. Wulfsohn also served as a Director for Carpenter Technology Corporation beginning in April 2009. Prior to joining Carpenter Technology Corporation, Mr. Wulfsohn served as Senior Vice President, Industrial Coatings at PPG Industries. Before joining PPG Industries, Mr. Wulfsohn served as Vice President and General Manager for Honeywell International. Previously, Mr. Wulfsohn worked for Morton International/Rohm & Haas, beginning as a director of marketing and subsequently as Vice President and Business Director. Mr. Wulfsohn began his professional career with McKinsey & Company.

Education:

Mr. Wulfsohn holds a chemical engineering degree from the University of Michigan and a Masters of Business Administration degree from Harvard University.

Public Company Boards:

Mr. Wulfsohn is a director of PolyOne Corporation, where he serves on the Audit and Compensation Committees. Within the past five years, Mr. Wulfsohn also served as a director of Valvoline Inc. and on the Board of Directors of Carpenter Technology Corporation.

Director Qualifications:

As the Chairman and Chief Executive Officer of Ashland and as the former President and Chief Executive Officer of Carpenter Technology Corporation, a leading specialty materials company, Mr. Wulfsohn brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, management, manufacturing, safety, environmental compliance, risk oversight and corporate governance. Also, as former Senior Vice President of Industrial Coatings at PPG Industries and an executive at other chemical companies, Mr. Wulfsohn brings considerable specialty chemicals management and manufacturing experience to the Board. He also brings significant experience gained from service on the board of directors of other public companies.

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COMPENSATION OF DIRECTORS

Director Compensation Table

The following table is a summary of compensation information for the fiscal year ended September 30, 2018, for Ashland’s non-employee directors. Mr. Wulfsohn, Chairman of the Board and Chief Executive Officer, receives no compensation as a director of Ashland.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	All Other Compensation (3) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)
Brendan M. Cummins	115,000	110,000	0	225,000

William G. Dempsey	100,000	110,000	0	210,000

Jay V. Ihlenfeld	100,000	110,000	0	210,000

Susan L. Main	113,611	110,000	0	223,611

Jerome A. Peribere*	68,334	252,562	0	320,896

Barry W. Perry***	146,806	110,000	0	256,806

Mark C. Rohr	100,000	110,000	0	210,000

George A. Schaefer, Jr.**	38,334	0	5,000	43,334

Janice J. Teal	115,000	110,000	0	225,000

Michael J. Ward	100,000	110,000	0	210,000

Kathleen Wilson-Thompson	100,000	110,000	0	210,000

*	Mr. Peribere joined Ashland’s Board on January 25, 2018.

**	Mr. Schaefer retired from the Board on January 25, 2018.

***

Consistent with Ashland’s director retirement policy set forth in the Corporate Governance Guidelines, Mr. Perry will retire from the Board as of the 2019 Annual Meeting and will not stand for reelection.

(1)

For Ms. Main, the amount provided reflects the annual retainer for membership on Ashland’s Board as well as the annual retainer for services as chair of the Audit Committee, pro-rated to reflect Ms. Main’s assumption of the role of chair of the Audit Committee as of January 25, 2018. For Mr. Perry, the amount reflects the annual retainer for membership on Ashland’s Board as well as the annual retainer for services as Lead Director, taking into account (on a pro-rated basis) the increase in the Lead Director retainer effective as of January 25, 2018, as described further below. For fiscal 2018, Messrs. Perry and Ward and Dr. Teal deferred all or a portion of their fees into the Directors’ Deferral Plan. Mr. Perry deferred $110,104, Mr. Ward deferred $100,000, and Dr. Teal deferred $115,000.

(2)

The values in column (c) represent the aggregate grant date fair value of restricted stock unit awards granted in fiscal 2018 computed in accordance with FASB ASC Topic 718. These restricted stock unit awards do not require assumptions in computing their grant date fair value under generally accepted accounting principles. The number of restricted stock unit awards received is rounded to the nearest whole share. Other than Mr. Cummins, each continuing non-employee director received a grant of 1,453 restricted stock units of Ashland Common Stock in the Directors’ Deferral Plan on January 25, 2018.

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Mr. Cummins received a grant of 1,453 restricted stock units directly on January 25, 2018. The grant date fair value per share of each restricted stock unit was $75.71 per share of Ashland Common Stock. Mr. Peribere joined the Board on January 25, 2018 and, in addition to the restricted stock units, also received an on-boarding grant of 1,883 restricted shares with a grant date fair value of $142,562, which was based on the grant date fair value of $75.71 per share of Ashland Common Stock.

(3)

For Mr. Schaefer, this amount consists of a charitable match, pursuant to Ashland’s charitable match program for directors. Under its director charitable match program, Ashland provides a matching donation of 50%, up to a maximum matching contribution of $5,000, on an annual basis for contributions by directors to accredited two-year junior, community or technical colleges, four-year institutions of higher learning, and graduate and professional schools.

The following table identifies the aggregate number of unvested stock awards for each non-employee director outstanding as of September 30, 2018. Mr. Schaefer retired on January 25, 2018 and did not have any shares of restricted Ashland Common Stock or unvested stock units on September 30, 2018.

Name	Shares of Restricted Ashland Common Stock (#)	Unvested Restricted Stock Units of Ashland Common Stock (1) (#)
Brendan M. Cummins	0	16,437

William G. Dempsey	1,883	1,466

Jay V. Ihlenfeld	1,883	1,466

Susan L. Main	1,883	1,466

Jerome A. Peribere	1,883	1,466

Barry W. Perry	1,883	1,466

Mark C. Rohr	1,883	1,466

Janice J. Teal	1,883	1,466

Michael J. Ward	1,883	1,466

Kathleen Wilson-Thompson	1,883	1,466

(1)

Includes credit for reinvested dividends allocated since the grant date for all directors. For all directors other than Mr. Cummins, the restricted stock units vest one year after date of grant. Mr. Cummins’s restricted stock units vest as described below under “Restricted Stock Units” of this proxy statement.

Ashland’s non-employee director compensation program is designed to attract and retain highly qualified directors and align their interests with those of our stockholders. The G&N Committee reviews the director compensation program on an annual basis and recommends proposed changes for approval by the Board. As part of this review, the G&N Committee considers the significant amount of time expended, and the skill level required, by each non-employee director in fulfilling his or her duties on the Board, each director’s role and involvement on the Board and its committees and the market compensation practices and levels of our peer companies.

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FY 2018 Director Compensation Review

During its annual review of the non-employee director compensation program in January 2018, the G&N Committee considered an analysis prepared by the Compensation Committee’s independent consultant, Deloitte Consulting LLP, which summarized non-employee director compensation trends and pay levels at the same peer companies used to evaluate the compensation of our named executive officers. Following this review, and after considering the advice of Deloitte Consulting LLP about market practices and pay levels, the G&N Committee recommended, and the Board approved, the following changes to our non-employee director compensation program:

•	The annual retainer for the Lead Independent Director increased by $10,000 to $35,000, effective immediately following approval.

•	The on-boarding grant of 1,883 restricted shares of Ashland Common Stock for new directors was eliminated, effective after the grant to Mr. Peribere.

Annual Retainer

Ashland provides annual retainers of (a) $100,000 for each director, (b) an additional $35,000 for the Lead Independent Director, (c) an additional $20,000 for the Chair of the Audit Committee and (d) an additional $15,000 for other committee chairs. Non-employee directors may elect to receive part or all of each annual retainer in cash, in shares of Ashland Common Stock, or as deferrals through the Directors’ Deferral Plan.

The directors who make an election to defer part or all of any annual retainer may have the deferred amounts held as common stock units (share equivalents) in a hypothetical Ashland Common Stock fund or invested under the other available investment options under the plan. The payout of the amounts deferred occurs upon termination of service by the director. Directors may elect to have the payout in a single lump sum or in installments not to exceed 15 years. For amounts deferred before January 1, 2005, upon a “change in control” of Ashland (as defined in the Directors’ Deferral Plan), deferred amounts in the directors’ deferral accounts will be automatically distributed as a lump sum in cash to the director. For amounts deferred on and after January 1, 2005, such amounts will be distributed pursuant to each director’s election and valued at the time of the distribution.

Restricted Stock Units

Ashland provides an annual award of deferred restricted stock units in the Directors’ Deferral Plan with a grant date value of $110,000 (pro-rated as applicable for less than a full year of service).

In 2018, each continuing non-employee director (other than Mr. Cummins) received the deferred restricted stock units in the Directors’ Deferral Plan. The deferred restricted stock units vest one year after date of grant and are settled in accordance with each director’s deferral election. Dividends on deferred restricted stock units are reinvested in additional restricted stock units. Upon a “change in control” of Ashland, the restricted stock units immediately vest. Prior to being awarded restricted stock units, directors can elect to have part of his or her vested units invested under the available investment options under the plan other than the Ashland Common Stock fund and/or paid in cash after the director terminates from service.

Mr. Cummins, as a non-U.S. resident, is not eligible to participate in the Directors’ Deferral Plan. Therefore, he received an annual award of restricted stock units directly, which may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors, (ii) death or disability, (iii) a 50% change in the beneficial ownership of Ashland or (iv) voluntary early retirement to enter governmental service. His annual award will continue to be granted directly (and not through deferral).

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Initial Equity Grant

Mr. Peribere received an on-boarding grant of 1,883 restricted shares upon election to Ashland’s Board. The restricted shares may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (a) retirement from the Board, (b) death or disability of the director, (c) a 50% change in the beneficial ownership of Ashland or (d) voluntary early retirement to enter governmental service. As discussed above, the G&N Committee eliminated the on-boarding grant for future directors, effective after the grant to Mr. Peribere.

Stock Ownership Guidelines for Directors

The Board of Directors considers Ashland Common Stock ownership by directors to be of utmost importance. The Board believes that such ownership enhances the commitment of directors to Ashland’s future and aligns their interests with those of Ashland’s other stockholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors which require each director to own the lesser of (i) 23,500 shares or units of Ashland Common Stock or (ii) Ashland Common Stock having a value of at least five times his or her base annual cash retainer of $100,000. Each newly elected director has five years from the year elected to reach this ownership level.

As of September 30, 2018, each of Ashland’s current non-employee directors had attained the minimum stock ownership levels, except for (a) Mr. Dempsey, who joined the Board in 2016 and will not be required to meet the minimum stock ownership guidelines until 2021; (b) Dr. Ihlenfeld, Ms. Main and Ms. Wilson-Thompson, who joined the Board in 2017 and will not be required to meet the minimum stock ownership guidelines until 2022; and (c) Mr. Peribere, who joined the Board in 2018 and will not be required to meet the minimum stock ownership guidelines until 2023.

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CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The documents described below are published on Ashland’s website (http://investor.ashland.com). These documents are also available in print at no cost to any stockholder who requests them. Among the corporate governance practices followed by Ashland are the following:

•

Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board’s governance of Ashland and include a general description of the Board’s purpose, director qualification standards, retirement and resignation policies and other responsibilities. The Corporate Governance Guidelines require that at least two-thirds of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”), which incorporate the independence requirements of the SEC rules and the listing standards of the NYSE.

•

On December 4, 2018, the Board adopted an amendment to the Corporate Governance Guidelines providing that the Chair of each of the Compensation Committee and G&N Committee shall rotate at least once every four years.

•

Ashland also requires compliance with its global code of conduct which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The global code of conduct promotes honest and ethical conduct, compliance with applicable laws, rules and regulations, prompt reporting of violations of the code and full, fair, accurate, timely and understandable disclosure in reports filed with the SEC. Ashland intends to post any amendments or waivers of the code (to the extent applicable to Ashland’s directors and executive officers) on Ashland’s website or in a Current Report on Form 8-K.

•

Each of Ashland’s Board Committees has adopted a charter defining its respective purposes and responsibilities. Ashland has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.

•

Only independent directors, as defined in the Standards, may serve on the Audit Committee, G&N Committee, Compensation Committee and Environmental, Health, Safety and Quality Committee (the “EHS&Q Committee”) of the Board.

•	The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors.

Board Leadership Structure

Ashland combines the roles of Chairman of the Board and Chief Executive Officer, which is balanced through the appointment of a Lead Independent Director. The Board believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is in the best interests of Ashland and its stockholders at this time. The Board believes that the use of a Lead Independent Director provides appropriate independent oversight of management. Independent oversight has been further assured by having only one member of management on the Board. The non-management directors regularly meet alone in executive session at Board meetings.

The Lead Independent Director is an independent director selected annually by the G&N Committee and approved by the Board. Mr. Perry is currently the Lead Independent Director. Consistent with Ashland’s director retirement policy set forth in the Corporate Governance

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Guidelines, Mr. Perry will retire from the Board as of the 2019 Annual Meeting and will not stand for reelection. In addition to the duties of all Board members, the Lead Independent Director:

•	Coordinates with the Chairman of the Board to determine the appropriate schedule of meetings;

•	Places any item he or she determines is appropriate on the Board’s agenda;

•

Directs that specific materials be included in Board mailings and works with the G&N Committee, as appropriate, to assess the quality, quantity and timeliness of the flow of information from management to the Board;

•	Directs the retention of consultants and advisors to report directly to the Board;

•	Coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions thereto;

•

Coordinates and develops the agenda for, and moderates executive sessions of, the Board’s independent directors and acts as principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive matters; and

•	Works with the G&N Committee to recommend the membership of the various Board Committees and Committee Chairs.

Oversight of Ashland’s Executive Compensation Program

The Compensation Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The Compensation Committee is composed of independent directors (as defined in the Standards). In making compensation decisions, the Compensation Committee considers, among other things: Ashland’s compensation philosophy, its financial and operating performance, the individual performance of executives, compensation policies and practices for Ashland employees generally, and practices and executive compensation levels of peer and similarly sized general industry companies.

The Compensation Committee’s primary responsibilities are to:

•	Ensure that the Company’s executive compensation programs are competitive, support organizational objectives and stockholder interests, and emphasize the pay-for-performance linkage;

•

Review, evaluate and approve on an annual basis, the goals and objectives of the Chief Executive Officer. The Compensation Committee annually evaluates the Chief Executive Officer’s performance in light of these established goals and objectives, and based on these evaluations, the Compensation Committee sets the Chief Executive Officer’s annual compensation, including base salary, annual incentives and long-term incentives;

•	Review and approve compensation of all key senior executives and certain elected corporate officers; and

•

Approve any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements, and/or any special or supplemental benefits or provisions covering any current or former executive officer of Ashland.

For further information about the responsibilities of the Compensation Committee, see “Committees and Meetings of the Board of Directors - Compensation Committee” on page 36.

The Compensation Committee may form and delegate authority to subcommittees with regard to any of the above responsibilities.

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In determining and administering the executive compensation programs, the Compensation Committee takes into consideration:

•

Recommendations of the Chief Executive Officer and the Chief Human Resources and Information Technology Officer regarding potential changes to executive officer compensation based on performance, competitiveness, personnel and organizational changes, regulatory issues, strategic initiatives and other matters;

•	Information provided by the Human Resources function at Ashland; and

•

Advice of an outside, independent, executive compensation consultant on all aspects of executive compensation, including comparison to the practices and executive compensation levels of peer and general industry companies.

The Compensation Committee meets in executive session for a portion of each of its meetings.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for fiscal 2018 were Barry W. Perry (Chair), Jay V. Ihlenfeld (through January 25, 2018), Jerome A. Peribere (beginning January 25, 2018), George A. Schaefer, Jr. (through January 25, 2018), Janice J. Teal, Michael J. Ward and Kathleen Wilson-Thompson. There were no impermissible interlocks or inside directors on the Compensation Committee.

Board’s Role of Risk Oversight

The Board of Directors has oversight responsibility with respect to Ashland’s risk management processes. This includes working with management to determine and assess the Company’s philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk, and they report periodically to the Board and to specific committees on current and emerging risks and the Company’s approach to avoiding and mitigating risk exposure. The Board reviews in detail the Company’s most significant risks and whether management is responding consistently within the Company’s overall risk management and mitigation strategy.

While the Board maintains the ultimate oversight responsibility for risk management, each of the various committees of the Board has been assigned responsibility for risk management oversight of specific areas. In particular, the Audit Committee maintains responsibility for overseeing risks related to Ashland’s financial reporting, audit process, internal controls over financial reporting and disclosure controls and procedures and for the global ethics and compliance program. The Audit Committee also has oversight responsibility related to Ashland’s key financial risks. The EHS&Q Committee assists the Board in fulfilling its oversight responsibility with respect to environmental, health, safety, product compliance and business continuity risks. In setting compensation, the Compensation Committee monitors and evaluates the compensation and benefits structure of the Company, including providing guidance on philosophy and policy matters and excessive risk-taking. Finally, the G&N Committee conducts an annual review of nominees to the Board and is charged with developing and recommending to the Board corporate governance principles and policies and Board Committee structure, leadership and membership. On December 4, 2018, the Board adopted an amendment to the Audit Committee Charter, giving the Audit Committee responsibility for reviewing and assisting the Board in its oversight of the Company’s capital allocation framework, including prioritization, significant decisions and risk considerations relating to the Company’s financial resources, capital structure and investments and uses of cash.

Director Independence and Certain Relationships

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

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Pursuant to the Standards, Ashland’s Board undertook a review of director independence in November 2018. During this review, the Board considered relationships and transactions between, on the one hand, each director or nominee, any member of his or her immediate family, and his or her affiliates, and on the other hand, Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director or nominee is independent.

As a result of the review, Ashland’s Board affirmatively determined that Messrs. Cummins, Dempsey, Peribere, Perry, Rohr and Ward, Dr. Teal, Dr. Ihlenfeld, Ms. Main and Ms. Wilson-Thompson are each independent of Ashland and its affiliates. Mr. Wulfsohn, Ashland’s Chief Executive Officer, is the only director determined not to be independent of Ashland. In addition, the Board has affirmatively determined that all members of the Audit Committee and Compensation Committee are independent under SEC rules and the listing standards of the NYSE.

In the normal course of business, Ashland had transactions with other corporations where certain directors are executive officers. None of the transactions were material in amount as to Ashland and none were reportable under federal securities laws. Ashland’s Board has concluded that the following relationships between Ashland and the director-affiliated entities are not material pursuant to the Standards, and the G&N Committee has determined that the transactions are not “Related Person Transactions,” as defined in the Related Person Transaction Policy:

Jerome A. Peribere, a director of Ashland, was the President and Chief Executive Officer of Sealed Air Corporation (“Sealed Air”) until his retirement in December 2017. During fiscal 2018, Sealed Air paid Ashland approximately $2,415,988 for certain products and/or services. Ashland did not purchase any products or services from Sealed Air.

Mark C. Rohr, a director of Ashland, is the Chairman and Chief Executive Officer of Celanese Corporation (“Celanese”). During fiscal 2018, Ashland paid Celanese approximately $2,384,000, and Celanese paid Ashland approximately $5,202,000, for certain products and/or services.

There are no material proceedings to which any director, director nominee or executive officer of Ashland is a party adverse to Ashland or any of its subsidiaries or has a material interest adverse to Ashland or any of its subsidiaries.

There are no family relationships between any director of Ashland, executive officer of Ashland or person nominated or chosen to become a director or executive officer of Ashland.

Related Person Transaction Policy

Federal securities laws require Ashland to describe any transaction since the beginning of the last fiscal year, or any currently proposed transaction, in which (i) Ashland was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director. There have been no transactions since October 1, 2017, nor is there any currently proposed transaction, in which (i) Ashland was or is to be a participant, (ii) the amount involved exceeded or will exceed $120,000 and (iii) any related person had or will have a direct or indirect material interest. Ashland is also required to describe its policies and procedures for the review, approval or ratification of any Related Person Transaction.

Pursuant to Ashland’s written Related Person Transaction Policy (the “Policy”), the G&N Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) Ashland is a participant and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a

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director or a less than 10% beneficial owner of another entity). Transactions between Ashland and any firm, corporation or entity in which a related person is an executive officer or general partner, or in which any related persons collectively hold more than 10% of the ownership interests, are also subject to review under the Policy.

Under the Policy, Ashland’s directors and executive officers are required to identify annually, and on an as-needed basis, potential transactions with related persons or their firms that meet the criteria set forth in the Policy, and management is required to forward all such disclosures to the G&N Committee. The G&N Committee reviews each disclosed transaction. The G&N Committee has discretion to approve, disapprove or otherwise act if a transaction is deemed to be a Related Person Transaction subject to the Policy. Only disinterested members of the G&N Committee may participate in the determinations made with regard to a particular transaction. If it is impractical to convene a meeting of the G&N Committee, the Chair of the G&N Committee is authorized to make a determination and promptly report such determination in writing to the other G&N Committee members. All determinations made under the Policy are required to be reported to the full Board of Directors.

Under the Policy and consistent with SEC regulations, certain transactions are not Related Person Transactions, even if such transactions exceed $120,000 in a fiscal year. Those exceptions are:

•	Compensation to a director or executive officer which is or will be disclosed in Ashland’s proxy statement;

•

Compensation to an executive officer which is approved by the Compensation Committee and would have been disclosed in Ashland’s proxy statement if the executive officer was a “named executive officer”;

•

A transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

•	A transaction that involves services as a bank depository of funds, transfer agent, registrar, indenture trustee or similar services; and

•	A transaction in which the related person’s interest arises solely from the ownership of Ashland Common Stock and all stockholders receive the same benefit on a pro rata basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors and certain executive officers are required to report, within specified due dates, their initial ownership of the Company’s Common Stock and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on that review, all of the Company’s directors and all executive officers subject to the reporting requirements satisfied such requirements in full during fiscal 2018.

Communication with Directors

The Board of Directors has established a process by which stockholders and other interested parties may communicate with the Board. Persons interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the General Counsel of Ashland, 50 E. RiverCenter Boulevard, Covington, KY 41011. Communications directed to the Lead Independent Director will be reviewed by the

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General Counsel and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

Attendance at Annual Meeting

Ashland has a policy and practice of strongly encouraging all directors to attend the Annual Meeting. All of Ashland’s then current directors attended the Annual Meeting held on January 25, 2018.

Executive Sessions of Directors

The non-employee directors meet in executive session at each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. The Audit and Compensation Committees of the Board meet in executive session during every regular committee meeting. Other Board committees meet in executive session at the discretion of the committee members.

Stockholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and stockholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified or express mail to the Secretary of Ashland at 50 E. RiverCenter Boulevard, Covington, KY 41011. Such suggestions should be received no later than September 1, 2019, to be considered by the G&N Committee for inclusion as a director nominee for the 2020 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board of Directors. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s stockholders. Additionally, the G&N Committee shall seek director candidates who exhibit the following personal and professional qualifications: (1) significant experience in the chemical industry; (2) product or process innovation experience; (3) international business expertise; (4) diverse experience in policy-making in business, government, education and/or technology, or in areas that are relevant to Ashland’s global business and strategy; (5) an inquisitive and objective nature, practical wisdom and mature judgment; and (6) the ability to work with Ashland’s existing directors and management. Individuals recommended by stockholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means.

Stockholder Nominations of Directors

In order for a stockholder to nominate a director at an annual meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that the stockholder must give written notice (as specified below) to the Secretary of Ashland not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is

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first made. Public disclosure may include a press release or be in a public filing with the SEC. The notice must contain the following information:

•	as to each stockholder proposing a nominee and any Stockholder Associated Person (as defined below),
i.	the class or series and number of shares of stock directly or indirectly held of record and beneficially by the stockholder proposing such business or Stockholder Associated Person;
ii.	the date such shares of stock were acquired;
iii.

a description of any agreement, arrangement or understanding, direct or indirect, with respect to such business between or among the stockholder proposing such business, any Stockholder Associated Person or any others (including their names) acting in concert with any of the foregoing;

iv.

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of such stockholder’s notice by, or on behalf of, the stockholder proposing such business or any Stockholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the stockholder proposing such business or any Stockholder Associated Person with respect to shares of stock of Ashland (a “Derivative“);

v.

a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the stockholder proposing such business or Stockholder Associated Person has a right to vote any shares of stock of Ashland;

vi.

any rights to dividends on the stock of Ashland owned beneficially by the stockholder proposing such business or Stockholder Associated Person that are separated or separable from the underlying stock of Ashland;

vii.

any proportionate interest in stock of Ashland or Derivatives held, directly or indirectly, by a general or limited partnership in which the stockholder proposing such business or Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner; and

viii.

any performance-related fees (other than an asset-based fee) that the stockholder proposing such business or Stockholder Associated Person is entitled to, based on any increase or decrease in the value of stock of Ashland or Derivatives thereof, if any, as of the date of such notice (sections (i) through (viii), the “Stockholder Information“);

•

as to each stockholder proposing such nominee, the name and address of (i) any other beneficial owner of stock of Ashland that are owned by such stockholder and (ii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the stockholder or such beneficial owner (each, a “Stockholder Associated Person“);

•	the name and address of each stockholder proposing such nominee, as they appear on Ashland’s books;

•	the name and address of the person or persons to be nominated;

•	a representation that the stockholder is a holder of record of stock of Ashland entitled to vote in the election of directors and intends to appear in person or by proxy at the meeting;

•

a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

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•

a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder and any Stockholder Associated Person or any of their respective affiliates or associates or other parties with whom they are acting in concert, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder, Stockholder Associated Person or any person acting in concert therewith, were the “registrant” for purposes of such rule and each nominee were a director or executive of such registrant;

•

such other information regarding each nominee proposed by such stockholder and Stockholder Associated Persons as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board and a completed signed questionnaire, representation and agreement required by Section 3.02(c) of Ashland’s By-laws;

•

a representation as to whether such stockholder intends (a) to deliver a proxy statement and form of proxy to holders of at least the percentage of Ashland’s outstanding capital stock required to approve the nomination or (b) otherwise to solicit proxies from stockholders in support of such nomination;

•	a representation that the stockholder shall provide any other information reasonably requested by Ashland; and

•	the executed written consent of each nominee to serve as a director of Ashland if so elected.

The chairman of any meeting of stockholders to elect directors and Ashland’s Board may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the stockholder fails to comply with the representations set forth in the notice.

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COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors currently has four committees: Audit Committee; Compensation Committee; Environmental, Health, Safety and Quality Committee; and Governance and Nominating Committee. All Committees are composed entirely of independent directors. During fiscal 2018, nine meetings of the Board were held. Each director attended at least 75% of the total meetings of the Board and the Committees on which he or she served. Overall attendance at Board and Committee meetings was 97%. Listed below are the members of each of the four standing committees as of September 30, 2018.

Audit	Compensation	Environmental, Health, Safety and Quality	Governance and Nominating
Brendan M. Cummins	Jerome A. Peribere	William G. Dempsey	Brendan M. Cummins*
William G. Dempsey	Barry W. Perry*^	Jay V. Ihlenfeld	William G. Dempsey
Jay V. Ihlenfeld	Janice J. Teal	Jerome A. Peribere	Susan L. Main
Susan L. Main*	Michael J. Ward	Mark C. Rohr	Barry W. Perry^
Mark C. Rohr	Kathleen Wilson-Thompson	Janice J. Teal*	Michael J. Ward
Kathleen Wilson-Thompson

*	Chair

^

Consistent with Ashland’s director retirement policy set forth in the Corporate Governance Guidelines, Mr. Perry will retire from the Board as of the 2019 Annual Meeting and will not stand for reelection.

On December 4, 2018, the Board adopted an amendment to the Corporate Governance Guidelines, providing that the Chair of each of the Compensation Committee and G&N Committee shall rotate at least once every four years.

On December 4, 2018, the Board also adopted an amendment to the Audit Committee Charter, giving the Audit Committee responsibility for reviewing and assisting the Board in its oversight of the Company’s capital allocation framework, including prioritization, significant decisions and risk considerations relating to the Company’s financial resources, capital structure and investments and uses of cash.

Following are descriptions of the primary responsibilities of each committee and the number of meetings held during fiscal 2018. Each committee’s charter is available on Ashland’s website (http://investor.ashland.com).

Audit Committee	Number of Meetings in Fiscal 2018: 9

Summary of Responsibilities

•	Oversees Ashland’s financial reporting process, including earnings releases and the filing of financial reports.
•	Reviews management’s implementation and maintenance of adequate systems of internal accounting and financial controls (including internal control over financial reporting).
•	Evaluates the independence and performance of the independent auditors, who report directly to the Audit Committee.
•	Selects independent auditors based on qualification and independence and approves audit fees and services performed by independent auditors.
•	Reviews the effectiveness of Ashland’s legal and regulatory compliance programs.
•	Discusses the overall scope and plans for audits with both internal and independent auditors.
•	Reviews and investigates any matters pertaining to the integrity of executive management and oversees compliance by management with laws, regulations and the global code of conduct.

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•	Establishes and maintains procedures for handling complaints regarding accounting and auditing matters.
•

Reviews and oversees Ashland’s capital allocation framework, including prioritization, significant decisions and risk considerations relating to Ashland’s financial resources, capital structure and investments and uses of cash.

•

Reviews Ashland’s enterprise risk assessment and risk management policies, including Ashland’s major enterprise and financial risk exposures and steps taken by management to monitor and mitigate such exposure.

•

Evaluates and recommends actions regarding significant financial issues such as capital structure, dividend policy, offerings of corporate securities, major borrowings, credit facilities, derivatives and swaps policies (including entry into swaps in reliance on the end-user exception), past audits of capital investments, capital projects, commercial commitments and merger, acquisition and divestiture activities.

•	Oversees funding and investment policy related to employee benefit plans.
•	Reviews performance and operation of internal audit, including the head of internal audit, and reviews adverse audit reports.
•	Reviews the Company’s information and cyber security risks and programs.

Compensation Committee	Number of Meetings in Fiscal 2018: 6

Summary of Responsibilities

•	Ensures Ashland’s executive compensation programs are appropriately competitive, supports organizational objectives and stockholder interests and emphasizes pay for performance linkage.
•	Evaluates and approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer.
•	Evaluates and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected corporate officers.
•	Oversees the execution of Chief Executive Officer and senior management development and succession plans, including HR-related business continuity plans.
•

Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements and/or any other special or supplemental benefits covering any current or former executive officer.

•	Adopts, amends, terminates and performs other design functions for Ashland’s benefit plans.
•	Oversees the implementation and administration of Ashland’s compensation plans.
•	Monitors and evaluates Ashland’s compensation and benefits structure, providing guidance on philosophy, policy matters and excessive risk taking.
•	Oversees regulatory compliance on compensation matters, including Ashland’s policies on structuring compliance programs to preserve tax deductibility.
•	Oversees the preparation of the annual report on executive compensation.
•	Oversees the retention of compensation consultants, independent legal counsel or other advisors and determines independence of the same.

Environmental, Health, Safety and Quality Committee	Number of Meetings in Fiscal 2018: 4

Summary of Responsibilities

•

Oversees and reviews Ashland’s environmental, health and safety, quality and compliance policies, programs, practices and audits and any issues, as well as competitors’ activities and industry best practices.

•	Oversees and reviews environmental, health and safety regulatory trends, including Ashland’s overall compliance, remediation and sustainability efforts.
•

Oversees and reviews product safety and quality trends, issues and concerns which affect or could affect Ashland’s product safety or quality practices, including Ashland’s overall efforts related to product safety and quality.

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•	Oversees, reviews and receives updates on Ashland’s policies regarding environmental, health, safety and quality compliance and business continuity risks.
•	Reports to the Board concerning implementation of environmental, health, safety and quality compliance policies and assists the Board in assuring Ashland’s compliance with those policies.

Governance and Nominating Committee	Number of Meetings in Fiscal 2018: 4

Summary of Responsibilities

•	Recommends nominees for the Board of Directors and its Committees.
•	Reviews suggested potential candidates for the Board.
•	Recommends desirable size and composition of the Board and its Committees.
•	Recommends to the Board programs and procedures relating to director compensation, evaluation, retention and resignation.
•	Reviews corporate governance guidelines, corporate charters and proposed amendments to Ashland’s Certificate of Incorporation and By-laws.
•	Reviews transactions pursuant to the Related Person Transaction Policy.
•	Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles.
•	Oversees the evaluation of the Board.
•	Reviews the process for succession planning for the executive management of Ashland.
•	Reviews all Committee charters.
•	Reviews and makes recommendations to address stockholder proposals.
•	Oversees the administration of the equity plans and awards, solely with respect to non-employee directors.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs and the compensation decisions made by the Compensation Committee under those programs. This CD&A focuses on the compensation of our named executive officers (“NEOs” or “named executive officers”) for fiscal 2018, who were:

Name	Position
William A. Wulfsohn	Chairman of the Board and Chief Executive Officer (“CEO”)
J. Kevin Willis	Senior Vice President and Chief Financial Officer (“CFO”)
Peter J. Ganz	Senior Vice President, General Counsel and Secretary
Anne T. Schumann	Senior Vice President, Chief Human Resources and Information Technology Officer
Keith C. Silverman*	Senior Vice President, Global Operations, Quality and Environmental, Health and Safety

*	Mr. Silverman’s promotion from Vice President to Senior Vice President was effective November 16, 2018, and reflects his additional role as a member of our executive leadership team.

Executive Summary

In this section, we highlight fiscal 2018 performance and key actions that our Compensation Committee took to support our strategic priorities and to effectively align the interests of our NEOs with stockholders.

Fiscal Year 2018 Ashland Performance

Fiscal 2018 was a year of progress on Ashland’s value creation plan. This growth is being driven by specific actions we have taken to sustain and grow Ashland’s premium mix while also improving competitiveness. The execution of our plan contributed to the Company’s positive results:

•	Net income was $114 million compared to $28 million in fiscal 2017.

•	Adjusted EBITDA increased by 20%, to $683 million, compared to $570 million in 2017.

•	Sales rose 15%, to $3.74 billion, with double-digit increases in profitability coming from all three reportable segments (Specialty Ingredients, Composites, and Intermediates and Solvents).

•

Specialty Ingredients’ operating income totaled $314 million, compared to $233 million in fiscal 2017, while Adjusted EBITDA grew to $574 million compared to $493 million in fiscal 2017. Operating income margin within Specialty Ingredients was 12.7 percent, up 220 basis points from the previous year. Adjusted EBITDA margin within Specialty Ingredients was 23.2 percent, up 100 basis points from the previous year. This increase was achieved through aggressive pricing actions, multiple product launches to improve product mix and profitability, targeted volume initiatives to drive positive absorption, and reduced spending.

•	Within Composites, full-year operating income was $73 million, compared to $67 million for the prior year. Adjusted EBITDA increased to $95 million, up from $89 million in fiscal 2017.

•

Within Intermediates and Solvents (I&S), operating income was $31 million compared to an operating loss of $12 million in fiscal 2017. I&S increased Adjusted EBITDA to $61 million, up from $26 million in the prior year.

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As part of the EBITDA margin acceleration program, Ashland is on track to achieve its target of $120 million in total run-rate savings by end of calendar 2019.

The market recognized our progress to deliver enhanced shareholder value—during fiscal 2018 our stock price increased 28%. We expect continued improvement in fiscal 2019 and beyond as we realize the benefits from the EBITDA margin acceleration program and become a pure-play specialty chemicals company following the divestiture of our Composites business and butanediol (BDO) manufacturing facility in Marl, Germany.

(In millions)	2018	2017
Sales
Specialty Ingredients	$2,470	$2,216
Composites	942	779
Intermediates and Solvents	331	265
Operating income (loss)
Specialty Ingredients	$314	$233
Composites	73	67
Intermediates and Solvents	31	(12)
EBITDA^
Specialty Ingredients	$560	$462
Composites	95	89
Intermediates and Solvents	61	19
Adjusted EBITDA*^
Specialty Ingredients	$574	$493
Intermediates and Solvents	61	26

*	There were no key adjustments for the Composites or I&S segments in fiscal 2018.

^	EBITDA and Adjusted EBITDA are non-GAAP measures and are reconciled to net income for Ashland and operating income for each segment in Appendix B.

Compensation Philosophy and Program Design Principles

Compensation Philosophy and Executive Compensation Program Objectives

Our executive compensation program is designed to create a pay-for-performance culture by aligning compensation to the achievement of our financial and strategic objectives and our stockholder’s interests. We strive to provide our NEOs with a compensation package that is aligned with the median of our Compensation Peer Group, with the expectation, based on a comparison to executives in the Compensation Peer Group and a review of other competitive market information, that above-target performance will result in above-median pay and below-target performance will result in below-median pay. The Compensation Committee annually reviews the base salaries and the annual and long-term target opportunities of our NEOs to determine whether these programs competitively reward our NEOs for their services.

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The primary objectives of our executive compensation program and the guiding principles for setting and awarding executive compensation are:

Align the interests of management with our stockholders

To closely align the interests of management with the interests of our stockholders, a significant portion of the executive’s compensation is equity-based and is linked to building long-term stockholder value through the achievement of the financial and strategic objectives of Ashland.

Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk

Incentive compensation should help drive business strategy. The compensation program should encourage both the desired results and the right behaviors. It should help drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features so that unnecessary or excessive risk is not encouraged.

Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay	Compensation should be competitive with those organizations with which we compete for top talent.
Integrate with our performance management process of goal-setting and formal evaluation	Target-level goals should be aligned with the annual operating plan and be considered stretch yet achievable, based on an annual assessment of business conditions for the performance period.

Elements of Compensation and Link to Company Performance

Primary Compensation Elements

We have three primary elements of total direct compensation—base salary, annual incentive and long-term incentive. Our long-term incentive is delivered through Performance Units (“PUs” or “Performance Units”), Stock Appreciation Rights (“SARs”) and Restricted Stock Units (“RSUs”).

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The majority of our NEOs’ compensation is performance-based and not guaranteed. The following table summarizes the key elements of our executive compensation program and describes why each element is provided:

	Base Salary	Annual Incentive	PUs	SARs	RSUs
Who Receives	All NEOs
When Granted / Received	Reviewed annually	Annually for prior year performance	First quarter annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis		Long-term emphasis
Performance Period	Ongoing	1 Year	3 Years
How Payout is Determined	Compensation Committee judgment based on review of market and other factors	Formulaic; Compensation Committee verifies performance before payout	Formulaic; Compensation Committee verifies performance before payout	Stock price on exercise/vest date
Most Recent Performance Measure	N/A	Adjusted EBITDA* and FCF* with a safety modifier	Adjusted Earnings per Share* & relative Total Shareholder Return (“TSR”)	Stock price appreciation
What is Incentivized	Balance against excessive risk taking	Deliver on annual strategic objectives	Deliver on long-term strategic objectives; outperform peers	Increase stock price	Balance against excessive risk-taking and retention

*

Adjusted EBITDA and FCF, in each case, as used for purposes of our Annual Incentive Plan, and Adjusted Earnings Per Share are non-GAAP measures. A reconciliation of these measures to results in accordance with GAAP can be found in Appendix B.

Overall Pay Mix

As illustrated in the charts below, we place a significant emphasis on performance-based compensation (annual and long-term) so that a substantial percentage of each NEO’s total direct target compensation is contingent on the successful achievement of our financial and strategic goals, in accordance with our compensation philosophy.

Fiscal Year 2018 Total Direct Compensation Mix

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USE OF COMPARATOR PEER GROUPS

The Compensation Committee primarily uses two comparator groups as part of its executive compensation process. The “Compensation Peer Group” is used to assess the competitiveness of our NEOs’ compensation and the “Performance Peer Group” is used in limited circumstances in evaluating our stock performance.

Compensation Peer Group

The Compensation Committee considers relevant market pay practices, among other factors, when setting executive compensation to enhance our ability to recruit and retain high-performing talent. In assessing market competitiveness, the compensation of our NEOs is reviewed against executive compensation at a number of companies with which we compete for executive talent. Factors used to determine the companies included in the analysis and how the data is used is set forth below:

Considerations used to choose peer group	How we use the peer group information

✓ Comparable revenue size ✓ Global operations ✓ Chemical industry ✓ Market capitalization

✓    Input in developing base salary ranges, annual incentive target opportunities and long-term incentive awards

✓    Assess competitiveness of total direct compensation

✓    Determine form and mix of equity

✓    Input to designing compensation plans, benefits and perquisites

Our Compensation Committee annually reviews the Compensation Peer Group and determines, with input from its independent consultant, whether any changes are appropriate. During this annual review, the Compensation Committee considers whether the Compensation Peer Group companies remain appropriate from a business and talent perspective.

The fiscal 2018 Compensation Peer Group used for market assessment of compensation included the following companies:

Company	Revenue ($M)	Company	Revenue ($M)
Huntsman Corporation	$10,198.0	FMC Corporation	$3,330.9
Eastman Chemical Company	$9,375.0	International Flavors & Fragrances Inc.	$3,306.7
Westlake Chemical Corporation	$7,765.8	Ashland Global Holdings Inc.	$3,260.0
Olin Corporation	$6,034.2	Albemarle Corporation	$2,910.8
Celanese Corporation	$5,858.0	Cabot Corporation	$2,717.0
RPM International Inc.	$5,176.2	A. Schulman, Inc.	$2,535.7
Axalta Coating Systems Ltd.	$4,241.9	H.B. Fuller Company	$2,202.8
Platform Specialty Products Corporation	$3,657.2	NewMarket Corporation	$2,140.0
Polyone Corporation	$3,525.3	W.R. Grace & Co.	$1,687.8

Additionally, competitive pay data was gathered from the Towers Watson CDB General Industry Executive Compensation Survey. The data from the survey is scoped to Ashland’s industry and adjusted to Ashland’s revenue size.

Performance Peer Group

Our Compensation Committee utilizes the entire S&P 500 index as our performance peer group (the “Performance Peer Group”). We believe the Performance Peer Group is an appropriate

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measure of our relative TSR, reflects Ashland’s performance compared to the broader stock market and provides transparency to our investors and incentive plan participants. Our Performance Peer Group is used solely for assessing relative TSR performance for our PUs.

FISCAL YEAR 2018 COMPENSATION STRUCTURE DECISIONS

Our Compensation Committee reviews the base salaries and the annual and long-term target opportunities of our NEOs annually to determine whether these programs competitively reward our NEOs for their services based on a comparison to executives in the Compensation Peer Group and a review of other competitive market information.

Overview of CEO Compensation for fiscal 2018

CEO Compensation in fiscal 2018
• No increase in base salary • No increase in annual target incentive compensation opportunity • No increase in long-term target incentive compensation opportunity

Base Salary

The Compensation Committee considers each NEO’s experience, proficiency, performance and potential to impact future business results, the NEO’s behavior measured against key competencies and corporate values as well as competitiveness in the market, in making base salary decisions.

When evaluating Mr. Wulfsohn’s base salary in its annual review, the Compensation Committee reviewed the market data provided by its compensation consultant and, in executive session without management present, recommended no change to Mr. Wulfsohn’s base salary.

The Compensation Committee reviewed the market data provided by its compensation consultant as well as the merit increase recommendations submitted by Mr. Wulfsohn. Based on the information provided, the Compensation Committee approved increases for Messrs. Willis, Ganz and Silverman and Ms. Schumann. Increases for Messrs. Willis and Ganz reflected the Company’s standardized annual review process. Mr. Silverman’s base salary increase for fiscal 2018 reflected an increase based on his assumption of manufacturing responsibilities earlier in fiscal 2018, as well as an increase, effective May 2018, following consideration by Mr. Wulfsohn and the Compensation Committee of Mr. Silverman’s increased responsibilities for global operations and worldwide supply chain as well as his positioning compared to competitive practice. Such increase was also adopted in connection with a decrease in Mr. Silverman’s annual target incentive compensation opportunity and long-term target incentive compensation opportunity as described in the section entitled “Compensation Discussion and Analysis—Fiscal Year 2018 Compensation Structure Decisions—Annual and Long-Term Incentive Target Opportunities” of this proxy statement. Ms. Schumann’s increase was the second increase in a two-year process, to reflect her expanded responsibilities in connection with her appointment as Chief Human Resources Officer.

Base salary increases for Messrs. Wulfsohn, Willis, Ganz and Silverman and Ms. Schumann, effective April 2018 and, for the additional increase for Mr. Silverman, May 2018, were as follows:

NEO	FY2017 Base Salary ($)	FY2018 Base Salary ($)	Increase (%)
William A. Wulfsohn	1,189,000	1,189,000	0.0%
J. Kevin Willis	580,700	598,150	3.0%
Peter J. Ganz	539,950	561,550	4.0%
Anne T. Schumann	420,000	470,000	11.9%
Keith C. Silverman*	300,000	438,000	46.0%

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*	Mr. Silverman received his first base salary increase effective April 1, 2018. Mr. Silverman received another increase effective May 13, 2018.

Annual and Long-Term Incentive Target Opportunities

Each year, the Compensation Committee reviews the annual and long-term target incentive opportunities to ensure alignment with our compensation philosophy and competitive practice. Annual and long-term target incentive opportunities for Messrs. Wulfsohn, Willis and Ganz remained the same for fiscal year 2018. Ms. Schumann’s annual target incentive opportunity remained the same and her long-term target incentive opportunity increased by 10 percentage points. Ms. Schumann’s long-term incentive target will increase to 150% effective fiscal 2019 to more closely align her compensation with that of Messrs. Willis and Ganz. Effective May 13, 2018, Mr. Silverman’s annual target incentive opportunity was decreased by 10 percentage points, and his long-term target incentive opportunity was decreased by 5 percentage points effective fiscal 2019. These adjustments, along with his base salary increase, align Mr. Silverman’s overall compensation with his peers within the company and competitive practice.

NEO	FY2017 Target Annual Incentive (% of Base Salary)	FY2018 Target Annual Incentive (% of Base Salary)	Target Annual Incentive Change (%)	FY2017 Target LTI (% of Base Salary)	FY2018 Target LTI (% of Base Salary)	Target LTI Increase (%)
William A. Wulfsohn	120	120	0	400	400	0
J. Kevin Willis	90	90	0	225	225	0
Peter J. Ganz	75	75	0	150	150	0
Anne T. Schumann	75	75	0	90	100	10
Keith C. Silverman	75	65	(10)	90	90	0

FISCAL YEAR 2018 INCENTIVE PLAN DESIGNS AND PERFORMANCE-RELATED PAYOUTS

Annual and Long-Term Incentive Metrics and Goals

Based on a review of the annual and long-term financial goals, operational plans, strategic initiatives and the prior year’s actual results, the Compensation Committee annually approves the financial performance metrics that will be used to measure performance in our annual and long-term incentive arrangements as well as the relative weighting that will be assigned to each metric.

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The Compensation Committee then approves threshold, target and maximum performance levels for each performance metric. The Compensation Committee seeks to establish corporate performance goals that are challenging yet attainable. For our fiscal 2018 Annual Incentive Plan and Long-Term Incentive Performance Plan (“LTIPP”), the Compensation Committee approved the following performance metrics in November 2017 for the reasons noted below:

	Performance Metric	Reason for Selection
Annual Incentive Plan	Adjusted Earnings Before Interest Depreciation and Amortization (“EBITDA”)*	An indicator of Ashland’s • Profitability • Ability to optimize cash flow and stockholder value

	Free Cash Flow (“FCF”)*	• An important indicator of Ashland’s ability to optimize cash flow and value

	Total Preventable Recordable Rate (“TPRR”)	• Reflects the importance of safety matters within Ashland

LTIPP
	Adjusted Earnings per Share (“EPS”)*	• An indicator of the profitability of Ashland

	Relative Total Shareholder Return (“TSR”)	• Measures performance against our Performance Peer Group and stockholder value creation

*

Adjusted EBITDA and FCF, in each case, as used for purposes of our Annual Incentive Plan, and Adjusted EPS are non-GAAP measures. A reconciliation of these measures to results in accordance with GAAP can be found in Appendix B.

Beginning with the fiscal 2018 performance period, Adjusted EBITDA and Free Cash Flow replaced operating income for incentive compensation and working capital efficiency as the annual incentive plan metrics, which we believe more closely supports the key objectives reflected in our annual operating plan.

Adjustments to Reported Financial Results

The Compensation Committee reviews our financial performance following the end of the fiscal year and determines the financial performance score. The Compensation Committee retains the authority to adjust our reported financial results for items causing significant differences from assumptions contained in our plan. This year’s adjustments include restructuring and severance costs for significant business model redesign events, variance to target for corporate legacy pension income and environmental expense, foreign exchange variance outside a 5% corridor, and unusual or non-recurring gains or losses. The Compensation Committee has adopted a set of guidelines to help it evaluate potential adjustments. Adjustments to reported financial results are intended to better reflect executives’ line of sight and ability to affect performance results, align award payments with decisions that support the annual operating plan, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize long-term and sustainable growth.

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Fiscal Year 2018 Annual Incentive Plan

Fiscal Year 2018 Annual Incentive Plan Design

For fiscal 2018, our NEOs, including the CEO, participated in our annual incentive plan, which is designed to reward executives for the achievement of EBITDA growth and for delivering value through FCF, with an additional safety modifier (“TPRR”) for overall employee safety performance.

Consistent with our focus on establishing stretch target level incentive plan goals, our fiscal 2018 Adjusted EBITDA and FCF targets were set above our fiscal 2017 actual results.

Our fiscal 2018 goals for each metric are:

Performance Levels	Adjusted EBITDA ($, thousands)	FCF ($, thousands)	Payout Curve (%)
Threshold	512,100	155,800	50
Target	650,000	222,000	100
Maximum	698,800	244,200	150

TPRR, the rate of injuries per 100 employees in a work year, is used as a safety modifier that may modify the total percentage of the annual incentive target amount earned by adding or deducting up to 10 percentage points based on Ashland’s TPRR performance. The safety modifier may not increase the incentive paid above 150% of target. For fiscal 2018, we set our TPRR targets at lower levels than our fiscal 2017 targets, as we continue to emphasize our focus on safety matters within Ashland.

TPRR Goals
Target 15% Improvement over Three-Year Rolling Avg.	Neutral No Adjustment	Unacceptable 25% Increase over Three-Year Rolling Avg.
.51 or less	.52—76	.77 or greater

Fiscal Year 2018 Annual Incentive Performance

The table below shows the adjusted fiscal 2018 performance compared to the pre-established financial performance targets:

Metric	Weighting	Target (thousands)	Adjusted Performance (thousands)	Payout (% of Target)	Combined Weighted Payout (% of Target)
Adjusted EBITDA*	80%	$650,000	$688,000	139.0%	127.4%
FCF**	20%	$222,000	$197,100	81.2%

*	See Appendix B for a reconciliation of Adjusted EBITDA to Net Income.

**	See Appendix B for a reconciliation of FCF to cash flows provided by operating activities from continuing operations.

Our fiscal 2018 TPRR was .64 resulting in no adjustment to the combined weighted payout.

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Fiscal Year 2018 Annual Incentive Payout

Based on the performance outlined above, our Compensation Committee approved the following annual incentive awards for our NEOs:

NEO	Annual Incentive Target Amount ($)	Percent of Annual Incentive Target Earned (%)	FY2018 Annual Incentive Award Value ($)
William A. Wulfsohn	1,426,800	127.44	1,818,314
J. Kevin Willis	538,335	127.44	686,054
Peter J. Ganz	421,163	127.44	536,729
Anne T. Schumann	352,500	127.44	449,226
Keith C. Silverman*	277,860	127.44	354,105

*

Mr. Silverman’s fiscal 2018 target annual incentive was pro-rated during the year. Through May 12, 2018, his incentive was calculated at 75% and from May 13, 2018 through the end of the fiscal year was calculated at 65%. His base pay used to establish the target annual incentive was also pro-rated at $365,000 through May 12, 2018 and $438,000 from May 13, 2018 through the end of the fiscal year.

Long-Term Incentive Plan

LTI Plan Design

Our Long-Term Incentive Plan (“LTI”) for our NEOs is composed of 50% PUs, 25% SARs, and 25% RSUs. We grant executives a mix of equity awards to provide an effective balance between performance and retention. This design aligns the executives’ interests and long-term strategies with the interests of stockholders. LTI targets are expressed as a percentage of base salary and, in the case of PUs and RSUs, are converted to a number of shares using the average of closing prices of Ashland Common Stock for the twenty business days ended September 30 of the applicable fiscal year. The number of SARs granted is determined as described below.

PUs—Long-Term Incentive Performance Plan

Our Long-Term Incentive Performance Plan (“LTIPP”) is designed to reward executives for achieving long-term performance that meets or exceeds adjusted EPS financial performance targets, as modified by relative TSR performance.

PUs vest at the end of the three-year performance period and the NEOs will earn a number of shares based upon achievement of the performance metrics during the performance period. Upon vesting, PUs convert into shares of Ashland Common Stock on a one-for-one basis. Grants under the LTIPP are not adjusted for, nor entitled to receive, cash dividends during the performance period.

SARs

SARs are considered “at risk” since they have no value unless our stock price appreciates during the term of the SAR. SARs expire on the tenth anniversary plus one month from the date of grant and vest over a three-year period as follows—50% vest on the first anniversary of the grant date and 25% vest on each of the second and third anniversary of the grant date. No dividends are payable on SARs. The number of SARs granted is based on the Black-Scholes value calculated using the 20-day average closing price of Ashland Common Stock prior to fiscal year end. At the time of exercise, the holder will be entitled to receive shares of Ashland Common Stock for each share subject to a SAR with a fair market value equal to the excess of the fair market value per share of Ashland Common Stock at the time of exercise over the price per share of Ashland Common Stock at the time of grant.

RSUs

RSUs provide strong retentive value, while still providing alignment with stockholder value creation. Our annual RSU grants generally vest in equal installments on each anniversary of the

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date of grant over a three-year period. Dividend equivalents are accrued on outstanding RSU awards at the same time and at the same rate as dividends are paid to stockholders. Dividend equivalents on RSUs are only payable if the underlying RSU award vests. At the time of vesting, one share of Ashland Common Stock is issued for each RSU and any accrued dividend equivalents are paid as additional shares of Ashland Common Stock.

Fiscal Year 2018-2020 LTIPP Design

In November 2017, the Compensation Committee reviewed and approved the performance metrics and target performance levels for the fiscal 2018-2020 LTIPP.

PUs for the fiscal 2018-2020 LTIPP will be earned based on adjusted EPS and relative TSR performance compared to goals established at the beginning of the three-year performance cycle. The adjusted EPS target is 15 percent growth relative to reported adjusted EPS for fiscal 2017. Adjusted EPS is a non-GAAP measure, and reconciliation of this measure to results in accordance with GAAP can be found in Appendix B.

Performance Level	Adjusted EPS Achieved (CAGR)	Award Earned (as a % of Target)
Threshold	5%	25
	10%	50
Target	15%	100
	20%	150
Maximum	25%	200

Adjusted EPS is measured for each of the three years of the performance period and on a cumulative three-year basis. Adjusted EPS Cumulative Annual Growth Rate (“CAGR”) performance for fiscal 2018, fiscal 2019, fiscal 2020, and cumulative fiscal 2018-2020 is equally weighted at 25% for each of these periods. Each annual measurement period is calculated independently and there is no opportunity to revise previous years’ calculations. Relative TSR is calculated by measuring the change in the market price of stock plus dividends paid over the performance period, and is measured over the three-year period and used as a modifier to the earned adjusted EPS score.

The total award earned based on the adjusted EPS score will be modified (up or down) based on Ashland’s three-year relative TSR performance as follows:

TSR Performance Relative to the S&P 500	Adjustment to Earned Award
At or Below 25th Percentile	Decreased by 25%
In between 25th and 75th Percentile	No Adjustment
At or Above 75th Percentile	Increased by 25%

Equity Awards Granted in Fiscal Year 2018

Fiscal Year 2018 Equity Grant

We typically grant annual equity awards during the first quarter of each fiscal year. The equity grant date is never selected or changed to increase the value of equity awards for executives.

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The Compensation Committee approved the annual grants shown in the table below in the first quarter of fiscal 2018.

NEO	Target FY2018 Equity Award (as a % of Base Salary)	Target FY2018 Equity Award ($)	Target FY2018 - 2020 PU Award ($)	Target FY2018 - 2020 PU Award (#)	SAR Award ($)	SAR Award (#)	RSU Award ($)	RSU Award (#)
William A. Wulfsohn	400	4,756,000	2,378,000	37,350	1,189,000	103,500	1,189,000	18,700
J. Kevin Willis	225	1,306,600	653,288	10,300	326,644	28,450	326,644	5,150
Peter J. Ganz	150	809,900	404,963	6,400	202,481	17,650	202,481	3,200
Anne T. Schumann	100	420,000	210,000	3,300	105,000	9,150	105,000	1,650
Keith C. Silverman	90	270,000	135,000	2,150	67,500	5,900	69,000	1,100

In addition, in light of the Valvoline spin-off, on November 15, 2017, Mr. Silverman was granted a retention award consisting of 3,800 RSUs. This grant vests 50% on the first anniversary of the date of grant and 25% on each of the second and third anniversaries of the date of grant.

Valvoline Retention Bonus Payment

Due to the strategic business decision to separate the Valvoline business from Ashland’s specialty chemical businesses, in November 2015 Ashland granted a retention bonus in the amount of $479,700 to Mr. Silverman. The terms of the agreement required Mr. Silverman to remain employed with Ashland six months after the Final Distribution of Valvoline, and Mr. Silverman received payment of this bonus in accordance with its terms in fiscal 2018.

FISCAL YEAR 2019 COMPENSATION DECISIONS

In November 2018, the Compensation Committee approved a cost reduction modifier to the fiscal 2019 Annual Incentive Plan for certain senior leaders, including the NEOs. This cost reduction modifier is intended to provide senior leaders with an incentive to achieve pre-determined cost reduction goals for the year. Participants’ annual incentives can be modified from -20% to +20% depending on cost reductions achieved.

The Compensation Committee also approved an amendment to the fiscal 2019 Annual Incentive Plan to increase the maximum payout opportunity from 150% to 200% of target. After a careful review of market data, including our Compensation Peer Group, with the assistance of the independent compensation consultant, it was determined that a 200% maximum opportunity is more closely aligned with competitive practice. In addition, the increased maximum provides flexibility to recognize outstanding individual performance and safety goal achievement that may otherwise be limited by the current cap on annual incentive payouts. Importantly, the required level of financial performance needed to achieve a maximum payout has been increased over prior years and is intended to require extraordinary performance relative to plan.

In addition, in December 2018, Ashland’s Compensation Committee and Board each determined that, consistent with our focus on aligning compensation with the achievement of our financial and strategic objectives and our stockholders’ interests, LTIPP awards granted beginning in November 2019 will be earned based on achievement of performance goals linked to a return on capital metric for the applicable performance periods (among other performance goals).

CORPORATE GOVERNANCE

Maintaining Best Practices Regarding Executive Compensation

Our Compensation Committee intends to compensate our NEOs consistent with the objectives and design principles previously outlined. We have adopted the following compensation

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practices, which are intended to promote strong corporate governance and alignment with stockholder interests:

Compensation Committee Practices

Independence of Committee Members

The Compensation Committee members satisfy the NYSE independence standards, are “non-employee directors” under SEC rules and satisfy the requirements of an “outside director” for purposes of the Internal Revenue Code of 1986, as amended (the “Code”).

Independent Compensation Consultant	The Compensation Committee retains and annually reviews the independence of its compensation consultant.
Annual Risk Assessment

The Compensation Committee conducts an annual risk assessment of our executive, management, and sales incentive compensation plans and designs plans and programs so they are aligned with our compensation philosophy and do not encourage excessive risk taking.

Compensation at Risk	We grant a high percentage of at-risk compensation. We believe this is essential to creating a pay-for-performance culture.
Mitigate Undue Risk

We mitigate undue risk in our compensation program by instituting governance policies such as capping potential payments under our incentive plans, instituting clawback provisions, utilizing multiple performance metrics, including absolute and relative metrics, striking a balance between short- and long-term incentives and adopting stock ownership requirements.

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines that are the lesser of the dollar value of a multiple of base salary or a fixed number of shares of Ashland Common Stock: (i) five times base salary or 235,400 shares for the CEO, (ii) three times base salary or 56,500 shares for the CFO and for the General Counsel and Secretary, and (iii) two times base salary or 20,700 shares for the Chief Human Resources and IT Officer and Senior Vice President, Global Operations, Quality and EHS. The executive officer must achieve compliance with the guidelines by the fifth anniversary of the officer’s appointment. All executive officers are in compliance with the guidelines.

Clawback Policy

We have the right to seek recoupment of all or part of annual cash incentives or PUs if there is a restatement of our financial statements for any such year which results from fraud or intentional misconduct committed by an award holder.

Anti-Hedging and Pledging Policy	We prohibit our executive officers from hedging or pledging Ashland securities.
”Double triggers” in Change in Control Agreements

The NEOs and other executive officers do not receive change in control cash severance unless their employment is terminated without cause (or by the executive for good reason) within a specified period following a change in control.

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No Tax Gross-Ups on Change in Control Benefits	The NEOs and other executive officers are not entitled to tax gross ups in the event that their change in control benefits are subject to the “golden parachute” excise tax under the Code.
Equity Incentive Compensation Plan Best Practices

Our Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan includes many best practices, such as minimum vesting periods and absence of single-trigger vesting and liberal share recycling provisions.

Consideration of Fiscal Year 2018 Advisory Vote on Executive Compensation

The Compensation Committee regularly reviews the philosophy, objectives and elements of our executive compensation programs in relation to our short- and long-term business objectives. In undertaking this review, the Compensation Committee considers the views of stockholders as reflected in their annual advisory vote on our executive compensation proposal. At our 2018 Annual Meeting, stockholders approved our executive compensation proposal by an overwhelming majority (approximately 96.8%). Based on the Compensation Committee’s review and the support of our executive compensation programs received from stockholders, the Compensation Committee maintained the core elements of our executive compensation programs in fiscal 2018.

Decision Making Process and Role of Executive Officers

The Compensation Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The Compensation Committee frequently reviews Ashland’s compensation practices, and its decisions take into consideration, among other things, Ashland’s compensation philosophy, its financial and operating performance, individual performance, practices and compensation levels of peer companies and the voting guidelines of certain proxy advisory firms and stockholders. In making compensation decisions, the Compensation Committee uses several resources and tools, including competitive market information, and reviews accumulated and potential equity holdings.

When making individual recommendations to the Compensation Committee for the other NEOs on base salary, annual incentive and long-term compensation, the CEO considers the relative importance of the executive’s position within the organization, the individual tenure and experience of the executive, individual performance and the executive’s contributions to Ashland’s financial and operating results.

Management also plays an important role in the process of setting compensation for executives, other than the CEO. The CEO, and in certain instances other executives, in consultation with the Compensation Committee’s independent executive compensation consultant and the Chief Human Resources and IT Officer, develops compensation recommendations for the Compensation Committee’s consideration.

Role of the Compensation Committee and Independent Adviser

Our Compensation Committee has the authority to obtain advice and assistance from advisors and to determine their fees and terms of engagement. In fiscal 2018, the Compensation Committee directly engaged Deloitte Consulting LLP (“Deloitte” or the “compensation consultant”) to serve as the outside advisor on executive compensation matters and to review Ashland’s executive compensation program. Deloitte’s aggregate fees for executive and director compensation services in fiscal 2018 were $255,000.

In addition to the compensation services provided by Deloitte to the Compensation Committee, Deloitte affiliates provided certain services to Ashland at the request of management

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consisting of (i) tax services and other tax-related services, (ii) auditing services, (iii) reporting assessments and (iv) assistance in preparation of executive compensation tables for Ashland’s fiscal 2017 proxy tables. Ashland paid $9.2 million to Deloitte affiliates in fiscal 2018 for these other services. The Compensation Committee believes that, given the nature and scope of these projects, these additional services provided by Deloitte affiliates do not raise a conflict of interest and do not impair Deloitte’s ability to provide independent advice to the Compensation Committee concerning executive compensation matters.

OTHER COMPENSATION AND TAX MATTERS

Equity Treatment Post-Separation of Valvoline

As discussed in Ashland’s proxy statement for fiscal 2017, on May 12, 2017 (the “Distribution Date”), Ashland distributed to its stockholders 170,000,000 shares of Valvoline Common Stock as a pro rata dividend (the “Final Distribution”). In connection with the Final Distribution and pursuant to the terms of the applicable equity compensation plans, equity awards held by Ashland officers, directors and employees that were outstanding on the Distribution Date were adjusted with the guiding principle of maintaining approximately the same value immediately before and after the Final Distribution. Awards were converted using an equity adjustment ratio (the “Equity Adjustment Ratio”) to convert the number of stock-based Ashland awards held immediately before the Final Distribution to a new number of stock-based awards held immediately after the Final Distribution. A similar adjustment was made to the strike price of outstanding stock appreciation rights (“SARs”). The Equity Adjustment Ratio was calculated using the quotient of the closing price of Ashland Common Stock on the Distribution Date and the 10-day Volume Weighted Average Price (“VWAP”) of Ashland Common Stock following the Final Distribution. Accordingly, unless otherwise noted, all equity information and related stock prices in this proxy statement have been converted using the Equity Adjustment Ratio. All other terms and conditions of the grants remained the same unless otherwise noted.

Retirement Benefits

The combination of tax-qualified and non-qualified retirement plans is designed to assist the NEOs in building savings for retirement over the term of their employment.

The Company’s Employee Savings Plan is a tax-qualified vehicle to provide retirement benefits to the NEOs and their families. The benefits in these plans are available to most U.S.-based employees. The benefits are funded through trusts and are separate from the assets of Ashland and by law are protected from Ashland’s creditors.

The benefits that may be provided under the tax-qualified plans are limited by the Internal Revenue Code of 1986, as amended (the “Code”). These plans, standing alone, do not provide sufficient retirement income to the NEOs when compared to their pay as an active employee. To make up for this gap in potential replacement income in retirement, Ashland offers the NEOs non-qualified retirement plans that complement each other and the tax-qualified plans.

The Employee Savings Plan contributions are also limited by law, which means their potential Ashland matching contributions are also limited. Therefore, Ashland has an unfunded, non-qualified defined contribution plan that provides a contribution equivalent to a base contribution of 4% and a Company match of 4% on annual incentive compensation paid and eligible earnings in excess of limits established under Code Section 401(a)(17) not permitted in the Employee Savings Plan.

Ashland also has employee deferral plans that allow the NEOs to annually make a separate deferral election so that the NEOs and other senior leaders can save amounts from their own pay in addition to amounts they are allowed to save in the savings plans.

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In addition, certain NEOs have accumulated benefits under certain qualified and non-qualified pension plans previously sponsored by Ashland but that have been transferred to Valvoline.

For a description of these plans, see the narratives to the “Non-Qualified Deferred Compensation” and “Pension Benefits” tables in this proxy statement.

Executive Perquisites

Ashland provides the NEOs and other selected executives with financial planning services (including tax preparation). All the NEOs except Mr. Silverman participated in the financial planning program. Messrs. Wulfsohn, Willis and Ganz and Ms. Schumann are additionally eligible for a reimbursement of up to $5,000 a year for services performed relating to an executive physical; however, none of these executives participated in this program in fiscal year 2018. In addition, Ashland pays life insurance premiums on behalf of the NEOs and provides certain charitable matching donations pursuant to various Company programs, in each case, on the same terms as such premiums are paid and contributions are made with respect to Ashland employees generally. In addition, in connection with his move from interim housing in Covington, Kentucky, moving expenses and a gross-up on those expenses were paid to Mr. Wulfsohn on the same terms as applied to all other employees. Mr. Wulfsohn’s primary office location has been moved to Wilmington, Delaware, as part of the process of relocating our headquarters.

The Compensation Committee reviews the perquisites provided to executive officers as part of their overall review of executive compensation. The Compensation Committee has determined the perquisites serve a useful business purpose, as such expenditures allow the executives to be more effective in their duties and the types and amounts are well within the appropriate range of market practices.

A detailed description of the cost of these perquisites is included in the “Summary Compensation Table” section of this proxy statement.

Severance Pay Plan

The NEOs are covered by the Severance Pay Plan that provides benefits in the event of a covered termination in the absence of a change in control. A covered termination is the direct result of the permanent closing of a facility, job discontinuance or other termination action of Ashland’s initiative as determined by Ashland. The plan excludes certain terminations such as termination for cause and voluntary resignation.

A detailed description of this plan is included in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Change in Control Agreements

Each of Messrs. Wulfsohn, Willis and Ganz and Ms. Schumann has entered into a change in control agreement that sets forth the economic consequences and entitlements for termination without cause or for good reason after a change in control. The primary purpose of these agreements is to align executive and stockholder interests by enabling the executives to assess possible corporate transactions without regard to the effect such transactions could have on their employment.

A detailed description of these agreements is included in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Tax and Accounting Implications of Compensation

Tax and accounting implications are considered, but they are not the only factors considered in developing our compensation program.

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Prior to the enactment of the Tax Cuts and Jobs Act on December 22, 2017, Section 162(m) of the Code limited deductibility of certain compensation to $1 million per year for the Chief Executive Officer and the three other named executive officers (other than the Chief Financial Officer) who were the highest paid and employed at year end. If certain conditions were met, performance-based compensation may have been excluded from this limitation.

The Company’s annual and long-term incentive plans generally have been structured with the intent of enabling the Compensation Committee to grant compensation that constitutes performance-based compensation under Section 162(m) of the Code, if the Compensation Committee determined to do so. However, the Compensation Committee may have from time to time approved payments that could not be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interest of stockholders.

The Tax Cuts and Jobs Act includes a number of significant changes to Section 162(m), such as the repeal of the performance-based compensation exemption and the expansion of the individuals subject to the provision (for example, by including the Chief Financial Officer and certain former named executive officers). As a result of these changes, except as otherwise provided in the transition relief provisions of the Tax Cuts and Jobs Act, compensation paid to any of our named executive officers generally will not be deductible in the fiscal year starting October 1, 2018 or a later fiscal year, to the extent that it exceeds $1 million per year. The Board of Directors and the Compensation Committee reserve the right to provide compensation to our executives that is not deductible, including when necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention or recognize and reward desired performance.

Generally, under GAAP, compensation is expensed as earned. Equity compensation is expensed in accordance with ASC Topic 718, which is generally over the vesting period.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis appearing on pages 38 through 54 of this proxy statement and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ashland’s Annual Report on Form 10-K for fiscal 2018 and Ashland’s proxy statement for its 2019 Annual Meeting of Stockholders. This report is provided by the following independent directors who comprise the Compensation Committee:

COMPENSATION COMMITTEE
Barry W. Perry, Chair
Jerome A. Peribere
Janice J. Teal
Michael J. Ward
Kathleen Wilson-Thompson

The Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the Compensation Committee Report by reference.

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SUMMARY COMPENSATION TABLE

The following table is a summary of compensation information for the last three fiscal years, the most recent of which ended September 30, 2018, for Ashland’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers in fiscal 2018.

Name and Principal Position (a)	Year (b)	Salary (1) ($) (c)	Bonus (2) ($) (d)	Stock Awards (3) ($) (e)	Option Awards (4) ($) (f)	Non-Equity Incentive Plan Compen- sation (5) ($) (g)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (6) ($) (h)	All Other Compen- sation (7) ($) (i)	Total ($) (j)
W. A. Wulfsohn	2018	1,189,000	-	3,830,428	2,030,670	1,818,314	-	275,617	9,144,029
Chairman of the Board and Chief Executive Officer	2017	1,174,342	-	3,086,896	1,335,247	1,371,012	-	250,350	7,217,847
	2016	1,188,462		9,023,648	1,502,240	1,105,248	-	219,939	13,039,537

J. K. Willis	2018	600,256	-	1,055,853	558,189	686,054	-	107,108	3,007,460
Senior Vice President and Chief Financial Officer	2017	584,621	-	854,833	367,536	502,195	-	46,225	2,355,411
	2016	579,404	-	3,293,050	421,152	404,821	1,808,337	30,497	6,537,261

P. J. Ganz	2018	550,335	-	656,064	346,293	536,729	-	95,510	2,184,931
Senior Vice President, General Counsel and Secretary	2017	533,496	-	533,042	227,315	389,128	-	94,746	1,777,727
	2016	538,744	-	2,572,054	255,840	313,680	-	91,416	3,771,734

A. T. Schumann	2018	444,039	-	338,283	179,523	449,226	-	71,281	1,482,352
Senior Vice President, Chief Human Resources and Information Technology Officer	2017	400,806	-	232,267	98,779	302,684	-	36,846	1,071,382
	2016	391,927	-	1,707,719	112,832	227,065	260,189	30,429	2,730,160

K. C. Silverman	2018	356,519	479,700	477,284	115,758	354,105	-	46,280	1,829,646
Senior Vice President, Global Operations, Quality and EHS

(1)

Due to the timing of pay periods, the executives were paid an additional pay period in fiscal 2016 for services performed in fiscal 2015. In addition, Mr. Willis’s base salary reflects Ashland’s repurchase of vacation days in accordance with Ashland’s vacation day sell option.

(2)

Due to the strategic business decision to separate the Valvoline business from Ashland’s specialty chemical businesses in November 2015, Ashland provided a retention bonus in the amount of $479,700 to Mr. Silverman. The terms of the agreement required Mr. Silverman to remain employed with Ashland six months after the Final Distribution of Valvoline, and Mr. Silverman received payment of this bonus in accordance with its terms in fiscal 2018.

(3)

The values in column (e) for fiscal 2018 represent the aggregate grant date fair value of fiscal 2018-2020 LTIPP and RSU awards computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (e) with respect to LTIPP and RSU awards are found in Note Q to the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018 (the “2018 Form 10-K”) and the grant date fair values can be found in the footnotes to the Grants of Plan-Based Awards table in this proxy statement. For LTIPP awards, the grant date fair value is based on target levels, which is the

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assumed probable outcome of performance conditions. The grant date fair values of fiscal 2018-2020 LTIPP awards assuming the maximum level of performance are as follows: Mr. Wulfsohn, $5,149,071; Mr. Willis, $1,419,958; Mr. Ganz, $882,304; Ms. Schumann, $454,938; and Mr. Silverman, $296,399.

(4)

The values in column (f) for fiscal 2018 represent the aggregate grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (f) are found in Note Q to the Notes to Consolidated Financial Statements included in the 2018 Form 10-K and the grant date fair values can be found in the footnotes to the Grants of Plan-Based Awards table in this proxy statement.

(5)	The values in column (g) for fiscal 2018 represent the amounts earned with respect to annual incentive awards under the 2018 Annual Incentive Plan.

(6)

Ashland’s non-qualified deferred compensation arrangements do not provide above-market or preferential earnings; therefore, for fiscal 2018 the amounts in column (h) represent only the one-year change between September 30, 2017 and September 30, 2018 in the present value of accrued benefits under qualified and non-qualified defined benefit plans previously sponsored by Ashland but that have been transferred to Valvoline. Only Mr. Willis and Ms. Schumann participate in the defined benefit plans. These plans are more fully discussed in the narrative to the Pension Benefits table in this proxy statement.

The present values at September 30, 2017 and September 30, 2018 were calculated based on the earliest age that a participant could receive an unreduced benefit (see the discussion under the Pension Benefits table in this proxy statement regarding the earliest retirement age under the various plans). For Mr. Willis and Ms. Schumann the change in pension value was $(179,100) and $(48,058), respectively.

(7)	Amounts reported in column (i) for fiscal 2018 are composed of the following items:

	W. A. Wulfsohn ($)	J. K. Willis ($)	P. J. Ganz ($)	A.T. Schumann ($)	K. C. Silverman ($)
Employee Savings Plan Match (a)	20,146	22,000	22,000	16,859	26,304
Life Insurance Premiums (b)	2,322	1,242	2,322	2,322	1,242
Ashland Contribution to Non-Qualified Defined Contribution Plan (c)	182,532	64,704	52,422	35,322	16,286
Charitable Giving Match (d)	3,950	3,850	3,100	3,445	2,448
Tax Reimbursement for Moving Expenses (e)	23,803	-	-	-	-
Other (f)	42,864	15,312	15,666	13,333	-

Total	275,617	107,108	95,510	71,281	46,280

(a)	The amounts in this row represent the contributions by Ashland to the accounts of each of the named executive officers in the Ashland Employee Savings Plan.

(b)	The amounts in this row represent the value of life insurance premiums paid on behalf of the named executive officers.

(c)	The amounts in this row represent the contributions by Ashland to the account of the named executive officers pursuant to the Non-Qualified Defined Contribution Plan.

(d)	The amounts in this row represent the matching charitable contributions by Ashland made pursuant to various Company programs which are generally available to all employees.

(e)	The amounts in this row represent the tax gross-ups provided on the same basis to all employees in connection with relocations.

(f)

The amounts in this row represent the amount of aggregate incremental cost to Ashland with respect to any tax and financial planning services. Other than Mr. Wulfsohn, none of these items exceeded the greater of $25,000 or 10% of total perquisites as a category for any named executive officer. Mr. Wulfsohn’s moving expenses, which were provided on the same terms as provided to all other employees, totaled $27,471 and are included in the $42,864 amount above.

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GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding the annual incentive awards, SARs, RSUs and Performance Units awarded during fiscal 2018 to each of the named executive officers.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (3)	Options (#) (4)	Awards ($/Sh)	Awards ($) (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
W. A. Wulfsohn		285,360	1,426,800	2,140,200
	11/15/2017				9,338	37,350	74,700				2,574,536
	11/15/2017							18,700			1,255,892
	11/15/2017								103,500	$67.16	2,030,670

J. K. Willis		107,667	538,335	807,503
	11/15/2017				2,575	10,300	20,600				709,979
	11/15/2017							5,150			345,874
	11/15/2017								28,450	$67.16	558,189

P. J. Ganz		84,233	421,163	631,744
	11/15/2017				1,600	6,400	12,800				441,152
	11/15/2017							3,200			214,912
	11/15/2017								17,650	$67.16	346,293

A. T. Schumann		70,500	352,500	528,750
	11/15/2017				825	3,300	6,600				227,469
	11/15/2017							1,650			110,814
	11/15/2017								9,150	$67.16	179,523

K. C. Silverman		55,572	277,860	416,790
	11/15/2017				538	2,150	4,300				148,200
	11/15/2017							1,100			73,876
	11/15/2017							3,800			255,208
	11/15/2017								5,900	$67.16	115,758

(1)

The dollar amounts in these columns represent the potential annual incentive payouts under the 2018 Annual Incentive Plan for fiscal 2018. The actual dollar amounts earned will be paid in December 2018 and are included in column (g) in the fiscal 2018 row of the Summary Compensation Table in this proxy statement.

(2)

The amounts in these columns represent potential payments under LTIPP awards for the fiscal 2018-2020 performance period granted under the Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan (the “2015 Incentive Plan”).

(3)

RSU grants made on November 15, 2017, to Messrs. Wulfsohn, Willis and Ganz and Ms. Schumann, and the grant of 1,100 RSUs to Mr. Silverman, were made pursuant to the 2015 Incentive Plan and vest in equal installments on each annual anniversary of the date of grant over a three-year period. The grant of 3,800 RSUs to Mr. Silverman on November 15, 2017 was made pursuant to the 2015 Incentive Plan and vests 50% on the first anniversary of the date of grant and 25% on each of the following two anniversaries of the date of grant.

(4)

The amounts in column (j) represent the number of SARs granted to named executive officers under the 2015 Incentive Plan in fiscal 2018. All SARs were granted at an exercise price of $67.16 per share, the closing price of Ashland Common Stock as reported on the NYSE on November 15, 2017.

(5)	The dollar amounts in column (l) are calculated in accordance with FASB ASC Topic 718 and assume (i) payment of Performance Unit awards at target using a Monte-Carlo simulation valuation to

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incorporate the relative TSR modifier ($68.93 per unit), as valued at the end of the fourth fiscal quarter; (ii) valuation of all SARs using the Black-Scholes valuation model ($19.62 per SAR granted on November 15, 2017); and (iii) the grant date fair value of $67.16 per RSU granted on November 15, 2017. For further information on the Black-Scholes model and related stock price assumptions utilized during fiscal 2018, see Note Q to the Notes to Consolidated Financial Statements in the 2018 Form 10-K.

Long-Term Incentive Performance Plan—Performance Units

Performance Unit awards, granted under the LTIPP, are granted to certain key employees. These awards are long-term incentives tied to Ashland’s adjusted earnings per share (EPS) and modified by the relative total shareholder return (TSR) over the performance period. Awards are granted annually, with each award covering a three-year performance period.

After the beginning of the performance period, performance hurdle, target and maximum objectives are established for the performance period. The initial number of Performance Units awarded is based on the employee’s salary. For a description of the fiscal 2018-2020 LTIPP, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2018 Incentive Plan Designs and Performance Related Payouts—Long-Term Incentive Plan” of this proxy statement. For a description of the circumstances under which the Performance Units may be entitled to accelerated vesting, see the section entitled “Potential Payments upon Termination or Change in Control—SARs/Stock Options, Incentive Compensation, Restricted Stock/Restricted Stock Units and Performance Units” of this proxy statement.

Stock Appreciation Rights

Ashland’s employee SAR grants are designed to link executive compensation with increased stockholder value over time. In determining the number of SARs to be granted annually to key employees, a target number of shares for each employee band level is established. All SARs are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant. Vesting of SARs occurs over a period of three years, as more fully described in footnote (1) to the “Outstanding Equity Awards at Fiscal Year-End” table in this proxy statement. SARs are not re-valued if the stock price declines below the grant price. For a description of the circumstances under which the SARs may be entitled to accelerated vesting, see the section entitled “Potential Payments upon Termination or Change in Control—SARs/Stock Options, Incentive Compensation, Restricted Stock/Restricted Stock Units and Performance Units” of this proxy statement. For a description of the material aspects of the program, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2018 Incentive Plan Designs and Performance Related Payouts—Long-Term Incentive Plan” of this proxy statement.

Restricted Stock Units/Restricted Stock

Ashland’s RSU grants are designed to link executive compensation with increased stockholder value over time. In determining the number of RSU awards to be granted annually to key employees, a target number of shares for each employee band level is established. All RSU awards are granted with a price equal to the fair market value of Ashland’s Common Stock on the date of grant. Vesting of the annual grant of RSU awards occurs over a period of three years, as more fully described in footnote (2) to the “Outstanding Equity Awards at Fiscal Year-End” table in this proxy statement.

The Compensation Committee may award RSU or RS awards to named executive officers. RSU/RS awards are intended to reward superior performance and encourage continued employment with Ashland. For vesting periods applicable to RSU/RS awards granted to named executive officers, see footnote (2) to the “Outstanding Equity Awards at Fiscal Year-End” table in this proxy statement.

RSU/RS awards may not be sold, assigned, transferred or otherwise encumbered during the restricted period. Dividend equivalents are paid on the RSUs/RS in the form of additional RSUs/RS

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subject to the same vesting requirements. The terms of the RSUs are generally the same as RS, except RSUs will not have voting rights and will not be counted as outstanding shares. For a description of the circumstances under which the RSUs/RS may be entitled to accelerated vesting, see the section entitled “Potential Payments upon Termination or Change in Control—SARs/Stock Options, Incentive Compensation, Restricted Stock/Restricted Stock Units and Performance Units” of this proxy statement. For a description of the material aspects of the program, see the section entitled “Compensation Discussion and Analysis—Fiscal Year 2018 Incentive Plan Designs and Performance Related Payouts—Long-Term Incentive Plan” of this proxy statement.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information regarding SARs, Performance Units and RSUs/RS held by each of the named executive officers as of September 30, 2018.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (1) (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (1) (#) (c)		Equity Incentive Plan Awards; Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (2) (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested (2) (#) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($) (j)
W. A. Wulfsohn	-	103,500	(4)	-	67.16	12/15/2027
	59,186	59,187	(5)	-	57.96	12/16/2026
	80,868	26,958	(6)	-	59.41	12/18/2025
	86,637	-			62.33	2/28/2025
							96,293	8,075,162
									74,077	6,212,089

J. K. Willis	-	28,450	(4)	-	67.16	12/15/2027
	16,291	16,292	(5)	-	57.96	12/16/2026
	22,670	7,559	(6)	-	59.41	12/18/2025
	24,672	-		-	59.95	12/12/2024
	25,426	-		-	47.63	12/13/2023
	4,940	-		-	46.65	6/3/2023
	5,462	-		-	37.37	12/14/2022
	2,307	-			29.50	1/2/2022
							31,217	2,617,848
									20,471	1,716,658

P. J. Ganz	-	17,650	(4)	-	67.16	12/15/2027
	10,076	10,076	(5)	-	57.96	12/16/2026
	13,770	4,593	(6)	-	59.41	12/18/2025
	14,125	-		-	59.95	12/12/2024
	13,937	-		-	47.63	12/13/2023
	29,193	-		-	37.37	12/14/2022
	6,216	-			29.50	1/2/2022
							22,396	1,878,153
									12,709	1,065,818

A. T. Schumann	-	9,150	(4)	-	67.16	12/15/2027
	-	4,379	(5)	-	57.96	12/16/2026
	-	2,025	(6)	-	59.41	12/18/2025
							13,409	1,124,473
									6,031	505,757

K. C. Silverman	-	5,900	(4)	-	67.16	12/15/2027
	-	1,836	(5)	-	57.96	12/16/2026
	-	848	(6)	-	59.41	12/18/2025
							6,448	540,764
									3,280	275,066

(1)

The numbers in columns (b) and (c) relate to SARs which vest over a three-year period measured from the date of grant. Fifty percent vest on the first anniversary of grant, 25% vest on the second anniversary of grant and 25% on the third anniversary of grant.

(2)

The numbers in column (g) and the dollar values in column (h) represent the number of PUs granted with respect to the fiscal 2016-2018 LTIPP performance periods that were converted to RSUs in September 2017, the number of shares of RS outstanding under the Executive Performance Incentive and Retention Program (“EPIRP”) and other unvested RSUs/RS.

EPIRP Design

On October 5, 2015, the Compensation Committee approved the EPIRP for certain NEOs. The philosophy behind this program was to provide an additional incentive to remain employed by

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Ashland in the critical period up to and immediately following the Final Distribution of Valvoline. The EPIRP also provided increased alignment between executives and stockholders by providing equity-based compensation that vests based on both relative TSR and the participant’s continued service. The program also required the successful final separation of Valvoline from Ashland in order to vest and therefore motivated participants to successfully position both Ashland and Valvoline as independent publicly traded companies.

As of the beginning of fiscal 2018, only 1/6 of the original maximum grant to each of the applicable NEOs remained outstanding, in the form of time-vested restricted shares. These shares vested in November 2018 for Messrs. Willis and Ganz and Ms. Schumann, while Mr. Wulfsohn’s remaining EPRIP award will vest in November 2019.

LTIPP and EPIRP

The number of RSUs earned for the fiscal 2016-2018 LTIPP awards was determined by the Compensation Committee in September 2017 and vested in November 2018. These RSUs do not earn dividends or dividend equivalents.

The number of RS earned for the EPIRP was determined by the Compensation Committee in September 2017. The RS earned pursuant to the EPIRP will continue to accrue dividends which vested or will vest at the same time as the underlying award.

The number of RSUs earned from the 2016-2018 LTIPP performance period and the number of RS earned from the EPIRP (and the dividends earned on the grants of the EPIRP as of September 30, 2018) for each NEO is set forth in the table below:

Name	2016-2018 LTIPP - RSUs earned	EPIRP - RS Earned	EPIRP - RS Dividends Earned
W. A. Wulfsohn	26,688	29,806	1,231
J. K. Willis	7,476	12,526	519
P. J. Ganz	4,572	10,729	444
A. T. Schumann	2,039	7,841	322
K. C. Silverman	866	N/A	N/A

Unvested RSUs

The following paragraphs list the unvested RSUs as of September 30, 2018 for each named executive officer. Unless otherwise noted, the RSUs vest in equal installments on each annual anniversary of the date of grant over a three-year period. Dividend equivalents are accrued on outstanding RSU awards at the same time and at the same rate as dividends are paid to stockholders. Dividend equivalents on RSUs are only payable if the underlying RSU award vests. At the time of vesting, one share of Ashland Common Stock is issued for each RSU and any accrued dividend equivalents are paid as additional shares of Ashland Common Stock.

For Mr. Wulfsohn, the amounts reported in columns (g) and (h) also represent:

(i)	6,780 RSUs remaining from a grant of 20,341 RSUs on November 18, 2015; and 289 RSUs earned from dividends;

(ii)	12,242 RSUs remaining from a grant of 18,363 RSUs on November 16, 2016; and 323 RSUs earned from dividends; and

(iii)	18,700 RSUs granted November 15, 2017; and 234 RSUs earned from dividends.

For Mr. Willis, the amounts reported in columns (g) and (h) also represent:

(i)	1,915 RSUs remaining from a grant of 5,744 RSUs granted on November 18, 2015; and 87 RSUs earned from dividends;

(ii)	3,390 RSUs remaining from a grant of 5,085 RSUs on November 16, 2016; and 89 RSUs earned from dividends; and

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(iii)	5,150 RSUs granted November 15, 2017; and 64 RSUs earned from dividends.

For Mr. Ganz, the amounts reported in columns (g) and (h) also represent:

(i)	1,161 RSUs remaining from a grant of 3,484 RSUs granted on November 18, 2015; and 58 RSUs earned from dividends;

(ii)	2,135 RSUs remaining from a grant of 3,202 granted on November 16, 2016; and 58 RSUs earned from dividends; and

(iii)	3,200 RSUs granted November 15, 2017; and 40 RSUs earned from dividends.

For Ms. Schumann, the amounts reported in columns (g) and (h) also represent:

(i)	534 RSUs remaining from a grant of 1,601 RSUs granted on November 18, 2015; and 36 RSUs earned from dividends;

(ii)	942 RSUs remaining from a grant of 1,412 granted November 16, 2016; and 25 RSUs earned from dividends; and

(iii)	1,650 RSUs granted November 15, 2017; and 21 RSUs earned from dividends.

For Mr. Silverman, the amounts reported in columns (g) and (h) also represent:

(i)	220 RSUs remaining from a grant of 659 RSUs granted on November 18, 2015; and 15 RSUs earned from dividends;

(ii)	377 RSUs remaining from a grant of 565 RSUs granted on November 16, 2016; and 10 RSUs earned from dividends;

(iii)	1,100 RSUs granted November 15, 2017; and 14 RSUs earned from dividends; and

(iv)	3,800 RSUs granted November 15, 2017 that vests 50% after one year and 25% at each of the second and third year anniversaries of the grant; and 47 RSUs earned from dividends.

(3)

The numbers in column (i) represent the estimated performance units granted through September 30, 2018, under the LTIPP for the fiscal 2017-2019 performance period and the fiscal 2018-2020 performance period. The estimated number is computed assuming that the target performance goals are achieved. The dollar amounts in column (j) correspond to the performance units identified in column (i). For LTIPP units, the dollar value is computed by converting the performance units to shares of Ashland Common Stock on a one-for-one basis. The number of LTIPP shares is then multiplied by the closing price of Ashland Common Stock of $83.86 as reported on the NYSE on September 28, 2018. Payment, if any, under the LTIPP will be made in cash for the fiscal 2017-2019 performance period and shares of Ashland Common Stock for the fiscal 2018-2020 performance period. Due to rounding of the fiscal 2017-2019 performance units after application of the Equity Adjustment Ratio to the nearest whole performance unit for purposes of this table, dollar values may not match exactly.

(4)	These numbers relate to SARs granted on November 15, 2017, that vest over the three-year period referenced in footnote (1) above.

(5)	These numbers relate to SARs granted on November 16, 2016, that vest over the three-year period referenced in footnote (1) above.

(6)	These numbers relate to SARs granted on November 18, 2015, that vest over the three-year period referenced in footnote (1) above.

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OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding the value realized by each named executive officer during fiscal 2018 upon the exercise of SARs and the vesting of Performance Units and RSUs/RS.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)(3)	Value Realized on Vesting (2)(3)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
W. A. Wulfsohn			63,591	4,577,714

J. K. Willis			22,832	1,562,274

P. J. Ganz			15,398	1,058,773

A. T. Schumann	16,666	237,149	4,732	320,986

K. C. Silverman	9,933	284,778	2,077	140,813

(1)	The amounts in column (b) include the gross number of shares acquired on exercise of SARs. The amounts in column (c) represent the value realized on exercise.

(2)

For Messrs. Wulfsohn, Willis, Ganz and Silverman and Ms. Schumann, the amounts in column (d) include 43,479; 12,232; 7,092; 1,439 and 3,186 shares of Ashland Common Stock, respectively, received in settlement of the fiscal 2015-2017 LTIPP. For all executives except Mr. Wulfsohn, the dollar amounts in column (e) represent the value of the fiscal 2015-2017 LTIPP (computed by multiplying the number of shares awarded by $67.10, the closing price of Ashland Common Stock as reported on November 13, 2017, the date the performance units vested). For Mr. Wulfsohn, the dollar amount in column (e) represents the value of the fiscal 2015-2017 LTIPP (computed by multiplying the number of shares awarded by $72.39, the closing price of Ashland Common Stock as reported on January 30, 2018, the date the performance units vested). The weighted score for the 2015-2017 LTIPP was 109.15%.

(3)	The amounts in columns (d) and (e) also include the following RSU/RS vestings:

(i) Mr. Wulfsohn received 6,205.062 shares with the value included in column (e) using the Ashland Common Stock closing price of $70.75 on November 16, 2017; he received 6,966.967 shares with the value included in column (e) using Ashland Common Stock closing price of $70.16 on November 20, 2017; and he received 6,941 shares with the value included in column (e) using the Ashland Common Stock closing price of $72.39 on January 30, 2018;

(ii) Mr. Willis received 2,030 shares, with the value included in column (e) using the Ashland Common Stock closing price of $67.10 on November 13, 2017; he received 1,718.325 shares with the value included in column (e) using the Ashland Common Stock closing price of $70.75 on November 16, 2017; he received 4,887 shares, with the value included in column (e) using the Ashland Common Stock closing price of $70.76 on November 17, 2017; and he received 1,965.772 shares with the value included in column (e) using the Ashland Common Stock closing price of $70.16 on November 20, 2017;

(iii) Mr. Ganz received 1,151 shares with the value included in column (e) using the Ashland Common Stock closing price of $67.10 on November 13, 2017; he received 1,080.634 shares, with the value included in column (e) using the Ashland Common Stock closing price of $70.75 on November 16, 2017; he received 4,887 shares with the value included in column (e) using the Ashland Common Stock closing price of $70.76 on November 17, 2017; and he received 1,188.831 shares with the value included in column (e) using the Ashland Common Stock closing price of $70.16 on November 20, 2017;

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(iv) Ms. Schumann received 528 shares, with the value included in column (e) using the Ashland Common Stock closing price of $67.10 on November 13, 2017; she received 477.312 shares with the value included in column (e) using the Ashland Common Stock closing price of $70.75 on November 16, 2017; and she received 541.719 shares with the value included in column (e) using the Ashland Common Stock closing price of $70.16 on November 20, 2017; and

(v) Mr. Silverman received 224 shares, with the value included in column (e) using the Ashland Common Stock closing price of $67.10 on November 13, 2017; he received 190.923 shares with the value included in column (e) using the Ashland Common Stock closing price of $70.75 on November 16, 2017; and he received 224.033 shares with the value included in column (e) using the Ashland Common Stock closing price of $70.16 on November 20, 2017.

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PENSION BENEFITS

The following table shows the actuarial present value of the named executive officers’ (other than William A. Wulfsohn, Peter J. Ganz and Keith C. Silverman) accumulated benefits under certain qualified and non-qualified pension plans previously owned by Ashland but that have been transferred to Valvoline, calculated as of September 30, 2018. Messrs. Wulfsohn, Ganz and Silverman were not eligible to participate in the Pension Plan, the Excess Plans or the SERP (as defined in footnote 1) when those plans were sponsored by Ashland since those plans were closed to new employees on January 1, 2011. On September 30, 2016, these plans were frozen to future benefit accruals and on September 1, 2016, the sponsorship of these plans was transferred to Valvoline LLC. Please see the narrative to the Pension Benefits table below for further information.

Name (a)	Plan Name (1) (b)	Number of Years Credited Service (2) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
J. K. Willis	Ashland Hercules Pension Plan	27 years 9 months	1,036,937	-
	Valvoline Excess Benefit Pension Plan	27 years 9 months	480,493	-
	Valvoline Supplemental Early Retirement Plan for Certain Employees	20 years	3,511,211	-

A. T. Schumann	Ashland Hercules Pension Plan	16 years	657,413	-
	Valvoline Excess Benefit Pension Plan	16 years	314,822	-
	Valvoline Supplemental Early Retirement Plan for Certain Employees	17 years	-	-

(1)

The Ashland Hercules Pension Plan (the “Pension Plan”), which is now sponsored by Valvoline, is a tax-qualified plan under Section 401(a) of the Code. The Valvoline Excess Benefit Pension Plan (the “Valvoline Excess Plan”) and the Hercules Inc. Employee Pension Restoration Plan (the “Hercules Excess Plan” and together with the Valvoline Excess Plan, the “Excess Plans”) are non-qualified plans that are coordinated with the tax-qualified plan. The Valvoline Supplemental Early Retirement Plan for Certain Employees (the “SERP”) is a non-qualified plan. The material terms of each of these plans are described in the narrative below. The Pension Plan, the Excess Plans and the SERP are now sponsored and maintained by Valvoline.

(2)

The maximum number of years of credited service under the SERP is 20 years. The number of years of service for the SERP is measured from the date of hire. The number of years of service under the Pension Plan and the Excess Plans is measured from the date the named executive officer began participating in the Pension Plan through September 30, 2016, the date the plans were frozen.

Assumptions

The present values of the accumulated benefits were calculated as of September 30, 2018, based on the earliest age a participant could receive an unreduced benefit. For Mr. Willis and Ms. Schumann, age 62 is the earliest age that an unreduced benefit is available under the qualified Pension Plan and the applicable non-qualified Valvoline Excess Plan because their benefits are calculated under the traditional annuity pension formula. The programs were closed to new employees on January 1, 2011.

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Mr. Willis has a benefit in the qualified Leveraged Employee Stock Ownership Plan (the “LESOP”). The LESOP was completely allocated on March 31, 1996, and no additional benefits are accruing. The LESOP and the qualified Pension Plan are in a floor-offset arrangement. The value of the shares allocated to a participant’s LESOP offset account reduces the value of the participant’s Pension Plan benefit. A participant may elect to transfer his or her LESOP offset account to the Pension Plan at the time of his or her termination in order to receive an unreduced Pension Plan benefit. The calculations in the Pension Benefits table assume that the named executive officers with a LESOP benefit elect to transfer their LESOP offset accounts to the Pension Plan. On September 30, 2016, the LESOP was amended as described below.

The SERP provides an umbrella (or gross) benefit that is subject to certain reductions. The amount in the Pension Benefits table for the SERP benefit for applicable named executive officers is the net benefit under the SERP, after applicable reductions. The reductions referred to in this paragraph are described in the “Supplemental Early Retirement Plan for Certain Employees (SERP)” section below.

Under the SERP, the earliest age a named executive officer could receive an unreduced benefit is the earlier of age 55 or when the sum of the named executive officer’s age and service equals at least 80, provided that the officer has at least 20 years of service under the plan. Mr. Willis is the only currently employed named executive officer that has at least 20 years of service.

The following table sets forth for fiscal 2018 the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefits described in the Pension Benefits table.

	Qualified Pension Plan	Valvoline Excess Benefit Plan	Hercules Excess Plan
Discount rate and mortality assumptions (no pre-retirement mortality is assumed)	4.30%; RP-2014 Generational Mortality Tables adjusted to 2006 by removing impact of projection scale MP2014 and then projected generationally with the MSS2017 scale	8.00%; PPA Mortality at retirement age, discounted from retirement age back to current age using ASC715 disclosure rate of 4.16%	4.23%; RP-2014 Generational Mortality Tables adjusted to 2006 by removing impact of projection scale MP2014 and then projected generationally with the MSS2017 scale

Present value of qualified and excess benefits for SERP determination (no pre-retirement mortality is assumed)	8.00%; GATT mortality at SERP retirement age, discounted from SERP retirement age back to current age using ASC715 disclosure rate of 4.23%	8.00%; PPA Mortality at retirement age, discounted from retirement age back to current age using ASC715 disclosure rate of 4.23%	8.00%; PPA Mortality at retirement age, discounted from retirement age back to current age using ASC715 disclosure rate of 4.23%

Ashland Hercules Pension Plan (Pension Plan)

The Pension Plan is a tax-qualified defined benefit pension plan under Code Section 401(a). The Pension Plan provides retirement income for eligible participants. Beginning in January 2011, the Pension Plan was closed to new participants and to additional credits in the retirement growth account. On March 16, 2016, Ashland’s Board and Compensation Committee froze future benefit accruals under the Pension Plan effective as of September 30, 2016. Additionally, in connection with the separation of Valvoline, sponsorship of the Pension Plan for all participants, including our named executive officers who participate in the Pension Plan, was transferred to Valvoline LLC on September 1, 2016.

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The Pension Plan has two benefit formulas—a traditional formula, referred to as the annuity benefit, and a cash balance formula, referred to as the retirement growth account. The traditional formula produces an annuity benefit at retirement based on a percentage of final average compensation multiplied by years of plan service (see the description in the “Traditional Benefit/Annuity Formula” section below). The cash balance formula produces a hypothetical account balance based on the sum of contribution credits and interest on those contribution credits (see the description in the “Retirement Growth Account Benefit/Cash Balance Formula” section below). In general, participants who were actively employed on June 30, 2003, with at least 10 years of service remained in the annuity benefit formula. All other participants moved to the retirement growth account formula. The formula under which a participant’s benefit is computed is a matter of plan design and not participant election.

Sponsorship of the LESOP was transferred to Valvoline as of September 1, 2016. The LESOP was amended to freeze the benefit value as of September 30, 2016 and set the share price for pension coordination at the closing stock price on the last business day preceding the pension freeze date. If a participant has a benefit payable from the LESOP, then the participant’s LESOP offset account reduces the amount payable to the participant, regardless of the formula under which the participant’s benefit is paid. The balances in the offset accounts were merged into the Valvoline 401(k) Plan Ashland Common Stock fund and will remain there until retirement. The Ashland Common Stock fund was eliminated as an investment option in the Valvoline 401(k) Plan on November 30, 2017, and balances in the offset account held in such fund were reinvested in the Valvoline Common Stock fund. The balances in the non-offset accounts were merged into the Ashland Employee Savings Plan in the Ashland Common Stock Fund in April 2017. This allows employees to access their non-offset account (investment elections, eligible withdrawals, etc.).

Traditional Benefit/Annuity Formula

Under this formula, for certain highly compensated employees, compensation only includes base compensation, up to the maximum allowed under Code Section 401(a)(17). For all other participants, compensation includes base compensation and bonus amounts. This applies to both the annuity formula and the cash balance formula. The final average compensation formula is the average for a 48 consecutive month period producing the highest average for the last 120 months of credited service. For participants who were employees of Hercules prior to the acquisition of Hercules, the final average compensation is the average for the 60 consecutive month period producing the highest average for the last 120 months of credited service.

The annual annuity benefit formula is:

(1.08% x final average compensation up to $10,700) + (1.5% x final average compensation exceeding $10,700)

x

(years of credited service, which means years as a participant in the plan up to a maximum of

35 years)

For participants who were employees of Hercules prior to the acquisition, the annual annuity benefit formula is:

(1.2% x final average compensation up to $53,400) + (1.6% x final average compensation exceeding $53,400)

x

(years of credited service)

The normal form of benefit payment under the annuity benefit is a single life annuity. However, as required by federal law, the normal form of benefit for a married participant is a joint and

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survivor annuity, unless the spouse consents to a different benefit distribution. A participant may also elect a non-spousal joint and survivor annuity or a 10-year term certain annuity. All payment forms are actuarially equivalent.

The normal retirement age is 65, but an unreduced benefit is paid for retirement at age 62. A participant may retire early once the participant is either at least age 55 or when the sum of the participant’s age and service equals at least 80.

Retirement Growth Account Benefit/Cash Balance Formula

Under this formula, contribution credits are accumulated in a notional account. Interest credits are allocated to each participant’s account monthly. The interest rate ranges from a minimum of 4.0% to a maximum of 7.0% and is set at the beginning of each plan year. The interest rate for fiscal 2018 was 4.25%.

The accrued benefit under this formula is the balance in the retirement growth account. The benefit is payable in the same forms that apply to the annuity benefit formula or may be paid as a single lump sum.

The normal retirement age under the retirement growth account formula is also age 65. The earliest that a participant can receive an unreduced benefit is at age 55 with at least five years of service.

Non-Qualified Excess Defined Benefit Pension Plans (Excess Plans)

The Excess Plans are unfunded, non-qualified plans providing a benefit payable, based on the applicable named executive officer’s pension plan eligibility, equal to the difference between the benefit under the Pension Plan in the absence of the Code limits (the gross benefit) and the actual benefit that would be payable under the Pension Plan.

The Excess Plans cover employees (i) who are eligible for the Pension Plan and whose benefit under the Pension Plan is limited because of either Code Section 401(a)(17) or Section 415(b) and (ii) who are not terminated for cause as defined in the Excess Plans. For purposes of computing the Excess Plans’ benefits, a participant’s compensation is defined the same as it is for the Pension Plan. However, the limits on the compensation under the Pension Plan that are imposed by the Code do not apply under the Excess Plans.

The benefit under the Excess Plans is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. A benefit payable to a named executive officer and certain other highly compensated participants cannot be paid for six months following separation from service. Mr. Willis and Ms. Schumann participate in an Excess Plan. On March 16, 2016, Ashland’s Board and Compensation Committee froze future benefit accruals under the Excess Plans effective September 30, 2016. In addition, in connection with the separation of Valvoline, sponsorship of the Excess Plans was transferred to Valvoline on September 1, 2016.

Supplemental Early Retirement Plan for Certain Employees (SERP)

The SERP is an unfunded, non-qualified plan allowing designated employees to retire prior to their sixty-fifth birthday without an immediate substantial loss of income. This Plan is a supplemental retirement arrangement for a select group of management participating in the SERP as of December 31, 2010. Beginning January 1, 2011, the eligibility for this program was restricted to employees participating in the Ashland Hercules Traditional Pension Plan who were subsequently promoted into an executive level position, on or after January 1, 2011. Following such date, employees not eligible for the Pension Plan who would have otherwise been eligible to participate in the SERP were only able to participate in the Non-Qualified Defined Contribution Plan (as defined below).

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The SERP benefit formula covering the applicable named executive officers and certain other designated executive level participants provides a benefit of 25% of final average compensation multiplied by the participant’s years of service up to 20 years. For this purpose, the final average compensation formula is total compensation (base plus incentive compensation) for the 36 months out of the 84 months before retirement that produces the highest average.

The applicable named executive officers may retire on the earlier of age 55 with three years of service or when the sum of the executive’s age and service equals at least 80. The benefit produced by the above described formula is subject to proportionate reduction for each year of service credited to the participant that is less than 20 years of service. Additionally, the benefit is reduced by the sum of the following:

•	The participant’s qualified Pension Plan benefit (assuming the LESOP offset account is transferred to the Pension Plan); and

•	The participant’s Excess Plan benefit.

SERP benefits become vested upon attaining three years of service. Mr. Willis and Ms. Schumann are vested in the SERP. Ms. Schumann’s accrued SERP benefit is offset by the Pension Plan and Hercules Excess Plan benefits. Currently, the present value of the offsets is greater than the value of her accrued SERP benefit which leads to the $0 present value for her SERP.

The SERP benefit is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. Distributions to the applicable named executive officers and certain other highly compensated participants cannot begin until six months after separation from service.

On March 16, 2016, Ashland’s Board and Compensation Committee froze future benefit accruals under the SERP effective September 30, 2016. In connection with the initial separation of Valvoline, sponsorship of the SERP for all participants, including our named executive officers who participate in the SERP, was transferred to Valvoline on September 1, 2016. Because this benefit has been frozen for all participants, beginning January 1, 2017, the participants of the SERP have now been transferred to the Ashland Global Holdings Inc. Non-Qualified Defined Contribution Plan for Certain Employees (the “NQDCP” or the “Non-Qualified Defined Contribution Plan”) in which they will begin earning a benefit. Details of this plan are described below in the “Non-Qualified Deferred Compensation” section of this Proxy Statement.

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NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth certain information for each of the named executive officers regarding non-qualified deferred compensation for fiscal 2018.

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d) (3)	Aggregate Withdrawals/ Distributions in Last FY ($) (e)	Aggregate Balance at September 30, 2018 ($) (f) (4)
W. A. Wulfsohn		175,090	17,899		496,395

J. K. Willis		59,895	548,917	(23,313)	2,434,499

P. J. Ganz		45,980	38,803	(216,991)	358,141

A. T. Schumann	83,152	34,159	79,281		2,449,082

K. C. Silverman		14,652	8,693		62,493

(1)

The value for Ms. Schumann in column (b) relates to the deferral of a portion of her base pay and her annual incentive compensation paid in December 2017, which was included in the Summary Compensation Table for fiscal 2018 in this proxy statement.

(2)

The value in column (c) for Messrs. Wulfsohn, Willis, Ganz and Silverman and Ms. Schumann relates to the Non-Qualified Defined Contribution Plan contribution equivalent to a base contribution of 4% and a matching contribution of 4% on annual incentive compensation and eligible earnings in excess of limits established under Code Section 401(a)(17) and not permitted in the qualified 401(k) plan. This amount is reported in column (i) of the Summary Compensation Table (inclusive of taxes) in this proxy statement.

(3)

Aggregate earnings are composed of interest, dividends, capital gains and appreciation/depreciation of investment results. These earnings are not included in the Summary Compensation Table in this proxy statement.

(4)

In the fiscal year 2017 proxy statement, the aggregate balances as of September 30, 2017 were overstated for certain NEOs due to double counting of dividends and interest earned during the year. The amount of such overstatement for Messrs. Willis and Ganz and Ms. Schumann were $15,743, $4,397 and $17,017, respectively. The aggregate balance as of September 30, 2018, for each NEO includes the following aggregate amount of prior deferrals of base salary and short-term incentives, as well as employee matching contributions that were previously earned and reported as compensation on the Summary Compensation Table for the fiscal years 2012-2017, as applicable: Mr. Wulfsohn—$291,352; Mr. Willis—$0; Mr. Ganz—$409,061; Ms. Schumann—$386,233; Mr. Silverman—$0.

Ashland Deferred Compensation Plan for Employees (Employees’ Deferral Plan)

The Employees’ Deferral Plan is an unfunded, non-qualified deferred compensation plan for a select group of highly compensated employees. Participants may elect to have up to 50% of base pay and up to 75% of their annual cash incentive compensation contributed to the plan. Elections to defer compensation generally must be made in the calendar year prior to the calendar year in which the compensation is earned.

Participants elect how to invest their account balances from among a diverse set of mutual fund offerings and a hypothetical Ashland Common Stock fund. No guaranteed interest or earnings are available and there are no above market rates of return on investments in the plan.

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Beginning October 1, 2000, investments in the Ashland Common Stock fund may not be changed and must be distributed as Ashland Common Stock. In all other events, participants may freely elect to change their investments. Withdrawals are generally allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency), disability (lump sum payment), upon separation from employment (payable as lump sum or installments per election) and at a specified time (paid as single sum). In addition, for pre-2005 contributions, participants may elect to have withdrawals paid in a lump sum (subject to a penalty of up to 10%).

In the event of a change in control, participants will receive an automatic lump sum distribution with respect to deferrals made before January 1, 2005, and will receive distributions with respect to deferrals made following January 1, 2005 in accordance with each employee’s election.

Amended and Restated Hercules Deferred Compensation Plan (HDCP)

Ms. Schumann participates in the HDCP, which is an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees. The HDCP was closed to new deferrals as of December 31, 2010. Account balances under the HDCP are credited quarterly with interest equal to the JPMorgan Chase & Co. prime rate of interest and there are no above market returns on account balances. Account balances under the HDCP will be paid out in accordance with participants’ deferral elections or in the event of disability or death.

Ashland Global Holdings Inc. Non-Qualified Defined Contribution Plan for Certain Employees (NQDCP)

On September 22, 2016, the Compensation Committee froze the Non-Qualified Supplemental Defined Contribution Plan for Certain Employees to future benefits as of September 30, 2016. In connection with such freeze, the Compensation Committee adopted the NQDCP to continue to provide benefits for a select group of management or highly compensated Ashland employees that supplements the limitation on compensation imposed by Section 401(a)(17) of the Code (including successor provisions thereto) on qualified Ashland Employee Savings Plan contributions.

The NQDCP is an unfunded, non-qualified plan that provides a base contribution of 4% and a matching contribution of 4%, in each case, on annual incentive compensation paid and eligible earnings in excess of limits established under Code Section 401(a)(17) not permitted in the qualified 401(k) plan. The account balance may be invested in the mutual funds available in the Employees’ Deferral Plan. The benefit payable under the NQDCP will be made in installments or as a lump sum based on distribution elections. Withdrawals outside of distribution elections are allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency) or disability (lump sum payment). Under the NQDCP, a participant will become 100% vested in his or her accounts upon a change in control. Named executive officers and certain other highly compensated participants cannot begin to receive distributions for six months following separation from service. All of the named executive officers participated in the NQDCP in fiscal 2018.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination from employment or change in control as of September 30, 2018. A narrative description follows the table. Different termination events are identified in columns (b)-(g). Column (a) enumerates the types of potential payments for each named executive officer. As applicable, each payment or benefit is estimated across the table under the appropriate column or columns.

These estimates are based on the assumption that the various triggering events occur on September 30, 2018, the last day of fiscal 2018. Other material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. The actual amounts that would be paid to a named executive officer upon certain terminations of employment or upon a change in control can only be determined at the time an actual triggering event occurs.

Potential Payments upon Termination or Change in Control Table

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (7) ($) ( c)	Voluntary Resignation or Involuntary Termination for Cause (8) ($) (d)	Retirement (9) ($) (e)	Change in Control without Termination (10) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (11) ($) (g)
W. A. Wulfsohn
Cash Severance (12)	2,432,877	-	-	-	-	7,902,277
Accelerated SARs (1)	2,039,429	-	-	-	-	3,920,516
Restricted Stock Units (2)	1,644,900	-	-	-	-	3,234,343
EPIRP (3)	2,602,763	2,602,763	-	-	-	2,602,763
LTIPP (4)	5,335,391	5,335,391	-	5,335,391	5,335,391	8,450,145
Incentive Compensation (5)	1,818,314	1,818,314	-	1,818,314	1,818,314	1,818,314
Welfare Benefit (12)	4,320	-	-	-	-	38,396
Outplacement (12)	5,200	-	-	-	-	5,200
Financial Planning (12)	25,375	-	-	-	-	25,375
Present Value of Retirement Benefits (6)	-	-	-	-	-	-

Total	15,908,569	9,756,468	-	7,153,705	7,153,705	27,997,329

J. K. Willis
Cash Severance (12)	954,739	-	-	-	-	2,330,484
Accelerated SARs (1)	564,392	-	-	-	-	1,081,895
Restricted Stock Units (2)	458,342	-	-	-	-	896,957
EPIRP (3)	1,093,954	1,093,954	-	-	-	1,093,954
LTIPP (4)	2,092,373	1,483,457	-	1,483,457	1,483,457	2,343,596
Incentive Compensation (5)	686,054	686,054	-	686,054	686,054	686,054
Welfare Benefit (12)	17,279	-	-	-	-	38,396
Outplacement (12)	5,200	-	-	-	-	5,200
Financial Planning (12)	20,375	-	-	-	-	20,375
Present Value of Retirement Benefits (6)	-	-	-	-	-	-

Total	5,892,708	3,263,465	-	2,169,511	2,169,511	8,496,911

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Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (7) ($) ( c)	Voluntary Resignation or Involuntary Termination for Cause (8) ($) (d)	Retirement (9) ($) (e)	Change in Control without Termination (10) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (11) ($) (g)
P. J. Ganz
Cash Severance (12)	865,003	-	-	-	-	1,988,103
Accelerated SARs (1)	347,417	-	-	-	-	668,022
Restricted Stock Units (2)	284,375	-	-	-	-	557,777
EPIRP (3)	936,968	936,968	-	-	-	936,968
LTIPP (4)	915,052	915,052	-	915,052	915,052	1,449,226
Incentive Compensation (5)	536,729	536,729	-	536,729	536,729	536,729
Welfare Benefit (12)	5,040	-	-	-	-	38,396
Outplacement (12)	5,200	-	-	-	-	5,200
Financial Planning (12)	20,375	-	-	-	-	20,375
Present Value of Retirement Benefits (6)	-	-	-	-	-	-

Total	3,916,159	2,388,749	-	1,451,781	1,451,781	6,200,796

A. T. Schumann
Cash Severance (12)	733,019	-	-	-	-	1,673,019
Accelerated SARs (1)	158,516	-	-	-	-	315,732
Restricted Stock Units (2)	133,575	-	-	-	-	268,933
EPIRP (3)	684,549	684,549	-	-	-	684,549
LTIPP (4)	415,916	415,916	-	415,916	415,916	676,748
Incentive Compensation (5)	449,226	449,226	-	449,226	449,226	449,226
Welfare Benefit (12)	12,873	-	-	-	-	38,136
Outplacement (12)	5,200	-	-	-	-	5,200
Financial Planning (12)	15,825	-	-	-	-	15,825
Present Value of Retirement Benefits (6)	-	-	-	-	-	-

Total	2,608,699	1,549,691	-	865,142	865,142	4,127,368

K. C. Silverman
Cash Severance (12)	689,008	-	-	-	-	747,868
Accelerated SARs (1)	76,011	-	-	-	-	166,816
Restricted Stock Units (2)	153,960	-	-	-	-	468,142
EPIRP (3)	-	-	-	-	-	-
LTIPP (4)	195,900	195,900	-	195,900	195,900	347,688
Incentive Compensation (5)	354,105	354,105	-	354,105	354,105	354,105
Welfare Benefit (12)	4,320	-	-	-	-	4,622
Outplacement (12)	5,200	-	-	-	-	5,200
Financial Planning (12)	2,500	-	-	-	-	2,500
Present Value of Retirement Benefits (6)	-	-	-	-	-	-

Total	1,481,004	550,005	-	550,005	550,005	2,096,941

(1)

As described below, the Compensation Committee approved new award agreements (the “2015 Amended Award Agreements”) on July 15, 2015 that can be used under the 2015 Incentive Plan and provide benefits upon a qualifying termination following a change in control. All unvested SARs held by the NEOs have been granted pursuant to 2015 Amended Award Agreements and therefore, provided such SARs are assumed or replaced in connection with a change in control, only become immediately vested upon a qualifying termination during the one-year period following a change in control. See the “Outstanding Equity Awards at Fiscal Year-End” table in this proxy statement for the number of SARs outstanding for each named executive officer. Additionally, in accordance with past practice, the Compensation Committee will consider the acceleration of a pro-rated amount of SARs in the case of a termination without cause. As such, that accelerated number is included in column (b). Values provided are based on the closing price of Ashland Common Stock of $83.86 as reported on the NYSE on September 28, 2018.

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(2)

As described below, the Compensation Committee approved the 2015 Amended Award Agreements that can be used under the 2015 Incentive Plan and provide benefits upon a qualifying termination following a change in control. All RSUs held by the NEOs have been granted pursuant to 2015 Amended Award Agreements which, provided such RSUs are assumed or replaced in connection with a change in control, only become immediately vested upon a qualifying termination following a change in control. Additionally, in accordance with past practice, the Compensation Committee will consider the acceleration of a pro-rated amount of RSUs in the case of a termination without cause. As such, that accelerated number is included in column (b). Values provided are based on the closing price of Ashland Common Stock of $83.86 as reported on the NYSE on September 28, 2018.

(3)

The EPIRP awards contain certain double-trigger change in control provisions and the awards are excluded from coverage under the executives’ change in control agreements. Pursuant to the EPIRP award agreements, if the executive’s employment is terminated without cause, or due to death or disability at any time or, solely following a change in control, for good reason (as defined in the award agreements and described below) the converted award will vest in full. EPIRP awards for Messrs. Willis and Ganz and Ms. Schumann vested in November 2018, while Mr. Wulfsohn’s EPRIP award will vest in November 2019. Values provided are based on the closing price of Ashland Common Stock of $83.86 as reported on the NYSE on September 28, 2018.

(4)

The LTIPP amounts identified in all of the columns except for columns (f) and (g) are based on the actual results for the fiscal 2016-2018 performance period and pro-rata payments under the LTIPP for the fiscal 2017-2019 and 2018-2020 performance periods at target. If one of the events represented by column (b), (c) or (e) occurred, the pro-rata payments would be based on actual results, rather than target and would be pro-rated based on service during the performance period.

The amounts in columns (f) and (g) pertain to the LTIPP Performance Units. Pursuant to the 2015 Incentive Plan and the 2015 Amended Award Agreements, for the 2018-2020 LTIPP Performance Units, if a change in control occurs during the first twelve (12) months of the performance period, a pro-rata portion of the Performance Units will become vested at target as of the date of the change in control (column (f)) and the remaining Performance Units will be converted at target to time-based, stock-settled RSUs and continue to vest, subject to the applicable NEO’s continued employment through the vesting date; provided that any such outstanding unvested RSUs will immediately vest upon the termination of the NEO’s employment by Ashland without cause or, in the case of each NEO other than Mr. Silverman, upon the resignation of such NEO due to “good reason” pursuant to the NEO’s change in control agreement, and not as a result of the NEO’s disability or death, during the one-year period beginning on the date of the change in control (column (g)). For the 2016-2018 LTIPP and the 2017-2019 LTIPP, if the change in control occurs after the first twelve (12) months of the performance period, a pro-rata portion of the Performance Units (which were converted to RSUs for the 2016-2018 LTIPP in September 2017) will become vested as of the date of the change in control based on the performance goals through the date of the change in control (or, for the 2016-2018 LTIPP, the performance through the end of the performance period) and the remaining RSUs will continue to vest, subject to the applicable NEO’s continued employment through the vesting date; provided that any such outstanding unvested RSUs will immediately vest upon the termination of the NEO’s employment by Ashland without cause, or, in the case of each NEO other than Mr. Silverman, upon the resignation of such NEO due to “good reason” pursuant to the NEO’s change in control agreement, and not as a result of the NEO’s disability or death, during the one-year period beginning on the date of the change in control. Values provided are based on the closing price of Ashland Common Stock of $83.86 as reported on the NYSE on September 28, 2018.

(5)

The amounts identified in the Incentive Compensation row of columns (b), (c) and (e) represent a payment of the fiscal 2018 annual incentive compensation based on actual results for the entire performance period. Upon a change in control, the performance period relating to any incentive award will be accelerated and payment will be made based upon achievement of the performance goals up to the date of the change in control. The amounts identified in the Incentive Compensation row of column (f) reflect this payment, based on actual results for the 2018 fiscal year.

(6)

The present value of each applicable named executive officer’s retirement benefits as of September 30, 2018 (absent a change in control), is provided in the Pension Benefits table to this proxy statement. The account balances for each named executive officer as of September 30, 2018 in the Employees’ Deferral Plan and the NQDCP are provided in the Non-Qualified Deferred Compensation table to this proxy statement.

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(7)

For purposes of column (c), it is assumed that the named executive officer incurred a disabling event and termination of employment on September 30, 2018. Executives receive benefits pursuant to Ashland’s standard Long Term Disability Plan which applies to substantially all of Ashland’s employees. Subject to coordination with other income received while disabled, the Long Term Disability Plan provides a benefit equal to 60% of base compensation and is limited in 2018 to $12,000 per month. If the named executive officer died, his or her beneficiaries would receive the same accelerated vesting of the Performance Units as the named executive officer would in the event of disability. Under the EPIRP award agreements, if a named executive officer is terminated due to disability, the entire award will vest.

(8)	Ashland does not maintain any plans or arrangements that would provide additional or enhanced benefits to the named executive officers solely as a result of a voluntary termination of employment.

(9)	The requirements for retirement and receiving benefits under the retirement plans are described under the Pension Benefits table to this proxy statement.

(10)

For purposes of this column (f), it is assumed that all equity and non-equity awards are replaced, substituted or assumed in connection with the change in control. Under the Employees’ Deferral Plan, in the event of a change in control, the named executive officers will receive an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on or after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. To the extent that an executive’s account is invested in hypothetical shares of Ashland Common Stock, those shares would be valued at the highest price for which Ashland Common Stock closed during the 30 days preceding the change in control. Under the NQDCP, a participant will become 100% vested in his or her accounts upon a change in control.

(11)

A termination after a change in control assumes a termination at September 30, 2018 and the change in control occurring at an earlier time. Therefore, the amounts provided in this column include the amounts provided in column (f).

(12)

Represents amounts and benefits payable or provided pursuant to the Severance Pay Plan, Salary Continuation Plan (in the case of Mr. Silverman) or the change in control severance agreements executed by each NEO (other than Mr. Silverman), as applicable, each as described further below, in the case of Mr. Silverman, financial planning services provided pursuant to Ashland policy and payment for accrued but unused vacation time for each of our NEOs, in accordance with Ashland policy. Note that Ashland’s annual proxy statement for the 2018 Annual Meeting incorrectly reflected cash severance payable to certain NEOs other than the CEO in connection with a termination after a change in control without cause or by the executive for good reason as three times base salary and annual incentive compensation, rather than two times base salary and annual incentive compensation as provided pursuant to the change in control severance agreements and as reflected herein with respect to each of Messrs. Willis and Ganz and Ms. Schumann and as described further below.

Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination from employment in the absence of a change in control. A termination for which benefits under the plan will be considered include those directly resulting from the permanent closing of a facility, job discontinuance, or other termination at Ashland’s initiative for which Ashland elects to provide benefits. Certain terminations are excluded from coverage by the Severance Pay Plan (for example, refusal to sign a severance agreement and release; discharge for less than effective performance, absenteeism or misconduct; or voluntary resignation).

In order for any executive to receive benefits and compensation payable under the Severance Pay Plan, the executive must agree to a general release of liability which relates to the period of employment and the termination. The general release may provide that the executive agrees not to engage in competitive activity against Ashland and not to disclose the terms of such release, among other customary terms.

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The benefit payable under the Severance Pay Plan to the Chief Executive Officer is 104 weeks of base pay and for all other named executive officers is 78 weeks of base pay and is payable as a lump sum only.

Any executive who receives a lump sum severance benefit will be eligible to elect COBRA continuation at the exclusive cost of Ashland for two weeks for each completed 12 months of continuous service, subject to a minimum period of 12 weeks and a maximum period of 52 weeks. During the remainder of the continuation coverage period, COBRA continuation will be provided at active employee rates for up to 18 months from the date of termination.

Executive Change in Control Agreements

Messrs. Wulfsohn, Willis and Ganz and Ms. Schumann and certain other executives have executed change in control agreements with Ashland. These agreements describe the payments and benefits to which an executive is entitled in the event of a qualifying termination of employment within the two-year period following a change in control of Ashland.

If within two years after a change in control (see the “Definitions” section below) an executive’s employment is terminated without cause or the executive terminates employment for good reason (see the “Definitions” section below), the executive is entitled to the following:

•

For the Chief Executive Officer, payment of three times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•

For the other named executive officers, payment of two times the sum of his or her highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•	Continued participation in Ashland’s medical, dental and group life plans through December 31 of the second calendar year following the calendar year in which the executive was terminated;

•	Full payment at target in cash of any then-outstanding Performance Unit awards granted under the LTIPP (less any amounts already paid under the LTIPP because of the change in control);

•

Payment in cash of any earned incentive compensation for completed performance periods not already paid and pro-rata payment of any incentive compensation at target level for the fiscal year in which the termination occurs;

•	Outplacement services and financial planning services for one year after termination;

•	Payment of all unused, earned and accrued vacation in a lump sum in the seventh month following termination; and

•	Immediate vesting of all outstanding RS/RSUs, SARs and stock options.

As a condition to receiving the benefits and compensation payable under the agreement, each executive has agreed for a period of 24 months following termination following a change in control other than by reason of death or disability, for cause or voluntary termination without good reason, absent prior written consent of Ashland’s General Counsel, to refrain from engaging in competitive activity against Ashland; and to refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business relationships. Pursuant to the agreement, each executive has also agreed not to disclose Ashland’s confidential

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information, subject to limited exceptions. If an executive breaches the agreement, Ashland has the right to recover benefits that have been paid to the executive. Finally, an executive may recover legal fees and expenses incurred as a result of Ashland’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

Definitions

“Cause” is any of the following:

•	Willfully failing to substantially perform duties after a written demand for such performance (except in the case of disability);

•	Willfully engaging in gross misconduct demonstrably injurious to Ashland after a written request to cease such misconduct; or

•	Conviction or plea of nolo contendere for a felony involving moral turpitude.

To be terminated for cause, the Board of Directors must pass a resolution by three quarters vote finding that the termination is for cause.

“Good reason” includes any of the following that occurs after a change in control:

•	Significant diminution of position, duties or responsibilities;

•	Reduction to base salary of at least 15%;

•	Relocation exceeding 50 miles;

•	Failure to continue incentive plans, whether cash or equity, or any other plan or arrangement to receive Ashland securities; or

•	Material breach of the executive change in control agreement or a failure to assume such agreement.

“Change in control” is a complex definition, but may be summarized to include any of the following:

•

The consolidation or merger of Ashland into an unrelated entity in which the former Ashland stockholders own less than 50% of the outstanding shares of the new entity, except for a merger under which the stockholders before the merger have substantially the same proportionate ownership of shares in the entity immediately after the merger;

•	The sale, lease, exchange or other transfer of 80% or more of Ashland’s assets;

•	A shareholder approved liquidation or dissolution;

•	The acquisition of 20% or more of the outstanding shares of Ashland by an unrelated person without approval of the Board; or

•

Changes to Ashland’s Board during two consecutive years that result in a majority of the Board changing from its membership at the start of such two-consecutive year period, unless two-thirds of the remaining directors at the start of such two consecutive year period voted to approve such changes.

Ashland Salary Continuation Plan

In the event of a termination of employment without cause or Mr. Silverman’s resignation for good reason within two years after a change in control, Mr. Silverman will be entitled to the following payments and benefits under the Salary Continuation Plan:

•	52 weeks of base salary plus his target annual bonus, payable as a lump sum only;

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•	COBRA continuation at the exclusive cost of Ashland for 13 weeks; and

•	Outplacement services for one year following termination.

For purposes of the above descriptions, the terms “change in control” and “cause” have substantially the same meaning as in the executive change in control agreements, and the term “good reason” means the occurrence of either a reduction to base salary of at least 15% or a relocation exceeding 50 miles.

SARs/Stock Options, Incentive Compensation, Restricted Stock/Restricted Stock Units and Performance Units

On July 15, 2015, the Compensation Committee approved an amendment to the 2015 Incentive Plan, which provides for the Committee to have the option to grant awards under the 2015 Incentive Plan with double-trigger change in control provisions set forth in an award agreement. The default under the 2015 Incentive Plan is a single-trigger change in control provision. In connection with this amendment, the Committee also approved forms of the award agreements generally containing the double-trigger change in control vesting provision in the event of a termination without cause within one year following a change in control, which we refer to as the “2015 Amended Award Agreements”. All awards granted to named executive officers under the 2015 Incentive Plan since this amendment have used the 2015 Amended Award Agreements. Other than this change, the 2015 Amended Award Agreements are substantially similar to the prior award agreements.

On January 25, 2018, stockholders approved the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Omnibus Plan”). Under the 2018 Omnibus Plan, in the event provision is made in connection with the change in control for the assumption or substitution of awards previously granted, the award agreements for the 2018 Omnibus Plan provide for double-trigger vesting provisions for each award type upon termination without cause or a resignation for good reason within one year following a change in control.

If the awards are not assumed or substituted in connection with the change in control, awards previously granted:

•	Any options and SARs outstanding as of the date the change in control was determined to have occurred would become fully exercisable and vested, as of immediately prior to the change in control.

•

All performance units, cash incentive awards and awards designated as performance compensation awards would, in each case as specified in the applicable award agreement or otherwise, either (a) be canceled and terminated without any payment or consideration therefor or (b) automatically vest based on actual achievement of any applicable performance goals through the date of the change in control, as determined by the Compensation Committee in its sole discretion, or achievement of target performance levels (or the greater of actual achievement of any applicable performance goals through the date of the change in control, as determined by the Compensation Committee in its sole discretion, and target performance levels). In the case of vesting based on target performance levels, however, such awards would also be prorated for the portion of the performance period elapsed prior to the change in control.

•

All other outstanding awards would automatically be deemed exercisable or vested and all restrictions and forfeiture provisions related thereto would lapse as of immediately prior to such change in control and will be paid out as soon as practicable following such change in control.

For purposes of the above descriptions, the term “change in control” is defined in the applicable plan or, in the case of the 2018 Omnibus Plan, in either the plan or the award

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agreements, and has substantially the same meaning as it does in the executive change in control agreements. In addition, the award agreements and incentive plans provide for forfeiture and clawbacks in the event the participant breaches certain non-compete, non-solicitation and confidentiality (subject to whistleblower protections) covenants.

For purposes of the above descriptions, the term without “cause” has substantially the same meaning as it does in the executive change in control agreements, and the term “good reason” means the occurrence of either a reduction to base salary of at least 15% or a relocation exceeding 50 miles.

Executive Performance Incentive and Retention Program (EPIRP)

Any EPIRP awards that are not assumed or replaced by a surviving or resulting entity in a change in control will immediately vest.

If a participant is terminated without cause or due to the participant’s death or disability, then the award will vest in full. If, following a change in control, a participant terminates employment for “good reason” (as described below), then the award will vest in full.

For purposes of the EPIRP awards, “cause” means you (1) substantially fail to perform your duties with Ashland, unless such failure is due to your incapacity as a result of physical or mental illness; or (2) engage in willful misconduct or gross negligence in performing your duties with Ashland.

For purposes of the EPIRP awards, “good reason” means (1) a 15% or greater reduction in the participant’s base salary as in effect as of immediately prior to a change in control, (2) the relocation of the participant’s principal work location to a location outside a 50-mile radius from the participant’s principal work location as of a change in control and (3) solely in the case of Mr. Wulfsohn, the assignment during the final year of the vesting period of primary duties and responsibilities that are of a type substantially different from the type of duties and responsibilities performed by Mr. Wulfsohn as of immediately prior to a change in control.

EPIRP awards for Messrs. Willis and Ganz and Ms. Schumann vested in November 2018, while Mr. Wulfsohn’s EPRIP award will vest in November 2019.

SERP, Excess Plans, Qualified Pension Plan, Employees’ Deferral Plan and Non-Qualified Defined Contribution Plan

For payments and benefits under the qualified Pension Plan, except in the event of a change in control, see the “Pension Benefits” table and the narrative thereunder in this proxy statement. For payments and benefits under the Employees’ Deferral Plan and the Non-Qualified Defined Contribution Plan, except in the event of a change in control, see the “Non-Qualified Deferred Compensation” table and the narrative thereunder in this proxy statement.

After a Change in Control

The term “change in control” is defined in the Employees’ Deferral Plan and the Non-Qualified Defined Contribution Plan and has substantially the same meaning as it does in the executive change in control agreements. Under the Employees’ Deferral Plan, a change in control results in an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on and after January 1, 2005, will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. Under the NQDCP, a participant will become one hundred percent (100%) vested in his or her accounts upon a change in control.

Sponsorship of the Pension Plan, SERP and Excess Plans were transferred to Valvoline in September 2016. As a result, no payments are triggered in connection with a change in control of Ashland and, instead, will be triggered in connection with a change in control of Valvoline.

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CEO PAY RATIO

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of SEC Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of William A. Wulfsohn, our Chairman and Chief Executive Officer.

For fiscal year 2018,

•	The median of the annual total compensation of all employees of our company (other than our CEO) was $60,712; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement was $9,144,029.

Based on this information for fiscal year 2018, the ratio of the annual total compensation of Mr. Wulfsohn to the median of the annual total compensation of all employees was 151 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee” for this purpose, the methodology and the material assumptions, adjustments and estimates that were used were as follows:

•	We selected July 31, 2018 as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations.

•

We determined that, as of July 31, 2018, our employee population for pay ratio disclosure purposes consisted of approximately 6,400 employees. We applied the 5% exclusion rule to employees in certain jurisdictions outside of the U.S. which eliminated 295 employees in the following countries: Argentina – 11, Australia – 2, Austria – 1, Canada – 6, Colombia – 7, Czech Republic – 2, Finland – 78, Hungary – 1, Indonesia – 8, Ireland – 7, Italy – 16, Japan – 17, Malaysia – 1, Philippines – 4, Russian Federation – 4, Saudi Arabia – 1, Singapore – 26, South Korea – 15, Sweden – 3, Switzerland – 39, Taiwan – 1, Thailand – 15, Turkey – 21, United Arab Emirates – 5 and Vietnam – 4. We did not include workers employed and compensated by a third party.

•

To identify the median employee from our employee population, we used compensation consisting of base wages, overtime, shift differentials, lump sum merit payments, designated paid time off, including holiday pay, bereavement pay, and vacation pay, and annual target cash incentive.

•

In making these determinations, we took actual pay from August 1, 2017 to July 31, 2018 without annualization. We did not utilize any statistical sampling or cost-of-living adjustments when identifying the median employee. We converted all eligible earnings to U.S. dollars.

The CEO pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodologies and assumptions described above, which were chosen from a wide range of permissible methodologies, estimates and assumptions. As a result, the CEO pay ratios reported by other companies, which may have employed other permitted methodologies or assumptions, and which may have a significantly different work force structure from ours, are likely not comparable to our CEO pay ratio.

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AUDIT COMMITTEE REPORT

The Audit Committee currently is composed of five independent directors and operates under a written charter adopted by the Board of Directors. At its November 2018 meeting, the Board determined that all current Audit Committee members—Ms. Main and Messrs. Cummins, Dempsey, Ihlenfeld and Rohr—are independent as defined by SEC rules, the listing standards of the New York Stock Exchange, which apply to Ashland, and Ashland’s Standards. The Board also determined that each member of the Audit Committee is an audit committee financial expert as defined by SEC rules. A description of each committee member’s financial experience is contained in their biographies under Proposal One—Election of Directors.

The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to the integrity of the Company’s financial statements and financial reporting process, the integrity of the Company’s systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditors’ qualifications, independence and audit of the Company’s financial statements, the Company’s risk management policies and processes, the Company’s financial affairs, and legal and regulatory compliance requirements. During fiscal 2018, the Audit Committee met nine times, including teleconferences, to discuss and review Ashland’s quarterly financial performance, associated news releases and quarterly reports on Form 10-Q.

The Company’s management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. The independent auditors are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

Ernst & Young LLP (“EY”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements for fiscal 2018 and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. EY was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting. Prior to any engagement of EY by Ashland, the engagement was approved in accordance with established policies and procedures. The Audit Committee reviewed and discussed with management and EY the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting, and EY’s evaluation of Ashland’s internal control over financial reporting. The Audit Committee further reviewed EY’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). In addition, the Audit Committee received and reviewed EY’s independence from management and Ashland including the matters in the written disclosures required by the PCAOB.

The Audit Committee has adopted strict guidelines on the use of the independent registered public accounting firm to provide non-audit services. The Audit Committee must pre-approve any non-audit services performed by the independent registered public accounting firm. In circumstances where the engagement of independent auditors to perform work beyond the scope of and not contemplated in the original pre-approval occurs, specific pre-approval of the additional services is required by the Audit Committee Chair prior to the engagement of the independent auditors for those services and must be subsequently approved by the Audit Committee at its next meeting. In fiscal 2018, approval was sought and granted to EY to perform certain non-audit related services. The Audit Committee has considered whether the provision of audit-related and other non-audit services by EY is compatible with maintaining EY’s independence and has concluded that EY’s independence is not compromised by providing such services.

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In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the fiscal year ended September 30, 2018, for filing with the SEC.

AUDIT COMMITTEE

Susan L. Main, Chair

Brendan M. Cummins

William G. Dempsey

Jay V. Ihlenfeld

Mark C. Rohr

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the Audit Committee Report by reference therein.

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PROPOSAL TWO – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors has recommended to the Board, and the Board has approved, the appointment of EY to audit Ashland’s Consolidated Financial Statements and Internal Controls Over Financial Reporting for fiscal 2019, subject to ratification by the stockholders at the Annual Meeting.

Fees (including out-of-pocket costs) paid to EY for fiscal years 2018 and 2017 totaled $11,114,000 and $12,874,000, respectively. The following table presents fees for professional services rendered by EY for fiscal years 2018 and 2017.

	2018	2017
Audit Fees (1)	$9,313,000	$7,995,000
Audit-Related Fees (2)	475,000	2,000
Tax Fees (3)	1,326,000	4,877,000
All Other Fees (4)	0	0

(1)

Audit fees for fiscal 2018 and 2017 include fees and expenses associated with the annual audit of Ashland’s consolidated financial statements and internal controls over financial reporting and interim reviews of Ashland’s consolidated financial statements. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries (statutory requirements) and agreed upon procedures reports that are required to be issued by Ashland’s independent registered public accounting firm. Audit fees in 2018 also included fees related to (a) carve-out audits of stand-alone financial statements, (b) implementation of new accounting standards and (c) tax reform audit assistance. Audit fees in 2017 included fees related to (a) carve-out audits of stand-alone financial information, (b) the separation of Valvoline, (c) the acquisition of Pharmachem Laboratories, Inc., (d) debt issuances and financing transactions and (e) audit procedures related to other separation-related activities.

(2)	Audit-related fees in 2018 included due diligence activities associated with a possible divestiture transaction.

(3)	Tax fees include fees principally incurred for assistance with U.S. and international tax planning and compliance.

(4)	There were no other fees.

Representatives of EY will attend the Annual Meeting to respond to questions from stockholders and will be given the opportunity to make a statement.

The stockholders are being asked to ratify the Audit Committee’s appointment of EY. The appointment of EY will be ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal. If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of Ashland and its stockholders.

If no voting specification is made on a properly returned or voted proxy card, William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal 2019.

The Board of Directors unanimously recommends a vote FOR the ratification of EY as Ashland’s independent registered public accountants for fiscal 2019.

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PROPOSAL THREE—NON-BINDING ADVISORY

RESOLUTION APPROVING THE COMPENSATION PAID TO ASHLAND’S NAMED EXECUTIVE OFFICERS

Under Section 14A of the Exchange Act, the stockholders of Ashland are entitled to vote, on a non-binding advisory basis, at the Annual Meeting on a resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In January 2017, Ashland’s Board approved a resolution providing that the executive compensation vote described in this Proposal Three shall be submitted to the stockholders annually.

Accordingly, the stockholders are being asked to vote upon, and the Board has approved and unanimously recommends, the following non-binding advisory resolution:

RESOLVED, that the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on Ashland, Ashland’s Board or the Compensation Committee.

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve short-term and long-term performance goals necessary to create stockholder value.

Ashland has several governance programs in place to align executive compensation with stockholder interests and mitigate risks in its plans. These programs include: stock ownership guidelines, limited perquisites, an anti-hedging policy, an anti-pledging policy, use of tally sheets and a clawback policy.

The non-binding advisory resolution regarding the compensation of the named executive officers described in this Proposal Three shall be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution. Abstentions and broker non-votes will not be counted as either votes cast for or against the resolution.

If no voting specification is made on a properly returned or voted proxy card, William A. Wulfsohn or Peter J. Ganz (proxies named on the proxy card) will vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement and described in this Proposal Three.

The Board has adopted a policy providing for annual non-binding advisory votes to approve executive compensation. Unless the Board modifies this policy, the next non-binding advisory vote to approve executive compensation will be held at Ashland’s 2020 Annual Meeting.

The Board of Directors unanimously recommends a vote FOR a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation

Discussion and Analysis, compensation tables and narrative discussion.

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MISCELLANEOUS

PROXY SOLICITATION

Ashland is soliciting the proxies to which this proxy statement relates. Solicitations may be made by mail, telephone, facsimile, electronic means and personal interview and all costs of soliciting proxies on behalf of Ashland, including the cost of preparing and mailing the Notice and this proxy statement and any accompanying material, will be borne by Ashland. Expenses associated with this solicitation which will be borne by Ashland may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares.

Ashland estimates that approximately [●] of its employees will assist in the proxy solicitation. Copies of proxy materials and the 2018 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners.

Ashland is paying the costs of the solicitation of proxies. Ashland must also pay brokerage firms, and other persons representing beneficial owners of shares held in street name, certain fees associated with forwarding proxy materials by mail to beneficial owners and obtaining beneficial owners’ voting instructions.

Ashland has engaged Innisfree M&A Incorporated (“Innisfree”) to act as Ashland’s proxy solicitor in connection with the proposals to be acted upon at the Annual Meeting. Pursuant to Ashland’s agreement with Innisfree, it will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from Ashland’s stockholders on Ashland’s behalf in connection with the Annual Meeting. For these services, Ashland will pay a fee of up to $[●] plus expenses. Ashland has agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its engagement.

Innisfree expects that approximately 40 of its employees will assist in the solicitation. Ashland’s aggregate expenses, including those of Innisfree, related to Ashland’s solicitation of proxies in excess of those normally spent for an Annual Meeting as a result of the potential proxy contest, and excluding salaries and wages of its regular employees, are expected to be approximately $[●], approximately $[●] of which has been spent to date.

Solicitations may also be made by personal interview, mail, telephone, facsimile, email or otherwise by directors, officers and other employees of Ashland, but Ashland will not additionally compensate its directors, officers or other employees for these services. Appendix A sets forth information relating to certain of Ashland’s directors, officers and employees who are considered “participants” in Ashland’s solicitation under the rules of the SEC by reason of their position as directors of Ashland or because they may be soliciting proxies on Ashland’s behalf.

STOCKHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

Stockholders interested in presenting a proposal for consideration at the 2020 Annual Meeting may do so by following the procedures prescribed in SEC Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and Ashland’s By-laws. To be eligible for inclusion in the proxy statement for the 2020 Annual Meeting, stockholder proposals must be received by Ashland’s Secretary no later than August 8, 2019.

Ashland’s By-laws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder must give written notice (as specified below) to the Secretary of Ashland not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the

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annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made (the “By-law Notice Deadline”). The first public disclosure of that date may be a press release or in a public filing with the SEC. Such notice must set forth as to each matter the stockholder proposes to bring before the annual meeting:

•	the name and address of each stockholder proposing such business, as they appear on Ashland’s books;

•	as to each stockholder proposing such business, the name and address of any Stockholder Associated Person;

•	as to each stockholder proposing such business and any Stockholder Associated Person, the Stockholder Information;

•

a representation that each such stockholder is a holder of record of stock of Ashland entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business;

•

a brief description of the business desired to be brought before the annual meeting, the text of the proposal (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend Ashland’s By-laws, the text of the proposed amendment) and the reasons for conducting such business at the meeting;

•	any material interest of the stockholder and any Stockholder Associated Person in such business;

•

a representation as to whether such stockholder intends (i) to deliver a proxy statement and form of proxy to holders of at least the percentage of Ashland’s outstanding capital stock required to approve or adopt such business or (ii) otherwise to solicit proxies from the stockholders in support of such business;

•

all other information that would be required to be filed with the SEC if the stockholder or any Stockholder Associated Person were participants in a solicitation subject to Section 14 of the Exchange Act; and

•	a representation that the stockholder shall provide any other information reasonably requested by Ashland.

Ashland’s By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chair of any such meeting may refuse to permit any business to be brought before an annual meeting that is not made in compliance with the procedures described above or if the stockholder fails to comply with the representations set forth in the notice.

For any stockholder proposal that is not submitted for inclusion in next year’s proxy statement pursuant to SEC Rule 14a-8, but is instead sought to be considered as timely and presented directly at the 2020 Annual Meeting, SEC rules permit management to vote proxies in its discretion if: (1) Ashland receives written notice of the proposal before the By-law Notice Deadline, and Ashland advises stockholders in the 2020 Annual Meeting Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) Ashland does not receive notice of the proposal prior to the By-law Notice Deadline.

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OTHER MATTERS

As of the date of this proxy statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this proxy statement. In the event that any additional matter is properly brought before the meeting for stockholder action, properly voted proxies will be voted in accordance with the judgment of the named proxies.

Your vote is very important no matter how many shares you own. You are urged to read this proxy statement carefully and, whether or not you plan to attend the meeting, to promptly submit a proxy: (1) by telephone or over the Internet following the instructions on the enclosed BLUE proxy card or (2) by signing, dating and returning the enclosed BLUE proxy card in the enclosed postage-paid envelope.

If you have any questions or require any assistance with voting your shares, please contact Ashland’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Stockholders may call toll-free: 1 (877) 456-3402

Banks and Brokers may call collect: 1 (212) 750-5833

Your cooperation in giving this matter your prompt attention is appreciated.

PETER J. GANZ Senior Vice President, General Counsel and Secretary

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APPENDIX A: SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

Ashland, its directors, its director nominees and certain of its executive officers and employees are participants in a solicitation of proxies in connection with the Annual Meeting. The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the names and business addresses of our directors and nominees, and the names, present principal occupations and business addresses of our officers and employees who are considered to be “participants” in our solicitation of proxies from our stockholders in connection with the Annual Meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our directors (other than Barry W. Perry) and director nominees are described in the section captioned “Proposal One—Election of Directors.” The names of our directors and nominees are below. The business address of each of the directors and director nominees is 50 E. RiverCenter Boulevard, Covington, Kentucky 41011.

Name
Brendan M. Cummins
William G. Dempsey
Jay V. Ihlenfeld
Susan L. Main
Jerome A. Peribere
Barry W. Perry*
Mark C. Rohr
Janice J. Teal
Michael J. Ward
Kathleen Wilson-Thompson
William A. Wulfsohn

*

Consistent with Ashland’s director retirement policy set forth in the Corporate Governance Guidelines, Mr. Perry will retire from the Board as of the 2019 Annual Meeting and will not stand for reelection. Mr.  Perry’s principal occupation is former Chairman and Chief Executive Officer of Engelhard Corporation.

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is 50 E. RiverCenter Boulevard, Covington, Kentucky 41011.

Name	Title
William A. Wulfsohn	Chairman and Chief Executive Officer
J. Kevin Willis	Senior Vice President and Chief Financial Officer
Peter J. Ganz	Senior Vice President, General Counsel and Secretary
Seth A. Mrozek	Director, Investor Relations

Information Regarding Ownership of Ashland Securities by Participants

The number of shares of Common Stock held as of October 31, 2018 by the Participants who are directors or executive officers is described in the section captioned “Ashland Common Stock Ownership of Directors and Executive Officers of Ashland” of this proxy statement. The following table sets forth the number of shares held as of October 31, 2018 by our other employees who are deemed Participants in our solicitation of proxies. Ashland is unaware of any Participant who owns

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any securities of Ashland of record that such Participant does not own beneficially, except as described in this proxy statement.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership
Seth A. Mrozek	1,325*

*

Includes 1,052 units of restricted stock units (share equivalents) that vest within 60 days of October 31, 2018 and 273 shares of Ashland Common Stock with respect to which Mr. Mrozek has the right to acquire beneficial ownership within 60 calendar days after October 31, 2018, through the exercise of stock appreciation rights (“SARs”). SARs included in this table are reported on a net basis based on the closing price for Ashland Common Stock as reported on the New York Stock Exchange (“NYSE”) Composite Tape on October 31, 2018. All SARs are stock settled and are not issued in tandem with an option.

Information Regarding Transactions in Ashland’s Securities by Participants—Last Two Years

The following table sets forth information regarding purchases and sales of Ashland’s securities by each Participant from October 31, 2016 to October 31, 2018. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	# of Shares	Transaction Description
William A. Wulfsohn	11/16/2016	62,850	2
William A. Wulfsohn	11/16/2016	9,750	3
William A. Wulfsohn	11/18/2016	1,670	7
William A. Wulfsohn	11/18/2016	3,649	8
William A. Wulfsohn	1/3/2017	10,689	7
William A. Wulfsohn	1/30/2017	1,685	7
William A. Wulfsohn	6/5/2017	33,668	4	*
William A. Wulfsohn	6/5/2017	28,728	3	*
William A. Wulfsohn	6/5/2017	55,523	2
William A. Wulfsohn	6/5/2017	40,637	2
William A. Wulfsohn	6/5/2017	50,576	2
William A. Wulfsohn	7/19/2017	43,479	3
William A. Wulfsohn	9/13/2017	13,127	11
William A. Wulfsohn	11/15/2017	18,700	3
William A. Wulfsohn	11/15/2017	103,500	2
William A. Wulfsohn	11/16/2017	6,205	8
William A. Wulfsohn	11/16/2017	2,999	7
William A. Wulfsohn	11/20/2017	3,367	7
William A. Wulfsohn	11/20/2017	6,966	8
William A. Wulfsohn	1/29/2018	43,479	8
William A. Wulfsohn	1/29/2018	17,408	7
William A. Wulfsohn	1/29/2018	3,105	7
J. Kevin Willis	11/14/2016	779	7
J. Kevin Willis	11/15/2016	1,555	1
J. Kevin Willis	11/16/2016	8,532	10
J. Kevin Willis	11/16/2016	17,300	2
J. Kevin Willis	11/16/2016	2,700	3
J. Kevin Willis	11/16/2016	4,092	7
J. Kevin Willis	11/17/2016	1,744	7
J. Kevin Willis	11/18/2016	1,028	8
J. Kevin Willis	11/18/2016	494	7
J. Kevin Willis	11/18/2016	3,372	1
J. Kevin Willis	11/23/2016	4,440	1

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Name	Transaction Date	# of Shares	Transaction Description
J. Kevin Willis	12/30/2016	54	7
J. Kevin Willis	12/30/2016	172	8
J. Kevin Willis	6/2/2017	13,166	5
J. Kevin Willis	6/2/2017	8,036	3	*
J. Kevin Willis	6/5/2017	16,019	4	*
J. Kevin Willis	6/5/2017	1,082	2
J. Kevin Willis	6/5/2017	2,562	2
J. Kevin Willis	6/5/2017	2,317	2
J. Kevin Willis	6/5/2017	11,926	2
J. Kevin Willis	6/5/2017	15,283	2
J. Kevin Willis	6/5/2017	14,179	2
J. Kevin Willis	6/5/2017	11,572	2
J. Kevin Willis	7/19/2017	12,232	11
J. Kevin Willis	9/13/2017	3,677	11
J. Kevin Willis	11/13/2017	12,232	8
J. Kevin Willis	11/14/2017	4,080	7
J. Kevin Willis	11/14/2017	678	7
J. Kevin Willis	11/15/2017	1,352	1
J. Kevin Willis	11/15/2017	5,150	3
J. Kevin Willis	11/15/2017	28,450	2
J. Kevin Willis	11/16/2017	1,718	8
J. Kevin Willis	11/16/2017	802	7
J. Kevin Willis	11/17/2017	916	1
J. Kevin Willis	11/17/2017	2,344	7
J. Kevin Willis	11/20/2017	2,543	1
J. Kevin Willis	11/20/2017	943	7
J. Kevin Willis	11/20/2017	1,965	8
J. Kevin Willis	11/21/2017	1,022	1
J. Kevin Willis	11/27/2017	8,152	1
J. Kevin Willis	1/2/2018	318	8
J. Kevin Willis	1/2/2018	98	7
Peter J. Ganz	11/14/2016	398	7
Peter J. Ganz	11/16/2016	4,740	10
Peter J. Ganz	11/16/2016	10,700	2
Peter J. Ganz	11/16/2016	1,700	3
Peter J. Ganz	11/16/2016	1,852	7
Peter J. Ganz	11/17/2016	1,579	7
Peter J. Ganz	11/18/2016	192	7
Peter J. Ganz	11/18/2016	621	8
Peter J. Ganz	6/5/2017	13,774	4	*
Peter J. Ganz	6/5/2017	4,950	3	*
Peter J. Ganz	6/5/2017	9,452	2
Peter J. Ganz	6/5/2017	8,613	2
Peter J. Ganz	6/5/2017	6,625	2
Peter J. Ganz	6/5/2017	2,916	2
Peter J. Ganz	6/5/2017	13,693	2
Peter J. Ganz	6/5/2017	6,537	2
Peter J. Ganz	7/19/2017	7,092	3
Peter J. Ganz	9/13/2017	2,249	11
Peter J. Ganz	11/13/2017	7,092	8
Peter J. Ganz	11/14/2017	2,188	7
Peter J. Ganz	11/14/2017	356	7
Peter J. Ganz	11/15/2017	3,200	3

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Name	Transaction Date	# of Shares	Transaction Description
Peter J. Ganz	11/15/2017	17,650	2
Peter J. Ganz	11/16/2017	1,081	8
Peter J. Ganz	11/16/2017	334	7
Peter J. Ganz	11/17/2017	1,508	7
Peter J. Ganz	11/20/2017	1,883	1
Peter J. Ganz	11/20/2017	495	7
Peter J. Ganz	11/20/2017	1,188	8
Seth A. Mrozek	11/14/2016	23	7
Seth A. Mrozek	11/14/2016	23	7
Seth A. Mrozek	11/16/2016	151	3
Seth A. Mrozek	11/16/2016	950	2
Seth A. Mrozek	11/18/2016	67	8
Seth A. Mrozek	11/18/2016	23	7
Seth A. Mrozek	11/22/2016	132	1
Seth A. Mrozek	6/5/2017	795	2	*
Seth A. Mrozek	6/5/2017	839	2	*
Seth A. Mrozek	6/5/2017	313	3	*
Seth A. Mrozek	6/5/2017	59	3	*
Seth A. Mrozek	11/13/2017	42	7
Seth A. Mrozek	11/15/2017	400	3
Seth A. Mrozek	11/15/2017	2,300	3
Seth A. Mrozek	11/15/2017	2,000	2
Seth A. Mrozek	11/16/2017	95	8
Seth A. Mrozek	11/16/2017	32	7
Seth A. Mrozek	11/20/2017	130	8
Seth A. Mrozek	11/20/2017	43	7
Seth A. Mrozek	11/30/2017	234	1
Seth A. Mrozek	2/2/2018	1,270	6
Seth A. Mrozek	2/2/2018	894	6
Seth A. Mrozek	2/2/2018	1,124	12
Seth A. Mrozek	2/2/2018	780	12
Seth A. Mrozek	2/2/2018	260	1
Seth A. Mrozek	8/21/2018	1,767	3
Brendan M. Cummins	1/26/2017	946	3
Brendan M. Cummins	6/2/2017	6,887	3	*
Brendan M. Cummins	1/25/2018	1,453	3
William G. Dempsey	1/26/2017	946	3
William G. Dempsey	6/2/2017	1,240	3
William G. Dempsey	6/5/2017	883	4	*
William G. Dempsey	1/25/2018	1,453	3
Jay V. Ihlenfeld	1/26/2017	946	3
Jay V. Ihlenfeld	1/26/2017	1,000	4
Jay V. Ihlenfeld	6/2/2017	839	3
Jay V. Ihlenfeld	6/5/2017	883	4	*
Jay V. Ihlenfeld	1/25/2018	1,453	3
Susan L. Main	7/19/2017	823	3
Susan L. Main	7/19/2017	1,883	4
Susan L. Main	1/25/2018	1,453	3
Jerome A. Peribere	1/25/2018	1,883	4
Jerome A. Peribere	1/25/2018	1,453	3
Barry W. Perry	1/26/2017	946	3
Barry W. Perry	6/2/2017	25,990	3
Barry W. Perry	6/5/2017	883	4	*

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Name	Transaction Date	# of Shares	Transaction Description
Barry W. Perry	1/25/2018	1,453	3
Barry W. Perry	1/25/2018	1,261	9
Mark C. Rohr	1/26/2017	946	3
Mark C. Rohr	6/2/2017	24,045	3
Mark C. Rohr	6/5/2017	883	4	*
Mark C. Rohr	1/25/2018	1,453	3
Janice J. Teal	1/26/2017	946	3
Janice J. Teal	6/2/2017	2,651	5
Janice J. Teal	6/2/2017	5,332	3
Janice J. Teal	6/5/2017	883	4	*
Janice J. Teal	1/25/2018	1,453	3
Michael J. Ward	12/30/2016	229	5
Michael J. Ward	1/26/2017	946	3
Michael J. Ward	3/31/2017	201	5
Michael J. Ward	6/2/2017	34,163	5
Michael J. Ward	6/2/2017	25,991	3
Michael J. Ward	6/5/2017	883	4	*
Michael J. Ward	6/30/2017	379	5
Michael J. Ward	9/29/2017	382	5
Michael J. Ward	12/29/2017	351	5
Michael J. Ward	1/25/2018	1,453	3
Michael J. Ward	3/29/2018	358	5
Michael J. Ward	6/29/2018	320	5
Michael J. Ward	9/28/2018	298	5
Kathleen Wilson-Thompson	7/19/2017	1,883	4
Kathleen Wilson-Thompson	7/19/2017	823	3
Kathleen Wilson-Thompson	1/25/2018	1,453	3

Transaction Description

1.	Sale pursuant to 10b5-1 plan

2.	Grant of Stock Appreciation Rights (“SARs”)

3.	Grant of Restricted Stock Units (“RSUs”) (including both performance-based and time-based vesting RSUs)

4.	Grant of restricted stock

5.	Acquisition of Common Stock Units (“CSUs”)

6.	Exercise of SARs

7.	Shares withheld for taxes incident to the vesting of equity awards

8.	Shares issued upon the settlement of RSUs or CSUs

9.	Intra-Plan transfer

10.	Shares acquired upon settlement of LTIPP award

11.	RSUs granted pursuant to LTIPP award

12.	Shares withheld for taxes and strike price payment incident to the exercise of SARs

*	Represents an adjustment to existing equity awards in connection with the spin-off of Valvoline.

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Miscellaneous Information Regarding Participants

Except as described in the proxy statement or this Appendix A, to Ashland’s knowledge: none of the Participants or their associates (i) beneficially owns, directly or indirectly, any shares or other securities of Ashland or any of Ashland’s subsidiaries; or (ii) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, other than as set forth in this Appendix A or this proxy statement, neither Ashland nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Appendix A or this proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by Ashland or its affiliates or with respect to any future transactions to which Ashland or any of its affiliates will or may be a party; or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Ashland’s last fiscal year or any currently proposed transactions, to which Ashland or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

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APPENDIX B

USE OF NON-GAAP MEASURES AND NON-GAAP RECONCILIATIONS

Use of Non-GAAP Measures

Ashland has included within this document the following non-GAAP measures, on both a consolidated and reportable segment basis, which are not defined within U.S. GAAP and do not purport to be alternatives to net income or cash flows from operating activities as a measure of operating performance or cash flows:

•	EBITDA—net income (loss), plus income tax expense (benefit), net interest and other financing expenses, and depreciation and amortization.

•

Adjusted EBITDA—EBITDA adjusted for noncontrolling interests, discontinued operations, net gain (loss) on acquisitions and divestitures, other income and (expense) and key items (including the remeasurement gains and losses related to pension and other postretirement plans).

•	Adjusted earnings per share (EPS)—income (loss) from continuing operations, adjusted for key items, net of tax, divided by the average outstanding diluted shares for the applicable period.

•	Free cash flow—operating cash flows less capital expenditures and certain other adjustments as applicable.

Management believes the use of EBITDA and Adjusted EBITDA measures on a consolidated and reportable segment basis assists investors in understanding the ongoing operating performance by presenting comparable financial results between periods. Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes and certain other charges that are highly variable from year to year, EBITDA and Adjusted EBITDA provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA and Adjusted EBITDA exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA and Adjusted EBITDA provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units and provide continuity to investors for comparability purposes.

The Adjusted diluted EPS metric enables Ashland to demonstrate what effect key items have on an earnings per diluted share basis by taking income (loss) from continuing operations, adjusted for key items after tax that have been identified in the Adjusted EBITDA table, and dividing by the average outstanding diluted shares for the applicable period. Ashland’s management believes this presentation is helpful to illustrate how the key items have impacted this metric during the applicable period.

The free cash flow metric enables Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, free cash flow includes the impact of capital expenditures from continuing operations, providing a more complete picture of cash generation. Free cash flow has certain limitations, including that it does not reflect adjustment for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

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Although Ashland provides forward-looking guidance for Adjusted EBITDA, Adjusted diluted EPS and free cash flow, Ashland is not reaffirming or providing forward-looking guidance for U.S. GAAP-reported financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items that affect these metrics such as domestic and international economic, political, legislative, regulatory and legal actions. In addition, certain economic conditions, such as recessionary trends, inflation, interest and monetary exchange rates, government fiscal policies and changes in the prices of certain key raw materials, can have a significant effect on operations and are difficult to predict with certainty.

These non-GAAP measures should be considered supplemental in nature and should not be construed as more significant than comparable measures defined by U.S. GAAP. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with U.S. GAAP. The non-GAAP measures provided are used by Ashland management and may not be determined in a manner consistent with the methodologies used by other companies. EBITDA and Adjusted EBITDA provide a supplemental presentation of Ashland’s operating performance on a consolidated and reportable segment basis. Adjusted EBITDA generally includes adjustments for items that impact comparability between periods.

In accordance with U.S. GAAP, Ashland recognizes actuarial gains and losses for defined benefit pension and other postretirement benefit plans annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement during a fiscal year. Actuarial gains and losses occur when actual experience differs from the estimates used to allocate the change in value of pension and other postretirement benefit plans to expense throughout the year or when assumptions change, as they may each year. Significant factors that can contribute to the recognition of actuarial gains and losses include changes in discount rates used to remeasure pension and other postretirement obligations on an annual basis or upon a qualifying remeasurement, differences between actual and expected returns on plan assets and other changes in actuarial assumptions; for example, the life expectancy of plan participants. Management believes Adjusted EBITDA, which includes the expected return on pension plan assets yet excludes both the actual return on pension plan assets and the impact of actuarial gains and losses, provides investors with a meaningful supplemental presentation of Ashland’s operating performance. Management believes these actuarial gains and losses are primarily financing activities that are more reflective of changes in current conditions in global financial markets (and in particular interest rates) that are not directly related to the underlying business. For further information on the actuarial assumptions and plan assets referenced above, see Note N of the Notes to Consolidated Financial Statements of Ashland’s 2018 Annual Report.

Business Unit EBITDA and Adjusted EBITDA

The EBITDA and Adjusted EBITDA amounts presented for each business unit are provided as a means to enhance the understanding of financial measurements that Ashland has internally determined to be relevant measures of comparison for each segment. Each of these non-GAAP measures is defined as follows: EBITDA (operating income plus depreciation and amortization) and Adjusted EBITDA (EBITDA adjusted for key items, which may include pro forma effects for significant acquisitions or divestitures, as applicable). Ashland does not allocate items to each reportable segment below operating income, such as interest expense and income taxes. As a result, business unit EBITDA and Adjusted EBITDA are reconciled directly to operating income since it is the most directly comparable Statements of Consolidated Comprehensive Income caption.

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Non-GAAP Reconciliations

Ashland Global Holdings Inc. and Consolidated Subsidiaries
RECONCILIATION OF NON-GAAP DATA—ADJUSTED EBITDA
(in millions)	2018	2017
Net income	$114	$28
Income tax expense	9	7
Net interest and other financing expense	122	234
Depreciation and amortization	298	282

EBITDA	543	551
Income from discontinued operations (net of taxes)	(9)	(133)
Restructuring, separation and other costs	85	87
Accelerated depreciation	14	19
Environmental reserve adjustments	44	9
Asset impairments	16	-
Tax indemnity expense	5	-
Net loss on acquisitions and divestitures	2	6
Losses (gain) on pension and other postretirement plan remeasurements	(12)	6
Legal settlement/reserve	(5)	5
Unplanned plant shutdowns	-	13
Inventory fair value adjustment	-	7

Adjusted EBITDA	$683	$570

  ADJUSTED EBITDA—SPECIALTY INGREDIENTS

(in millions)	2018	2017
Operating income	$314	$233
Depreciation and amortization	246	229

EBITDA	560	462
Accelerated depreciation	6	14
Severance and other costs	5	4
Asset impairment	2	-
Environmental reserve adjustment	1	-
Inventory fair value adjustment	-	7
Unplanned plant shutdown	-	6

Adjusted EBITDA	$574	$493

EBITDA—COMPOSITES

(in millions)	2018	2017
Operating income	$73	$67
Depreciation and amortization	22	22

EBITDA*	$95	$89

*	There were no key items during 2018 and 2017.

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ADJUSTED EBITDA—INTERMEDIATES AND SOLVENTS

(in millions)	2018	2017
Operating income (loss)	$31	$(12)
Depreciation and amortization	30	31

EBITDA	61	19
Unplanned plant shutdown	-	7

Adjusted EBITDA	$61	$26

RECONCILIATION OF NON-GAAP DATA—ADJUSTED EPS

	2018	2017
Diluted EPS from continuing operations	$1.66	$(1.69)

Restructuring, separation and other costs	1.56	1.70
Environmental reserve adjustments	0.68	0.15
Asset impairments	0.25	-
Losses (gain) on pension and other postretirement plan remeasurements	(0.20)	0.09
Tax indemnity expense	0.08	-
Net loss on acquisitions and divestitures	0.04	0.09
Legal settlement/reserve	(0.07)	0.07
Unplanned plant shutdowns	-	0.21
Inventory fair value adjustment	-	0.11
Debt refinancing costs	0.02	1.78

Key items, before tax	2.36	4.20
Tax effect of key items	(0.52)	(1.40)

Key items, after tax	1.84	2.80
Deferred tax rate changes	(2.19)	-
One-time transition tax	2.00	-
Uncertain tax positions	(0.40)	-
Restructuring and separation activity	0.56	0.28
Other tax reform	0.17	-
Valuation allowances	(0.06)	(0.33)
Foreign dividends	-	1.38

Tax specific key items	0.08	1.33

Total key items	1.92	4.13

Adjusted diluted EPS from continuing operations	$3.58	$2.44

RECONCILIATION OF NON-GAAP DATA—FREE CASH FLOW

(in millions)	2018	2017
Cash flows provided by operating activities from continuing operations	$344	$273
Additions to property, plant and equipment	(185)	(199)

Free cash flows	$159	$74

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Ashland Global Holdings Inc. and Consolidated Subsidiaries

RECONCILIATION OF OTHER NON-GAAP DATA

(Preliminary and unaudited)

ADJUSTED EBITDA USED FOR INCENTIVE COMPENSATION

(in millions)	2018
Net income	$114
Income tax expense	9
Net interest and other financing expense	122
Depreciation and amortization	298

EBITDA	543
Income from discontinued operations (net of taxes)	(9)
Separation, restructuring and other costs, net	85
Accelerated depreciation	14
Environmental reserve adjustments	44
Asset impairments	16
Tax indemnity expense	5
Net loss on acquisitions and divestitures	2
Losses (gain) on pension and other postretirement plan remeasurements	(12)
Legal settlement/reserve	(5)

Adjusted EBITDA	683
Management exceptions*	5

Adjusted EBITDA used for incentive compensation	$688

*	Management exceptions of $5 million primarily consist of legacy environmental expense.

FREE CASH FLOWS USED FOR INCENTIVE COMPENSATION

(in millions)	2018
Cash flows provided by operating activities from continuing operations	$344
Additions to property, plant and equipment	(185)

Free cash flows	159
Management exceptions*	39

Free cash flows used for incentive compensation	$197**

*	Management exceptions of $39 million consist of the effect of restructuring and severance payments.
**	Numbers may not sum due to rounding.

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FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, as well as the economy and other future events or circumstances. These statements include, but may not be limited to, Ashland’s assessment on its progress towards becoming a premier specialty chemicals company and its expectations regarding its ability to drive sales and earnings growth, realize further cost reductions and complete the divestiture of its Composites business and Marl BDO facility during the anticipated timeframe or at all.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the program to eliminate certain existing corporate and Specialty Ingredients expenses (including the possibility that such cost eliminations may not occur or may take longer to implement than anticipated), the divestiture of its Composites segment and the Marl BDO facility, and related merchant I&S products (including, in each case, the possibility that the transaction may not be completed or, if the transaction is completed, Ashland may not realize the anticipated benefits from the transaction), the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of Pharmachem (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); Ashland’s ability to generate sufficient cash to finance its stock repurchase plans; severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters); and without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this proxy statement whether as a result of new information, future events or otherwise.

/ efficacy usability allure integrity profitability™	B-6

PRELIMINARY COPY – SUBJECT TO COMPLETION

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

• TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED •

ASHLAND GLOBAL HOLDINGS INC.	BLUE PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on [DATE].

The undersigned hereby appoints William A. Wulfsohn and Peter J. Ganz, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Global Holdings Inc. Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on [DATE], and at any adjournment or postponement thereof.

This Proxy, when properly executed, will be voted in the manner you have directed. If you return a signed proxy with no direction given with respect to certain proposals, it will be voted in accordance with the Board of Directors’ recommendation with respect to any such proposals.

(Continued and to be signed on the reverse side)

ASHLAND GLOBAL HOLDINGS INC.

YOUR VOTE IS IMPORTANT!

Please take a moment now to vote your shares of Ashland Global Holdings Inc.

common stock for the upcoming 2019 Annual Meeting of Stockholders.

YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS:

Vote by Internet

Please access https://www.proxyvotenow.com/ash (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below.

Vote by Telephone

Please call toll-free in the U.S. or Canada at 1-866-883-2403, on a touch-tone telephone. (If outside the U.S. or Canada, call 1-646-880-9101.) Then, simply follow the easy voice prompts.

You will be required to provide the unique Control Number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner.

Vote by Mail

Please complete, sign, date and return the proxy card in the envelope provided to: Ashland Global Holdings Inc., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

• TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED •

ASHLAND GLOBAL HOLDINGS INC.	BLUE PROXY

The Board of Directors recommends a vote “FOR ALL” the nominees listed in proposal 1 and “FOR” proposals 2 and 3.

1.	Election of ten Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified, as set forth in the Proxy Statement.

Nominees: (1) Brendan M. Cummins; (2) William G. Dempsey; (3) Jay V. Ihlenfeld; (4) Susan L. Main; (5) Jerome A. Peribere; (6) Mark C. Rohr; (7) Janice J. Teal; (8) Michael J. Ward; (9) Kathleen Wilson-Thompson; (10) William A. Wulfsohn.

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
☐	☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the “For All Except” box above and write the name(s) of the nominee(s) for which you would like to withhold authority in the space provided below).

2.	Ratification of the appointment of Ernst & Young LLP as independent registered public accountants for fiscal 2019.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.

A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

☐ FOR	☐ AGAINST	☐ ABSTAIN

        In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Date:

Signature:

Signature:

Title

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. If more than one owner, each should sign. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.